SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed  by  the  registrant [X]
Filed  by  a  party  other  than  the  registrant [ ]
Check  the  appropriate  box:
     [ ]  Confidential,  for  Use  of  the Commission Only (as permitted by Rule
     [ ]  14a-6(e)(2)
     [X]  Preliminary  proxy  statement
     [ ]  Definitive  proxy  statement
     [ ]  Definitive  additional  materials
     [ ]  Soliciting  material  pursuant  to  Rule  14a-11(c)  or  Rule  14a-12

                            NICOLET BANKSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):
     [ ]  No  fee  required
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)Title  of  each  class  of  securities  to  which  transaction  applies:

--------------------------------------------------------------------------------

     (2)Aggregate  number  of  securities  to  which  transaction  applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

     (4)Proposed  maximum  aggregate  value  of  transaction:

--------------------------------------------------------------------------------

     (5)Total  fee  paid:

--------------------------------------------------------------------------------
     [ ]       Fee  paid  previously  with  preliminary  materials:

--------------------------------------------------------------------------------
     [X]       Check  box  if  any  part  of  the  fee  is offset as provided by
          Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)Amount  previously  paid:
                                    $851.29
--------------------------------------------------------------------------------

     (2)Form,  Schedule  or  Registration  Statement  no.:
                                 Schedule 13E-3
--------------------------------------------------------------------------------

     (3)Filing  Party:
                            Nicolet Bankshares, Inc.
--------------------------------------------------------------------------------

     (4)Date  Filed:
                                December 17, 2004
--------------------------------------------------------------------------------

                            NICOLET  BANKSHARES, INC.
                           110 South Washington Street
                           Green Bay, Wisconsin 54301

                                           , 2005
                             --------------


Dear  Shareholder:

     You  are  cordially  invited  to  attend a special meeting of shareholders,
which will be held at           , on           , 2005, at Nicolet National Bank,
                      ----------     ----------
110 South Washington Street, Green Bay, Wisconsin. I hope that you will be able to attend the meeting, and I look forward to seeing you.

     At the meeting, you will be asked to vote on an Agreement and Plan of Reorganization (the "Plan") that is designed to take Nicolet private by reducing its number of shareholders of record below 300. Once Nicolet is a private company, it will realize significant cost savings resulting from the termination of its reporting obligations under the Securities Exchange Act of 1934.

     The Plan provides for the merger of Nicolet Interim Corporation ("Interim") with and into Nicolet, with Nicolet surviving the merger (the "Reorganization"). Interim is a new Wisconsin corporation formed solely to effect the Reorganization. If the Plan is approved by our shareholders, it will affect them as follows:

If you are a record shareholder with:  Effect:
-------------------------------------  -------
More than 1,500 shares:                Will continue to hold the same number of
                                       shares

1,500 or fewer shares:                 Will be entitled to $18.25 in cash,
                                       without interest, per share

     We are proposing this transaction because our board has concluded, after careful consideration, that the costs and other disadvantages associated with being a public company outweigh the advantages. The reasons for the Reorganization include:

     - our estimation that we will eliminate costs and avoid immediately anticipated future costs of approximately $514,500 per year by eliminating the requirement to file SEC reports and reducing our shareholder communications expenses;

     - our relatively thin trading market, which we believe does not provide a benefit typically associated with status as a public company; and

     - the increased time and flexibility that will be available for our management team to consider and initiate actions designed to produce long-term benefits and growth.

     We plan to effect the Reorganization by filing articles of merger as soon as possible after we obtain shareholder approval of the Plan. The date on which we file the articles of merger will serve as the record date for determining the ownership of shares for purposes of the Reorganization.

     The  board  of  directors has established             , 2005, as the record
                                               ------------
date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card  and  return  it  in the envelope provided in time for it to be received by
          , 2005. If you attend the meeting, you may vote in person, even if you
----------
have  previously  returned  your  proxy  card.

     The board of directors has unanimously determined that the Plan is fair to Nicolet's unaffiliated shareholders, and has voted unanimously in favor of the Plan. On behalf of the board of directors, I urge you to vote FOR approval of the Plan.

                                      Sincerely,


                                      /s/  Robert  B.  Atwell
                                      President and Chief Executive Officer

                            NICOLET  BANKSHARES, INC.
                           110 South Washington Street
                           Green Bay, Wisconsin 54301
                                 (920) 430-1400

                  NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD           , 2005
                                      ----------

     A special meeting of shareholders of Nicolet  Bankshares, Inc. will be held
on            ,  2005,  at  Nicolet  National Bank, 110 South Washington Street,
    ----------
Green  Bay,  Wisconsin,  for  the  following  purposes:

     (1) To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Nicolet Interim Corporation with and into Nicolet, with Nicolet surviving the merger and the holders of 1,500 or fewer shares of Nicolet common stock receiving $18.25 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed Proxy Statement.
                          ----------

     (2) To transact any other business as may properly come before the meeting or any adjournment of the meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PLAN.

     Nicolet's shareholders are entitled to statutory dissenters' rights under the Plan. If Nicolet's shareholders approve the Plan, shareholders who elect to dissent from approval of the Plan are entitled to receive the "fair value" of their shares of common stock if they comply with the provisions of Subchapter XIII of the Wisconsin Business Corporation Law regarding the rights of dissenting shareholders. We have attached a copy of Subchapter XIII of the Wisconsin Business Corporation Law as Appendix B to the accompanying Proxy
                                           -----------
Statement.

     The  board  of directors has set the close of business on           , 2005,
                                                               ----------
as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

     We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

     If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                      By Order of the Board of Directors,


                                      /s/  Robert  B.  Atwell
                                      President  and  Chief  Executive  Officer

            ,  2005
------------

                            NICOLET  BANKSHARES, INC.
                           110 South Washington Street
                           Green Bay, Wisconsin 54301
                                 (920) 430-1400

--------------------------------------------------------------------------------

                                PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON           , 2005
                                       ----------
--------------------------------------------------------------------------------

     The board of directors of Nicolet Bankshares, Inc. ("Nicolet" or the "Company") has determined that it is in the best interests of Nicolet and its shareholders to effect a reorganization that will permit Nicolet to become a private company by reducing its number of shareholders of record below 300. Once private, Nicolet will realize significant cost savings by terminating the registration of its common stock under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and its related reporting obligations.

     The Plan provides for the merger of Nicolet Interim Corporation ("Interim") with and into Nicolet, with Nicolet surviving the merger. Interim is a new Wisconsin corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 1,500 shares or less of Nicolet common stock of record will receive $18.25 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization. Because the purpose of Reorganization is to reduce the number of shareholders of record below 300, the Plan permits our board of directors to increase the 1,500-share threshold prior to the date of the special shareholders' meeting to the extent necessary to ensure that the number of record shareholders will be less than 300 upon effectiveness of the Reorganization. If such action is necessary, we will notify our shareholders through a supplement to this Proxy Statement and will postpone the special shareholders' meeting to the extent necessary to allow shareholders to consider such action and change their votes if they so desire.

     This Proxy Statement provides you with detailed information about the proposed Reorganization. We encourage you to read this entire document carefully.

     The board of directors has determined that the Plan is fair to Nicolet's unaffiliated shareholders. Additionally, all of the directors, including those who are not employees of Nicolet, have unanimously approved the Plan. The Reorganization cannot be completed, however, unless the Plan is approved by the holders of a majority of the issued and outstanding shares of common stock. The current directors and executive officers of Nicolet beneficially own approximately 40% of the outstanding shares and have indicated that they intend to vote their shares in favor of the Plan.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE RECAPITALIZATION PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY OR DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE  DATE  OF  THIS PROXY STATEMENT IS             , 2005.  WE FIRST MAILED
                                            ------------
THIS  PROXY  STATEMENT  TO  THE  SHAREHOLDERS  OF NICOLET ON OR ABOUT THAT DATE.

                                IMPORTANT NOTICES

     Our common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     We have not authorized any person to give any information or to make any representations other than the information and statements included in this Proxy Statement. You should not rely on any other information. The information contained in this Proxy Statement is correct only as of the date of this Proxy Statement, regardless of the date it is delivered or when the Reorganization is effected. By accepting receipt of this Proxy Statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

     We will update this Proxy Statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

     We make forward-looking statements in this Proxy Statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reorganization is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

     (1) changes in economic conditions, both nationally and in our primary market area;

     (2) changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     (3) the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

     (4) the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

     (5) the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

     The words "we," "our," and "us," as used in this Proxy Statement, refer to Nicolet and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

                                TABLE OF CONTENTS

                                                                            PAGE
SUMMARY TERM SHEET . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION . . . . . . . . . . . . . .     6

SPECIAL FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
  PURPOSE OF THE REORGANIZATION. . . . . . . . . . . . . . . . . . . . . .     9
  ALTERNATIVES CONSIDERED. . . . . . . . . . . . . . . . . . . . . . . . .    10
  BACKGROUND OF THE REORGANIZATION . . . . . . . . . . . . . . . . . . . .    11
  REASONS FOR THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . .    13
  POTENTIAL DISADVANTAGES OF THE REORGANIZATION. . . . . . . . . . . . . .    14
  EFFECTS OF THE REORGANIZATION ON NICOLET . . . . . . . . . . . . . . . .    15
  EFFECTS OF THE REORGANIZATION ON AFFILIATES. . . . . . . . . . . . . . .    16
  EFFECTS OF THE REORGANIZATION ON SHAREHOLDERS GENERALLY. . . . . . . . .    17
  FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION. . . . . . . . . .    18
  PRO FORMA EFFECT OF THE REORGANIZATION . . . . . . . . . . . . . . . . .    21
  SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA. . . . . .    21
  RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION    22
  DETERMINATION BY INTERIM AND OTHER NICOLET AFFILIATES. . . . . . . . . .    27
  OPINION OF INDEPENDENT FINANCIAL ADVISOR . . . . . . . . . . . . . . . .    27

INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS. . . . . . . . .    39
  TIME AND PLACE OF MEETING. . . . . . . . . . . . . . . . . . . . . . . .    39
  RECORD DATE AND MAILING DATE . . . . . . . . . . . . . . . . . . . . . .    39
  NUMBER OF SHARES OUTSTANDING . . . . . . . . . . . . . . . . . . . . . .    39
  PURPOSE OF SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . .    39
  DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
  PROCEDURES FOR VOTING BY PROXY . . . . . . . . . . . . . . . . . . . . .    39
  REQUIREMENTS FOR SHAREHOLDER APPROVAL. . . . . . . . . . . . . . . . . .    40
  SOLICITATION OF PROXIES. . . . . . . . . . . . . . . . . . . . . . . . .    40

DESCRIPTION OF THE PLAN. . . . . . . . . . . . . . . . . . . . . . . . . .    41
  THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
  SOURCE OF FUNDS AND EXPENSES . . . . . . . . . . . . . . . . . . . . . .    44
  DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .    44

INFORMATION ABOUT NICOLET AND ITS AFFILIATES . . . . . . . . . . . . . . .    48
  DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . .    48
  STOCK OWNERSHIP BY AFFILIATES. . . . . . . . . . . . . . . . . . . . . .    50
  RECENT AFFILIATE TRANSACTIONS IN NICOLET STOCK . . . . . . . . . . . . .    51
  RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . .    52
  MARKET FOR COMMON STOCK AND DIVIDENDS. . . . . . . . . . . . . . . . . .    52
  DESCRIPTION OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . .    52
  SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . .    55

SELECTED HISTORICAL FINANCIAL DATA . . . . . . . . . . . . . . . . . . . .    57

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION . . . . . . . . . . . . . . .    59

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . .    64

APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION . . . . . . . . . . . . .   A-1

APPENDIX B  SUBCHAPTER XIII OF THE WISCONSIN BUSINESS CORPORATION LAW. . .   B-1

APPENDIX C  OPINION OF RYAN BECK & CO.. . . . . . . . . . . . . . . . . . .  C-1

APPENDIX D  FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004. . . . . . . . . .  D-1

APPENDIX E  FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS
            FOR THE YEAR ENDED DECEMBER 31, 2003. . . . . . . . . . . . . .  E-1

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the Plan. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this Proxy Statement, including the financial information and appendices. We urge you to review the entire Proxy Statement and accompanying materials carefully.

     - STRUCTURE OF THE REORGANIZATION: The Plan provides for the merger of Nicolet Interim Corporation ("Interim") with and into Nicolet, with Nicolet surviving the merger. Interim is a new Wisconsin corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 1,500 shares or less of Nicolet common stock of record as of the date of the special shareholders' meeting will receive $18.25 in cash for each share that they hold on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

          Because the purpose of Reorganization is to reduce the number of shareholders of record below 300, we may increase the 1,500-share threshold prior to the date of the special shareholders' meeting to the extent necessary to ensure that the number of record shareholders will be less than 300 upon effectiveness of the Reorganization. If such action is necessary, we will notify our shareholders through a supplement to this Proxy Statement and will postpone the special shareholders' meeting to the extent necessary to allow shareholders to consider such action and change their votes if they so desire.

     - DETERMINATION OF SHARES HELD OF RECORD: A shareholder who owns 1,500 shares or less of Nicolet common stock "of record" will receive $18.25 per share in cash in the Reorganization, while a record holder of over 1,500 shares will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or transfer the shares. For example, four separate certificates issued to a shareholder individually, as a joint tenant with someone else, as trustee, and in an IRA represent shares held by four different record holders, even though a single shareholder might control the voting or transfer of all of the shares. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, the Plan is based on the number of shares held of record without regard to the ultimate control of the shares. As a result, a single shareholder with over 1,500 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 1,500 shares or less. To avoid this, the shareholder would need to:

          - consolidate his or her ownership into a single holder of record owning over 1,500 shares;

          - acquire additional shares prior to the effective date of the Reorganization;

          - deposit his or her shares into a brokerage account to be held in "street name," so long as the broker will own more than 1,500 shares in all of its street name accounts when we close the Reorganization. See "Shares Held in Street Name" below.

     - SHARES HELD IN STREET NAME. It is important that our shareholders understand how shares that are held by them in "street name" will be treated. Shareholders who have transferred their shares of Nicolet common stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, each brokerage firm or custodian typically holds all shares of Nicolet common stock that its clients have deposited with it through a single nominee; this is what is meant by "street name." If that single nominee is the record shareholder for one or more accounts representing collectively more than 1,500 shares, then the stock registered in that nominee's name will be completely unaffected by the Reorganization. Because the Reorganization only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own 1,500 shares or less. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock as they did at the start of this transaction, even if the number of shares they own is 1,500 or less.

          If you hold your shares in "street name," you should talk to your broker, nominee or agent to determine how they expect the Reorganization to affect you. Because other "street name" holders who hold through your broker, agent or nominee may adjust their holdings prior to the Reorganization, you may have no way of knowing whether you will be cashed out in the transaction until it is completed. However, because we think it is likely that many brokerage firms or other nominees will hold more than 1,500 shares in any one account, we think it is likely that "street name" holders will remain continuing shareholders.

     - EFFECTS OF THE REORGANIZATION ON SHAREHOLDERS. See "Special Factors-Effects of the Reorganization on Affiliates" and "-Effects of the Reorganization on Shareholders Generally" on pages __ and __ for additional information about the effects of the Reorganization on shareholders, including:

          For  shareholders  who  retain  their  shares  in  the Reorganization:

               -    decreased  liquidity  in  our  common  stock;
               -    decreased  access  to  information  about  our  company;
               - immediate reductions in book value and earnings per share, followed by anticipated increases over the long term, as described in "Effects of the Reorganization on our Company" below; and
               - a slight increase in their percentage ownership of our common stock.

          For  shareholders  receiving  cash  in  the  Reorganization:

               -    receipt  of  $18.25  per  share  in  cash;
               -    loss  of  their  equity  and voting interest in our company;
               - federal income tax liability for any cash received in the Reorganization in excess of original cost; and
               - liquidation of a relatively illiquid ownership interest in our company without incurring brokerage costs.

          Additional effects on affiliated shareholders (directors, executive officers and 10% shareholders):
               - elimination of individual reporting obligations under federal securities laws;
               - elimination of a "safe harbor" for dispositions of their shares under federal securities laws; and
               - slight consolidation of management ownership (from approximately 40.3% to 43.4% of shares outstanding).

     -    EFFECTS  OF  THE  REORGANIZATION  ON  OUR  COMPANY:

          - our number of record shareholders, measured as of September 30, 2004, will be reduced from approximately 499 to approximately 233 and the number of outstanding shares of Nicolet common stock will decrease from approximately 2,957,654 to approximately 2,726,425, resulting in a slight decrease in the number of shares that will be available for purchase and sale in the market;

          - we will be entitled to suspend the registration of our common stock under the Securities Exchange Act of 1934, as amended, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission (the "SEC") or be classified as a public company;

          - the book value per share of Nicolet common stock as of September 30, 2004 on a historical basis will be reduced by approximately 5.8%, from approximately $11.23 on a historical basis to approximately $10.58 on a pro forma basis;

          - our diluted earnings per share as of September 30, 2004 and December 31, 2003 on a historical basis will decrease by approximately 3.1%, from approximately $0.32 to $0.31 on a pro forma basis;

          - our book value and earnings per share are likely to increase over the long term as a result of our anticipated expense savings and reduction in the number of outstanding shares;

          - the percentage ownership of Nicolet common stock beneficially owned by its executive officers and directors as a group will increase slightly from approximately 40.25% to 43.68%; and

          - our capital will be reduced, including a decrease in Tier I capital as of September 30, 2004, from approximately $35 million on a historical basis to approximately $31 million on a pro forma basis.

          See  page      for  a  more  detailed  description  of  these effects.
                     --

     - REASONS FOR THE REORGANIZATION: Our principal reasons for effecting the Reorganization are:

          - the cost savings of approximately $514,500 per year that we expect to experience as a result of the deregistration of our common stock under the

               Securities Exchange Act of 1934, as amended, and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock;

          - our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock; and

          - increased time and flexibility for our management team to focus on our customers and communities and to consider and initiate actions designed to produce long-term benefits and growth.

          See  page    for  more  detailed  information.
                    --

     - FAIRNESS OF THE REORGANIZATION: We believe that the Reorganization is fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. The board of directors has unanimously approved the Plan and the transactions contemplated thereby. The board's opinion is based on several factors, which are summarized beginning on page __. These factors include:

          - Report and Opinion of Independent Financial Advisor: Ryan Beck & Co., an independent financial advisor to the board of directors, has delivered a report that a range of $17.25 to $18.75 per share represents the range of fair value of the Nicolet common stock to be exchanged for cash in the Reorganization and its opinion that the price of $18.25 per share chosen by the board to be paid in the Reorganization is fair, from a financial point of view, to Nicolet's shareholders who will be cashed out under the Plan. See "Opinion of Independent Financial Advisor" on page __ for more information relating to the report and related financial analyses.

          - Historical Market Prices of the Nicolet Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. To our knowledge, the trading prices for our common stock during the past two years have ranged from $12.50 to $15.00 per share. We have never repurchased any shares of our common stock. The price per share to be paid in the Reorganization represents a 22% premium over the last known trading price for our common stock prior to our announcement of the Reorganization and over the average trading price for our common stock for 2004.

          - Earnings Multiple: The price per share that will be paid in the Reorganization reflects a multiple of 55.3 times Nicolet's earnings per share for the year ended December 31, 2003 and 42.8 times its annualized earnings for the 12 months ended September 30, 2004.

          - Premium to Book Value: The price per share to be paid in the Reorganization reflects a multiple of 1.62 times Nicolet's September 30, 2004 book value per share, representing a 62% premium.

          - Liquidity Provided: The Reorganization will provide liquidity, without brokerage costs, to shareholders who will receive cash for their shares in the Reorganization. We believe that this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized trading market for our stock.

     - EFFECTIVENESS OF THE REORGANIZATION: The Reorganization will not be effected unless and until Nicolet's shareholders approve the Reorganization. Assuming these events occur, and as shortly thereafter as is practicable, Nicolet will file articles of merger with the Wisconsin Department of Financial Institutions and thereby effect the Reorganization. We anticipate that the Reorganization will be effected in March of 2005. See page __ for more detailed information.

     - FINANCING FOR THE REORGANIZATION: We estimate that approximately $4,256,429 will be required to pay for the shares of Nicolet common stock exchanged for cash in the Reorganization and that we will incur approximately $125,000 in transaction expenses. We intend to finance the Reorganization through a $5,000,000 line of credit. See "Source of
          Funds  and  Expenses"  on  page      for  additional  information.
                                           ---

     -    DISSENTERS' RIGHTS: Shareholders are entitled to dissenters' rights in
          connection  with  the approval of the Plan. See page    and Appendix B
                                                                --    ---------
          for additional  information.

                 QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q:   WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this Proxy Statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

     This Proxy Statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We  first  sent  this  Proxy  Statement,  notice of special meeting and the
     enclosed  proxy  card  on  or  about             , 2005 to all shareholders
                                          ------------
     entitled to vote. The record date for those entitled to vote is           ,
                                                                     ----------
     2005.  On  that  date,  there  were              shares of our common stock
                                          ----------
     outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:   WHAT  IS  THE  TIME  AND  PLACE  OF  THE  SPECIAL  MEETING?

A:   The  special meeting will be held on            , 2005, at Nicolet National
                                          ----------
     Bank,  110 South Washington Street, Green Bay, Wisconsin, at      a.m./p.m.
                                                                  ----

Q:   WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A: All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of __________, 2005 may cast their votes in person or by proxy at the special meeting.

Q:   WHAT  IS  THE  VOTE  REQUIRED?

A: The proposal to approve the Plan must receive the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Plan. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Plan.

Q:   WHAT  IS  THE  PROPOSED  REORGANIZATION?

A: We are proposing that our shareholders approve a merger with an affiliated interim corporation in which holders of 1,500 or fewer shares of Nicolet common stock will receive the fair value of their shares in cash, while holders of more than 1,500 shares will be unaffected. The purpose of the transaction is to allow us to terminate our SEC reporting obligations (referred to as "going private") by reducing the number of our record shareholders to less than 300. This will allow us to suspend our registration under the Securities Exchange Act of 1934, as amended, and relieve us of the costs typically associated with the preparation and filing of public reports and other documents.

Q:   WHAT  WILL  I  RECEIVE  IN  THE  REORGANIZATION?

A: If you own in record name 1,500 or fewer shares of our common stock on the date of the Reorganization, you will receive $18.25 in cash from us for each effective share you own. If you own in record name more than 1,500 shares of our common stock on the date of the Reorganization, you will not receive any cash for your shares and will continue to hold the same number of shares of our common stock as you did before the transaction.

Q:   WHY  IS  1,500  SHARES  THE  "THRESHOLD'  NUMBER  FOR  DETERMINING  WHICH
     SHAREHOLDERS WILL BE CASHED OUT AND WHICH SHAREHOLDERS WILL REMAIN AS SHAREHOLDERS?

A: The purpose of the Reorganization is to reduce the number of our record shareholders to fewer than 300, which will allow us to de-register as an SEC reporting company. Our board selected 1,500 shares as the "threshold" to ensure that after the Reorganization, if approved, we will have fewer than 300 record shareholders.

Q:   MAY I BUY ADDITIONAL SHARES IN ORDER TO REMAIN A NICOLET SHAREHOLDER?

A:   Yes.  The  key  date  for  acquiring  additional  shares is the date of our
     shareholders'  meeting,               , 2005. This is because we anticipate
                              -------------
     effecting the Reorganization on or very shortly after that date. So long as you are able to acquire a sufficient number of shares to ensure that you are the record owner of more than 1,500 shares by the time we effect the Reorganization, your shares of common stock will not be cashed out in the Reorganization.

Q:   WHAT IF I HOLD MY SHARES IN "STREET NAME"?

A: The Reorganization will be effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder's shares will be cashed out. For shares held in "street name," if your brokerage firm holds more than 1,500 shares in total, you will not be cashed out, even if 1,500 or fewer shares are held on your behalf. If you hold shares in "street name," you should talk to your broker, nominee or agent to determine how the Reorganization will affect you. Q: WHAT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS REGARDING THE PROPOSAL?

A: Our board of directors has determined that the Plan is fair to our unaffiliated shareholders, both those who will continue as shareholders and those who will receive cash, and that it is advisable and in the best interests of Nicolet and its shareholders as a whole. Our board of directors has therefore unanimously approved the Plan and all transactions contemplated thereby and recommends that you vote "FOR" approval of the Plan.

Q:   WHAT  DO  I  NEED  TO  DO  NOW?

A: Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, postage-paid envelope so that your shares can be represented at the special meeting.

Q:   MAY  I  CHANGE  MY  VOTE  AFTER  I  HAVE  MAILED  MY  SIGNED  PROXY  CARD?

A: Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q: WHAT IF I DON'T RETURN A PROXY CARD OR VOTE MY SHARES IN PERSON AT THE SPECIAL MEETING?

A: If you don't return your proxy card or vote your shares in person at the special meeting, each of those shares will be treated as a non-vote and will have the same effect as a vote against approval of the Plan.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker will mail information to you that will explain how to give these instructions.

Q: WILL MY SHARES HELD IN "STREET NAME" OR ANOTHER FORM OF RECORD OWNERSHIP BE COMBINED FOR VOTING PURPOSES WITH SHARES I HOLD OF RECORD?

A: No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:   SHOULD  I  SEND  IN  MY  STOCK  CERTIFICATES  NOW?

A: No. After the Reorganization is completed, we will send instructions on how to receive any cash payments that you may be entitled to receive.

Q:   Will  I  have  dissenters'  rights  in  connection with the Reorganization?

A:   Yes.  Please  see  page      and Appendix B for a discussion of dissenters'
                              --      ----------
     rights  in  connection  with  the  Reorganization.

Q:   WHAT  IF  I  HAVE  QUESTIONS  ABOUT  REORGANIZATION  OR THE VOTING PROCESS?

A: Please direct any questions about the Reorganization or the voting process to our Chief Financial Officer, Jacqui A. Engebos, Nicolet National Bank, 110 South Washington Street, Green Bay, Wisconsin 54301, telephone (920) 430-1400.

                                 SPECIAL FACTORS

PURPOSE  OF  THE  REORGANIZATION

     The primary purpose of the Reorganization is to enable us to suspend the registration of our common stock under Section 12(g) of the Securities Exchange Act, which will result in the elimination of the expenses related to our disclosure and reporting requirements under the Act. It is also likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of shares. Finally, we expect that it will reduce the amount of time and attention our management team will be required to devote to SEC reporting and compliance activities. This will then enable them to focus more fully on serving our customers and communities and initiating actions designed to produce long-term benefits and growth.

     As of September 30, 2004, fewer than 300 shareholders held approximately 92% of our outstanding shares of common stock. As a result, there is a limited market for our shares and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under
Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2004 (the "Sarbanes-Oxley Act"). These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, board of directors and management team and having these reports reviewed by outside counsel and independent auditors. We expect a significant increase in the cost of remaining a public company as a result of the additional requirements prescribed by Section 404 of the Sarbanes-Oxley Act, which will require documentation, testing and auditing of our internal controls and is expected to place a significant burden on our management team, given our relatively limited resources to fulfill this compliance obligation.

     The cost of complying with all of these requirements is substantial, representing an estimated annual cost to us of approximately $514,500, which includes the ongoing expense of $315,000 related to our preparation of the internal controls report described above. In light of this expense and the lack of an organized trading market for our common stock, the board believes we receive little relative benefit from being registered under the Securities Exchange Act. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who are record holders of relatively small numbers of shares.

     In view of this cost, particularly in light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe the Reorganization will provide a more efficient means of using our capital to benefit our shareholders. At present, we believe that our thin trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

     The Plan is designed to substantially reduce the number of Nicolet's shareholders of record. As of September 30, 2004, approximately 53% of our shareholders owned 1,500 shares or less. The Reorganization will allow us to pay these shareholders a fair price for their shares in a limited trading market while eliminating the costs associated with servicing shareholders of record who own relatively small numbers of shares and saving the significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.

ALTERNATIVES  CONSIDERED

     In making our determination to proceed with the Reorganization, we considered other alternatives. We rejected these alternatives because we believed the Reorganization would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

     Reverse Stock Split. We considered declaring a reverse stock split at a ratio of 1-for-1,500, with cash payments to shareholders who would hold less than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction or engage in a subsequent forward stock split at the reverse split ratio. A reverse stock split is also less flexible than a cash-out merger, which permits the company to make special provisions for the treatment of certain shares, if desired. Although the Plan does not contain any provisions that are materially inconsistent with the effects of a reverse stock split, we believed it was important to select a structure at the outset that would permit flexibility to address specific situations to the extent consistent with the purpose of the Plan. In view of this increased flexibility and the administrative inconvenience involved in the issuance of fractional shares or in adding the additional step of a forward stock split, the board determined that the Plan would be a more effective method of reducing the number of shareholders and rejected the reverse stock split alternative.

     Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in our common stock being held by fewer than 300 shareholders of record. As a result, we rejected this alternative.

     Expense Reductions in Other Areas. While we might be able to offset the expenses relating to SEC registration and a large shareholder base by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or required compliance and internal control expenses in other areas. Our most significant area of potential savings would involve personnel costs, which would further burden the remaining employees, many of whom are already tasked with increasing regulatory compliance and reporting responsibilities. We believe that the expense savings that the Reorganization will enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reorganization.

     Business Combination. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a deregistration transaction, expenses will be reduced and our management will be better positioned to focus its attention on our core business and on activities that build shareholder value.

     Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined above, of being an SEC reporting company without the expected commensurate benefits. As a result, the board considered maintaining the status quo not to be in our best interests or the best interests of our unaffiliated shareholders and rejected this alternative.

BACKGROUND  OF  THE  REORGANIZATION

     During our May 2003 strategic planning sessions, our directors and executive officers discussed the topic of "going private" as part of our capital planning session. Although the group viewed it favorably, the subject was not pursued immediately in view of more urgent strategic business initiatives.

     The topic resurfaced during a discussion between our President, Robert B. Atwell and a representative from our external audit firm in September 2004.
During this discussion, our auditor questioned whether the current and prospective costs of SEC compliance were offset by a corresponding benefit to our shareholders. For example, our "hard costs" of compliance (legal, audit and consulting fees related directly to SEC compliance activities) may not be balanced in our case by the typical benefits of status as a public company, such as an active, liquid trading market or the ability to use our stock as acquisition currency. Discussion centered around the fact that the costs incurred did not represent a proportionate shareholder benefit and that the board needed to consider alternatives as a matter of exercising its fiduciary duty to the Company and its shareholders. Management had previously discussed the additional costs associated with internal controls documentation, testing, reporting and auditing requirements that would begin to affect us during the next year as a result of the Sarbanes Oxley Act and related SEC regulations. We were anticipating a significant increase in compliance and audit expenses as a result of these requirements, particularly in 2005, which would be the year for which we would first be required to produce an attested report.

     This meeting prompted subsequent discussion during late September 2004 among Mr. Atwell and our Executive Vice President, Michael E. Daniels, and our Chief Financial Officer, Jacqui A. Engebos, regarding these issues. They also discussed them with Susan Merkatoris, the Chair of the Company's audit committee, particularly with respect to the prospective costs and procedures involved in complying with the upcoming internal controls report under Section 404 of the Sarbanes-Oxley Act. In view of these issues, Ms. Merkatoris recommended further consideration of a going-private transaction.

     On October 18, 2004, Mr. Atwell requested that the Executive Committee discuss a possible going-private transaction at its October 22, 2004 meeting. At that meeting, the Executive Committee, consisting of Messrs. Atwell, Daniels, Ellsworth, Hendrickson, Hetzel and Long discussed the advantages and disadvantages of a going-private transaction, as more fully described in "-Purpose of the Reorganization;" "-Reasons for the Reorganization;" and "-Potential Disadvantages of the Reorganization."

     In view of these advantages and disadvantages, the Committee considered the following threshold issues: (i) the Company's short-term and long-term strategic objectives; (ii) the role the Company's stock plays in the community and in the marketplace; (iii) the extent to which the Company's shareholders are also customers and promoters of the Bank's business; and (iv) whether financing could be obtained on acceptable terms in order to finance a going-private transaction. After discussion, the Committee placed a further discussion of these issues on the agenda for the

November 16, 2004 board meeting. The Committee also decided, based upon counsel's recommendation, that the Company should engage an independent financial advisor to advise the Board with respect to the consideration to be paid in the contemplated transaction. Ms. Engebos then interviewed three firms that had been recommended by counsel and members of the Committee. After presenting the results of these interviews to management and the Board, Ryan, Beck & Co., Inc. was chosen as the financial advisor for the proposed transaction. The Board's selection was based on Ryan Beck's reputation and experiences in rendering valuation and fairness opinions, both generally and in the context of going-private transactions, and its knowledge of the financial services industry and the Company's business.

     Between October 22, 2004 and November 16, 2004, Ms. Engebos reviewed the shareholder list and discussed with Messrs. Atwell and Daniels the appropriate cash-out threshold to present for consideration by the Board. They determined that a 1,500-share threshold would enable the Company to reduce its number of record shareholders to approximately 233, which they believed provided an appropriate margin to allow for stock option exercises and other means of creating new shareholders without jeopardizing the requirement to remain below 300 shareholders of record. They also consulted with counsel regarding the terms of the Plan, and counsel prepared a draft of the Plan for consideration by the Board.

     On November 16, 2004, the Board of Directors met with counsel and representatives of Ryan Beck and the Company's financial consulting firm to discuss the potential going-private transaction. They discussed the effect of the 1,500 share threshold recommended by management, issues that had been considered by the Executive Committee and the matters that would be considered by Ryan Beck in preparing an independent valuation of the common stock and a fairness opinion relating to the cash-out price to be selected by the Board. Following this discussion, the board decided to approve the plan in substantially the form submitted by counsel with a 1,500 share cash-out threshold but without a cash-out price. The board authorized Ryan Beck to prepare an independent valuation of the common stock and to reconvene on December 9, 2004 for Ryan Beck's presentation of its report and for discussion of the appropriate cash-out price under the Plan. The Board withheld its determination of the substantive fairness of the Plan but, based on the factors discussed in "-Recommendation of the Board of Directors; Fairness of the Reorganization-Procedural Fairness," determined that the Plan was procedurally fair to unaffiliated shareholders, both those receiving cash under the Plan and those retaining their shares.

     Between November 16, 2004 and December 9, 2004, Ryan Beck reviewed data provided by management regarding Nicolet's performance, held various discussions with members of the management team and conducted the analyses supporting the valuation report. These activities are described in more detail in the "Opinion of the Financial Advisor" section of this proxy statement. Included in the information provided by management were net income projections of $3.0 million for 2005, $3.5 million for 2006, $4.0 million for 2007, $4.6 million for 2008 and $5.3 million for 2009. These projections assume asset growth of 12.0% per year for the years 2005 to 2009 and a tax rate of 28% per year for the years 2005 to 2009. They also assume that Nicolet has reached the age and asset size necessary to properly leverage its infrastructure. Management also considered the capacity of Nicolet's marketplace, the strength of its infrastructure, Nicolet's maturity and Nicolet's past investment in growth opportunities in formulating its projections.

     On the morning of December 9, 2004, the Board reconvened to consider the financial terms of the Plan. They discussed the price to be offered to unaffiliated shareholders receiving cash under the Plan, both from the standpoint of a fairness to those receiving cash and those retaining their shares, based on the multiples and market price information described under "---Recommendation of the Board of Directors; Fairness of the Reorganization-Substantive Fairness." The Board then authorized the Executive Committee to meet with the representative of Ryan Beck later that day to review the independent valuation report, with the non-management members of the committee (Messrs. Ellsworth, Hendrickson, Hetzel and Long) being directed to set the cash-out price based on the Board's discussions as well as the contents of the valuation report. The price and the Plan would then be submitted to the full Board for ratification and approval.

     Pursuant to the authorization described above, the Executive Committee met on the afternoon of December 9, 2004 and reviewed with Ryan Beck the independent valuation report. The Committee discussed the report and the other pricing factors considered by the Board earlier that day. Following such discussion, the non-management members of the Committee selected a price of $18.25 as the cash-out price and Ryan Beck delivered its opinion that such price was fair, from a financial point of view, to shareholders who would be cashed out under the Plan. The Committee then determined that the Plan was substantively fair to unaffiliated shareholders who would receive cash and to those who would retain their shares and presented the Plan and its fairness determinations to the Board for ratification and approval, which the Board provided the next day.

REASONS FOR THE REORGANIZATION

     As described above in "-Purpose of the Reorganization," the Reorganization will allow us to:

     - save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act;

     - eliminate the costs associated with servicing shareholders who own relatively small numbers of shares; and

     - provide additional time and flexibility for our management team to focus on our core business and on increasing shareholder value.

     We estimate that we will save approximately $514,500 per year in the following areas as a result of the reduction in the number of shareholders and the elimination of the registration of our common stock under the Securities Exchange Act.

Legal fees                      $ 35,000
Independent auditor fees         101,000
Accounting/internal controls
   consulting fees                30,000
Edgar conversion, printing and
   mailing expenses              33,5000
Section 404 Compliance Costs     315,000
                                --------

Total Costs                     $514,500
                                ========

     We also incur substantial indirect costs in management time spent in securities compliance activities. Although it is impossible to quantify these costs specifically, we have one vice president who spends an average of approximately 50% of her time on these activities, with a significant proportion of that time occurring during the first quarter of each year. These activities include preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing our disclosure and internal controls, monitoring and reporting transactions and other data relating to insiders' stock ownership, and consulting with external auditors and counsel on compliance issues. We expect that the amount of time spent in compliance-related activities would increase in 2005, principally in connection with the preparation of management's report on internal controls under Section 404 of the Sarbanes-Oxley Act.

     Eliminating the registration of our common stock under the Securities Exchange Act will also:

     - reduce significantly our legal, accounting, and other compliance costs relating to the requirements of the Sarbanes-Oxley Act and the Securities Exchange Act described in "-Background of the Reorganization" above.

     - reduce significantly the amount of information we are required to furnish to its shareholders and the public generally; and

     - eliminate the information we are required to furnish to the Securities and Exchange Commission.

     In addition, our common stock is not listed on an exchange and has historically been very thinly traded, which can make it difficult for our shareholders to buy or sell our stock efficiently. We also do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act of 1934 has benefited our shareholders in proportion to the costs we have incurred as a result of this registration.

     Although our SEC reporting obligations and the illiquid nature of our trading market have existed since we began filing reports with the SEC in 2002 and the Sarbanes-Oxley Act was enacted shortly thereafter, we are undertaking a going-private transaction at this point in our history principally in view of the significant increase in our reporting obligations resulting from our analysis of the nature, extent and additional expense of the internal control documentation and audit requirements that will begin to affect us in 2005. Furthermore, given the numerous legislative and regulatory changes that have arisen since the Act became law, such as accelerated and expanded current reporting obligations, and in view of the evolving nature of disclosure and compliance standards generally, we cannot predict that our compliance costs or obligations will remain stable in future years. After considering the increasing and unpredictable nature of these costs, the relative difficulty of controlling them in the face of dynamic and challenging legal requirements, and, in particular, the absence of a meaningful corresponding benefit, the board determined that the Reorganization would serve the Company's long-term best interests.

POTENTIAL  DISADVANTAGES  OF  THE  REORGANIZATION

     Our board considered that some shareholders may prefer to continue as Nicolet shareholders of an SEC reporting company, which is a factor weighing against the Reorganization. We believe, however, that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages. For example, we have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of any advantage that our status as a public company may offer.

     In addition, our market liquidity after the Reorganization could be even less than it is now because the number of shares of Nicolet common stock available to be traded will decrease. A further decrease in market liquidity may cause a decrease in the value of the shares. Conversely, however, a more limited supply of our common stock could also prompt a corresponding increase in its market price assuming stable or increased demand for the stock.

     After the Reorganization, we will no longer be required to file public reports of our financial condition and other aspects of our business with the SEC. As a result, shareholders will have less legally mandated access to information about our business and results of operations than they had prior to the Reorganization. We do, however, plan to continue to provide annual and quarterly reports to shareholders after the Reorganization. By deregistering with the SEC, however, we will be able to produce these reports at a lower cost, given that the disclosure requirements will be less extensive. We will also continue to file publicly available regulatory financial reports with The Office of the Comptroller of the Currency and the Federal Reserve Bank, which are our primary banking regulators.

     Finally, the Reorganization will require that we incur additional indebtedness and will reduce our capital. However, we believe that we will be able to service our debt and continue to be "well capitalized" for regulatory purposes and that we will have sufficient capital to support our anticipated growth.

EFFECTS  OF  THE  REORGANIZATION  ON  NICOLET

     Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of September 30, 2004, we believe that the Reorganization will reduce our number of record shareholders from approximately 499 to approximately 233. We estimate that approximately 233,229 shares held by approximately 266 shareholders of record will be exchanged for cash in the Reorganization. The number of outstanding shares of common stock as of September 30, 2004 will decrease from approximately 2,957,654 to approximately 2,726,425, representing a reduction of approximately 8%.

     Transfer of Book Value. Because (1) the price to be paid to holders of 1,500 or fewer shares of common stock will be $18.25 per share, (2) the number of shares of common stock expected to be cashed out as a result of the Reorganization is estimated to be approximately 233,229, (3) the total cost to Nicolet (including expenses) of effecting the Reorganization is expected to be approximately $4,381,429, and (4) at September 30, 2004, our aggregate shareholders' equity was approximately $33.2 million, or $11.23 per share, we expect that, as a result of the Reorganization, the book value per share of common stock as of September 30, 2004 will be decreased by approximately 5.8%, from approximately $11.23 per share on a historical basis to approximately $10.58 per share on a pro forma basis. We expect book value per share to increase over the long term, however, given that fewer shares will be outstanding.

     Decrease in Capital. As a result of the Reorganization, our capital will be reduced as of September 30, 2004 from approximately $33.2 million on a historical basis to approximately $28.8 million on a pro forma basis. We anticipate, however, that we will be "well capitalized" for bank regulatory purposes and that our subsidiary, Nicolet National Bank, will remain "well capitalized" for bank regulatory purposes.

     Decrease in Earnings per Share. We anticipate an immediate reduction in earnings per share as a result of the Reorganization. For example, we reported the same $0.32 in diluted earnings per share for the first nine months of 2004, as compared to $0.31 on a pro forma basis, representing a 3.1% decrease. Because we will have fewer shares outstanding after the Reorganization and anticipate significant future cost savings, however, our earnings per share are likely to increase on a pro forma basis over the long term.

     Elimination of Securities Exchange Act Registration. Our common stock is currently registered under the Securities Exchange Act. After the Reorganization, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to any reporting requirements under the Securities Exchange Act. As a result, we expect to eliminate costs and expenses associated with the Securities Exchange Act registration, which we estimate to be approximately $514,500 on an annual basis. See "-Background of the Reorganization" and "-Reasons for the Reorganization" for a discussion of the nature of the information we will no longer be required to provide.

     Effect on Market for Shares. Our common stock is not listed on an exchange, nor will it be listed after the Reorganization. The failure to be listed on an exchange, together with the reduction in public information concerning Nicolet as a result of its not being required to file reports under the Securities Exchange Act, could have an adverse effect on the liquidity of our common stock. We believe, however, that the incremental effect would be minimal in view of the current lack of an organized trading market for our stock.

     Financial Effects of the Reorganization. We estimate that approximately $4,256,429 will be required to pay for the shares of Nicolet common stock exchanged for cash in the Reorganization. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $125,000. We do not expect that the payment to shareholders receiving cash in the Reorganization and the payment of expenses will have a material adverse effect on our capital adequacy, liquidity, and results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the Reorganization, we do not know the net amount of cash to be paid to shareholders in the Reorganization. You should read the discussion under "Description of the Plan-Sources of Funds and Expenses" for a description of the sources of funds for the Reorganization and the fees and expenses we expect to incur in connection with the transaction.

EFFECTS  OF  THE  REORGANIZATION  ON  AFFILIATES

     In addition to the effects the Reorganization will have on shareholders generally, which are described in the next section, the Reorganization will have some additional specific effects on our executive officers and directors, each of whom may, as a result of his position, be deemed to be an affiliate of Nicolet. As used in this Proxy Statement, the term "affiliated shareholder" means any shareholder who is a director or executive officer of Nicolet or the beneficial owner of 10% or more of Nicolet's outstanding shares, and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder.

     Reductions  in  Book  Value  and  Earnings  per  Share.  Assuming  the
Reorganization had been completed as of September 30, 2004, our affiliated shareholders, including Messrs. Atwell and Daniels, would experience the same changes in book value and earnings per share as our unaffiliated shareholders who will be retaining their equity interest in our company: (i) a 5.8% decrease in book value per share from $11.23 on a historical basis to $10.58 on a pro forma basis; and (ii) a 3.1% decrease in diluted earnings per share for the first nine months of 2004 from $0.32 on a historical basis to $0.31 on a pro forma basis. If the Reorganization had been effected on December 31, 2003, their 2003 earnings per share would be the same amount on a pro forma basis. We anticipate, however, that these amounts will increase over the long term as a result of reductions in compliance expenses and total shares outstanding. See "Information About Nicolet and its Affiliates-Stock Ownership by Affiliates" for information about the number of shares of Nicolet common stock held by Messrs. Atwell and Daniels and our other affiliates.

     No Further Reporting Obligations Under the Securities Exchange Act. After the Reorganization, our common stock will not be registered under the Securities Exchange Act. As a result, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

     Consolidation of Management Ownership. As a result of the Reorganization, we expect that the percentage of beneficial ownership of Nicolet common stock held by our executive officers and directors as a group will increase slightly from approximately 40.3% before the Reorganization to approximately 43.4% after the Reorganization. None of the affiliated shareholders will receive cash in the Reorganization because they each own more than 1,500 shares of Nicolet common stock.

     Rule 144 Not Available. Because our common stock will not be registered under the Securities Exchange Act after the Reorganization, our executive officers and directors may be deprived of the ability to dispose of their shares of Nicolet common stock under Rule 144 under the Securities Act of 1933, which provides a "safe harbor" for resales of stock by affiliates of an issuer. Although they will continue to be able to sell their shares, the circumstances of such sales will need to be examined by counsel on a case-by-case basis to ensure compliance with federal securities laws.

EFFECTS  OF  THE  REORGANIZATION  ON  SHAREHOLDERS  GENERALLY

     The Reorganization will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. The effects will vary depending on whether the shareholder (i) receives cash for all of his or her shares, (ii) receives cash for some, but not all, of his or her shares and remains a shareholder, or (iii) does not receive cash for any of his or her shares and continues to hold the same number of shares following the Reorganization. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive cash for some of his or her shares while retaining ownership of the remaining shares following the Reorganization.

     The following sections describe the material effects that we expect to result from the Reorganization with respect to shares that are exchanged for cash and shares that are unaffected by the Reorganization. You may experience a combination of these effects if you receive cash for some of your shares while retaining ownership of other shares. The effects described below assume that 233,229 shares are exchanged for cash in the Reorganization.

     Cashed-out Shareholders. As to shares of our common stock that are exchanged in the Reorganization for cash, shareholders will experience the following effects:

     - Receipt of Cash. Shareholders will receive $18.25 in cash per share, without interest.

     - Loss of Ownership Interest. Shareholders will no longer have any equity or voting interest in Nicolet and will not participate in any future potential earnings or growth of the company or in any shareholder votes.

     - Taxes. Shareholders likely will be required to pay federal and, if applicable, state and local income taxes on cash received in the Reorganization. See "-Federal Income Tax Consequences of the Reorganization."

     - No Trading Costs. Shareholders will be able to liquidate their ownership interests without incurring brokerage costs.

     Remaining Shareholders. As to shares of our common stock that are not exchanged for cash in the Reorganization, shareholders will experience the following effects:

     - Continuing Interest. Shareholders will retain an ongoing equity interest in Nicolet and the ability to participate in any future potential earnings or growth.

     - Decreased Liquidity. We anticipate that the liquidity of our common stock will decrease as a result of the reduction in the number of shareholders from approximately 499 to approximately 233. The absence of a larger shareholder base and an organized trading market may restrict your ability to transfer your shares of stock following the Reorganization. See "-Effects of the Reorganization on Nicolet-Effect on Market for Shares."

     - Decreased Access to Information. If the Reorganization is completed, we intend to suspend the registration of our common stock under the Securities Exchange Act. As a result, we would no longer be required to file periodic reports with the Securities and Exchange Commission. See "-Effects of the Reorganization on Nicolet-Elimination of Securities Exchange Act Registration."

     - Reduction in Book Value per Share. Assuming the Reorganization had been completed as of September 30, 2004, the book value per share of our common stock as of September 30, 2004 would have been reduced from approximately $11.23 per share on a historical basis to approximately $10.58 per share on a pro forma basis, representing a 5.8% decrease. We expect book value per share to increase over the long term, however, given that fewer shares will be outstanding.

     - Decrease in Earnings per Share. Assuming the Reorganization had been completed as of December 31, 2003, our diluted earnings per share would have decreased 3.1% from $0.32 per share on a historical basis as of December 31, 2003 to approximately $0.31 per share on a pro forma basis. Had the Reorganization been completed as of September 30, 2004, the decrease would have been the same on a pro forma basis. We anticipate, however, that our earnings per share will increase over the long term as a result of the reduction in expenses and in total shares outstanding.

     - Slight Increase in Percentage Interest. Shareholders will experience a slight increase in their respective ownership percentages because there will be fewer shares outstanding.

FEDERAL  INCOME  TAX  CONSEQUENCES  OF  THE  REORGANIZATION

     Presented below are the material federal income tax consequences of the Reorganization to: (i) shareholders (including any affiliated shareholders) who will receive cash in the Reorganization; (ii) Messrs. Atwell, Daniels and all other shareholders who will retain shares of Nicolet common stock after the Reorganization; and (iii) Nicolet itself.

     The discussion does not address all U.S. federal income tax considerations that may be relevant to certain Nicolet shareholders in light of their particular circumstances. The discussion assumes that the Nicolet shareholders hold their shares of Nicolet common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reorganization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

     -    financial  institutions;
     -    insurance  companies;
     -    tax-exempt  organizations;

     -    dealers  in  securities  or  currencies;
     -    traders  in  securities  that  elect  to  mark-to-market;
     - persons that hold Nicolet common stock as part of a hedge, straddle or conversion transaction;
     - persons who are considered foreign persons for U.S. federal income tax purposes;
     - persons who acquired or acquire shares of Nicolet common stock pursuant to the exercise of employee stock options or otherwise as compensation; and
     - persons who do not hold their shares of Nicolet common stock as a capital asset.

     ACCORDINGLY, WE RECOMMEND THAT NICOLET SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REORGANIZATION BASED ON THEIR SPECIFIC SITUATIONS, INCLUDING APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES.

     The receipt by a shareholder of cash in the Reorganization will be a taxable transaction for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the "Code").

Federal Income Tax Consequences to Shareholders Receiving Cash in the Reorganization

     Under Section 302 of the Code, a shareholder will recognize gain or loss upon receiving cash in the Reorganization if:

     - the Reorganization results in a "complete redemption" of all of the shares held by a shareholder immediately prior to the Reorganization;
     - the receipt of cash is "substantially disproportionate" with respect to the shareholder; or
     - the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

     These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code, as described below.

     If any one of the three tests is satisfied, the shareholder will recognize gain or loss on the difference between the amount of cash received by the shareholder pursuant to the Reorganization and the tax basis in the shares held by such shareholder immediately prior to the Reorganization. Provided that these shares constitute a capital asset in the hands of the shareholder, this gain or loss will be long-term capital gain or loss if the eligible shares are held for more than one year and will be short-term capital gain or loss if such shares are held for one year or less.

     Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock

Is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option.

     The receipt of cash by a shareholder in the Reorganization will result in a "complete redemption" of all of the shareholder's shares held immediately prior to the Reorganization as long as the shareholder does not constructively own any shares of common stock immediately after the Reorganization. However, a shareholder may qualify for gain or loss treatment under the "complete redemption" test even though such shareholder constructively owns shares of common stock provided that (1) the shareholder constructively owns shares of common stock as a result of the family attribution rules (or, in some cases, as a result of a combination of the family and entity attribution rules), and (2) the shareholder qualifies for a waiver of the family attribution rules (such waiver being subject to several conditions, one of which is that the shareholder has no interest in Nicolet immediately after the Reorganization, including as an officer, director or employee, other than an interest as a creditor).

     It is anticipated that most shareholders who receive cash in the Reorganization will qualify for capital gain or loss treatment as a result of satisfying the "complete redemption" requirements. However, if the constructive ownership rules prevent compliance with these requirements, such shareholder may nonetheless qualify for capital gain or loss treatment by satisfying either the "substantially disproportionate" or the "not essentially equivalent to a dividend" requirements. In general, the receipt of cash in the Reorganization will be "substantially disproportionate" with respect to the shareholder if the percentage of shares of common stock owned by the shareholder immediately after the Reorganization is less than 80% of the percentage of shares directly and constructively owned by the shareholder immediately before the Reorganization (giving effect to the difference in number of outstanding shares due to the Reorganization), and the shareholder does not own directly and constructively 50% or more of Nicolet's outstanding common stock after the Reorganization. Alternatively, the receipt of cash in the Reorganization will, in general, be "not essentially equivalent to a dividend" if the Reorganization results in a "meaningful reduction" in the shareholder's proportionate interest in Nicolet.

     If none of the three tests described above is satisfied, the shareholder will be treated as having received a taxable dividend in an amount equal to the entire amount of cash received by the shareholder pursuant to the Reorganization.

     No ruling has been or will be obtained from the Internal Revenue Service in connection with the Reorganization.

Federal  Income  Tax Consequences to Shareholders Who Do Not Receive Cash in the
                                                         ---
Reorganization

     Messrs. Atwell and Daniels and other affiliated and unaffiliated shareholders who remain Nicolet shareholders following the Reorganization and do not receive any cash in the Reorganization will not recognize gain or loss as a result of the Reorganization. The Reorganization will not affect the adjusted tax basis or holding period of any shares of Nicolet common stock that a shareholder continues to own after the Reorganization.

Federal Income Tax Consequences to Nicolet and Nicolet National Bank

     Neither Nicolet nor Nicolet National Bank will recognize gain or loss for U.S. federal income tax purposes as a result of the Reorganization.

     Non-corporate shareholders of Nicolet may be subject to backup withholding at a rate of 28% on cash payments received in the Reorganization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE REORGANIZATION. THUS, WE RECOMMEND THAT NICOLET SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REORGANIZATION BASED ON THEIR SPECIFIC SITUATIONS, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.


PRO  FORMA  EFFECT  OF  THE  REORGANIZATION

     The following selected pro forma financial data illustrates the pro forma effect of the Reorganization on Nicolet's financial statements as of September 30, 2004, for the nine months ended September 30, 2004 and for the year ended December 31, 2003. Management has prepared this information based on its estimate that Nicolet will pay $4,256,429 to shareholders in the Reorganization and approximately $125,000 in transaction expenses, for a total cost of $4,381,429. Please see "Pro Forma Consolidated Financial Information" for the complete pro forma financial information relating to this transaction.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

(In thousands except per share data)   As of and for the nine            As of and
                                            months ended            for the year ended
                                        September  30,  2004        December  31,  2003
                                      -------------------------  -------------------------
                                         Actual      Pro Forma      Actual      Pro Forma
                                      ------------  -----------  ------------  -----------
Net interest income                   $      7,522        7,377  $      7,747        7,554
Provision for loan losses                    2,300        2,300         2,335        2,335
Noninterest income                           2,621        2,621         3,198        3,198
Noninterest expense                          6,550        6,550         7,211        7,211
Income tax (expense)                           354          299           421          348
Net income                            $        940          849  $        978          858

PER COMMON SHARE
Basic earnings per share              $        .32          .31           .33          .32
Diluted earnings per share                     .32          .31           .32          .31
Book value                            $      11.23        10.58         10.92        10.24

AT PERIOD END
Assets                                $    373,673      373,673       337,395      337,395
Stockholders' equity                        33,216       28,835        32,229       27,848
Common shares outstanding                    2,958        2,724         2,951        2,718

Weighted average shares outstanding          2,953        2,720         2,949        2,715

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION

     The board has determined that the Plan is substantively and procedurally fair to our unaffiliated shareholders who will receive cash in the Reorganization. It has also determined that the Plan is substantively and procedurally fair to unaffiliated shareholders who will retain their shares following the Reorganization. The board of directors, including those directors who are not employees of Nicolet, have unanimously approved the Plan, and the board unanimously recommends that the shareholders vote for approval of the Plan, which will effect the Reorganization. The board has also approved, and unanimously recommends that the shareholders approve, the adjournment proposal relating to our ability to obtain shareholder approval of the Plan.

     All of our directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Plan and the adjournment proposal. Our directors and executive officers beneficially owned approximately 40.3% of the shares outstanding as of December 31, 2004. Although the board as a whole recommends that the shareholders vote in favor of the Plan for the reasons set forth in "-Reasons for the Reorganization," no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

     We considered a number of factors in determining to approve the Reorganization, including the effects described under "-Effects of the Reorganization on Nicolet," "-Effects of the Reorganization on Affiliates" and "Effects of the Reorganization on Shareholders Generally" and the relative advantages and disadvantages described under "-Reasons for the Reorganization" and "-Potential Disadvantages of the Reorganization." The board also reviewed the tax and pro forma financial effects of the Reorganization on Nicolet and its shareholders.

     After the Reorganization, our common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the expenses related to servicing shareholders holding small positions in our stock. Management determined that deregistration would result in cost savings of approximately $514,500 per year.

     Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as a public company, Nicolet has not had an organized trading market for its common stock and that shareholders derive little relative benefit from our status as a public company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

     We considered alternatives to the proposed going-private transaction but ultimately approved the Reorganization proposal. Please read the discussion under "-Alternatives Considered" for a description of these alternatives.

     Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusions that the Plan is substantively fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. In reaching these conclusions, the board considered the following effects on these constituencies:

          - Independent Valuation: According to a report delivered to the board by Ryan Beck & Co., Inc., the range of fair value of the Nicolet common stock as of December 9, 2004 was between $17.25 and $18.75 per share. The board considered this report as well as the underlying factors and methodologies as factors in support of its recommendation to approve the Plan and its conclusion as to the fairness in relation to Nicolet's "going concern" value of the proposed cash consideration to unaffiliated shareholders. In determining the fairness of the transaction in relation to the "going concern" value, our board relied upon the factors, analyses and conclusions set forth by Ryan Beck & Co. in its report and adopted these factors, analyses and conclusions as its own. The board did not consider the amount per share that might be realized in a sale of 100% of the stock of Nicolet because the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control. The board determined specifically a price of $18.25 per share, which was within Ryan Beck & Co.'s valuation range, was fair to cashed-out shareholders. The board selected a price above the midpoint of that range in view of the involuntary nature of the transaction for those receiving cash and the relatively small incremental effect of the selected price on those retaining their shares. See "Opinion of Financial Advisor" for additional information.

          - Opinion of Independent Financial Advisor: Ryan Beck & Co., Inc., an independent financial advisor to the board of directors, has delivered its opinion that the $18.25 per share to be paid in the Reorganization is fair to Nicolet's shareholders who will be cashed out under the Plan. The board reviewed and considered the financial analyses presented to the board in connection with the opinion and adopted the advisor's conclusions and analyses as its own. The board considered the conclusions drawn in the fairness opinion as factors supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders who would receive cash for their shares. Because the fairness opinion did not address the fairness to unaffiliated shareholders retaining their shares in the Reorganization, the board did not rely on the fairness opinion in determining the fairness of the $18.25 price per share to that group of shareholders. A copy of the opinion is attached as Appendix C. See "Opinion of Independent Financial Advisor" for
                  -----------
               additional  information.

          - Historical Market Prices of our Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. To our knowledge, the trading prices for the common stock during the past two years have ranged from $12.50 to $15.00 per share. We have never repurchased any shares of our common stock. The price per share to be paid in the Reorganization represents a 22% premium over the last known trading price for our common stock prior to announcement of the Reorganization and over the average trading price for 2004. The board considered the recent trading history of our common stock in comparison to the cash consideration offered in the Reorganization as a factor supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash and those who would retain their shares following the Reorganization.

          - Earnings: The price per share that will be paid in the Reorganization reflects a multiple of 55 times Nicolet's earnings per share for the year ended December 31, 2003 and 57 times its annualized earnings per share for the 9 months ended September 30, 2004. The board viewed these multiples as factors supporting its decision to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization.

          - Book Value: The price per share to be paid in the Reorganization reflects a multiple of 1.62 times Nicolet's September 30, 2004 book value per share. Although book value was a factor, among others, that the board considered in determining the cash consideration to be paid in the Reorganization, the board determined that it was not directly relevant because book value is a historical number that may not reflect the fair market values of our assets and liabilities.

          - Liquidity Provided: The Reorganization will provide liquidity, without brokerage costs, to shareholders who will receive cash for their shares in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized market for our stock. The board considered the opportunity to provide this liquidity as a factor supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders receiving cash in the Reorganization.

          - Tax Consequences: The board noted that the Reorganization would not result in a taxable event for shareholders retaining their shares in the Reorganization, as Messrs. Atwell and Daniels and all of our directors are entitled to do. The board also considered that, except with respect to shareholders who have acquired their shares within the prior 12 months, the cash consideration offered in the Reorganization would be taxed as a long-term capital gain for shareholders terminating their actual and constructive stock ownership in the Company. The facts that the transaction would not result in a taxable event to shareholders retaining their shares following the Reorganization contributed to the board's recommendation and conclusion as to the fairness of the transaction to unaffiliated shareholders who would retain their shares following the Reorganization. Although the transaction would result in a taxable event to unaffiliated shareholders receiving cash in the Reorganization, the board determined that this negative factor was mitigated somewhat by the positive factor that the cash to be received by these shareholders would likely receive tax-advantaged long-term capital gains treatment.

          - Absence of Firm Offers: The board considered the absence of any firm offers for the acquisition of our company, the fact that the board has no plans to seek an acquisition of our company in the foreseeable future and its opinion that firm offers are not likely to be forthcoming as factors tending to support its recommendation to approve the Reorganization and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization.

     In connection with its fairness determination, and given its determination that the $18.25 per share cash consideration represented a premium over book value, the board did not consider Nicolet's liquidation value in light of the following reasons. First, because the vast majority of a bank's assets and liabilities are monetary assets whose book values generally approximate their fair market values, the liquidation values of these assets and liabilities would generally command material discounts both to fair market value and, accordingly, book value. In addition to the liquidation discounts, because the liquidation of a financial institution is an extremely expensive and time-consuming process involving significant regulatory procedures and numerous regulatory approvals, the costs of the liquidation of a financial institution further reduce any net assets that would otherwise be available to shareholders following liquidation. In light of these factors, and because the Reorganization consideration was greater than Nicolet's book value, the board of directors concluded that the determination of a liquidation value was not material to the financial fairness of the transaction. However, it is not possible to predict with certainty the future value of our assets or liabilities or the intrinsic value that those assets or liabilities may have to a specific buyer that has not been identified. As a result, although we believe the possibility is remote, the liquidation of our assets and liabilities could conceivably produce a higher value than our value as a going concern.

     After consideration of all of the foregoing information, the board determined that a fair price to be paid to cashed-out shareholders in the Reorganization is $18.25 per share. The board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Reorganization as described in "-Background of the Reorganization," during the preceding two years for (1) the merger or consolidation of Nicolet into or with another person or entity, (2) the sale or other transfer of all or any substantial part of the assets of Nicolet, (3) a tender offer for any outstanding shares of Nicolet common stock, or (4) the election of directors to our board.

     Procedural Fairness. The board of directors is seeking shareholder approval of the transactions contemplated by the Plan. The vote of a majority of the issued and outstanding shares of Nicolet common stock will be required to approve it. Approval by a majority of unaffiliated shareholders is not required. The board determined that such a voting requirement was unnecessary in view of the relatively high vote required to approve the Plan under Wisconsin law, the equal application of the Plan's provisions to affiliated and unaffiliated shareholders, and each shareholder's right to dissent from the Plan and obtain the fair value of his or her shares under Wisconsin law.

     In addition, the board noted that shareholders who wish to increase their record holdings in order to avoid being cashed out may do so by consolidating their ownership, if applicable, or purchasing shares of Nicolet common stock from other shareholders prior to the effective time of the Reorganization. The Reorganization will also provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization.

     No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reorganization or preparing a report covering its fairness was retained by Nicolet or by a majority of directors who are not employees of Nicolet. In rendering its fairness determination, the board concluded that the Reorganization is fair regardless of whether certain other procedural safeguards were used, such as the retention of an unaffiliated shareholder representative, because the Plan treats affiliated and unaffiliated shareholders identically. In making its determination of fairness, the board also considered the other procedural safeguards that were implemented. In that regard, the board noted that an independent financial advisor had been engaged and had considered and rendered its opinion as to the fairness of the consideration payable in the Reorganization, from a financial point of view, to shareholders who will be cashed out under the Plan. Because the board obtained an independent valuation report and fairness opinion from an unaffiliated entity, the board determined that the cost of obtaining an additional fairness opinion or valuation from another unaffiliated representative would not provide any meaningful additional benefit. The board also considered that the transaction was approved by all of the directors who are not employees of Nicolet. After consideration of the factors described above, the board believes that the Reorganization is procedurally fair notwithstanding the absence of such an unaffiliated shareholder approval requirement or unaffiliated representative.

     We have not made any provision in connection with the Reorganization to grant unaffiliated shareholders access to our corporate files, except as provided under the Wisconsin Business Corporation Law, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders' access to our corporate files, the board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Plan. The board also considered the fact that under the Wisconsin Business Corporation Law, and subject to specified conditions set forth under Wisconsin law, shareholders have the right to review Nicolet's relevant books and records of account. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at Nicolet's expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as Nicolet's size and the cost of such procedures.

     After consideration of the factors described above, the board of directors has determined that the Plan is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at our expense, to unaffiliated shareholders who will receive cash in the Reorganization. The board has also determined that the Plan is procedurally fair to unaffiliated shareholders who will retain their shares. Finally, it has determined that the Plan is substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that the Plan does not distinguish between these groups.

DETERMINATION  BY  INTERIM  AND  OTHER  NICOLET AFFILIATES

     Interim was organized for the sole purpose of facilitating the Reorganization. Its sole shareholder, director and executive officer is Robert
B. Atwell, who is also Nicolet's President and Chief Executive Officer. Our affiliates consist of our directors and executive officers, Robert B. Atwell, Michael E. Daniels, Wendell E. Ellsworth, Jacqui A. Engebos, Deanna L. Favre, Michael F. Felhofer, James M. Halron, Phillip J. Hendrickson, Andrew F. Hetzel, Jr., Terrence J. Lemerond, Donald J. Long, Jr., Susan L Merkatoris, Wade T. Micoley, Ronald C. Miller, Sandra A. Renard and Robert J. Weyers. These affiliates, in addition to Interim, are deemed to be "filing persons" for purposes of this transaction.

     For Interim and each of Nicolet's affiliates, its purpose and reasons for engaging in the Reorganization, alternatives considered, and analyses regarding financial and procedural fairness of the Reorganization to unaffiliated shareholders receiving cash in the Reorganization and to those retaining their shares were the same as those of the Board of Directors, and Interim and each of Nicolet's affiliates adopted the analyses of the Board of Directors and financial advisor with respect to these issues. Based on the factors and analyses. Interim and each of the Nicolet's affiliates concluded that the Reorganization is procedurally and substantively fair to Nicolet's unaffiliated shareholders who will receive cash in the Reorganization and that is procedurally and substantively fair to unaffiliated shareholders who will retain their shares.

OPINION  OF  INDEPENDENT  FINANCIAL  ADVISOR

     Ryan Beck & Co., Inc. ("Ryan Beck") acted as financial advisor to Nicolet Bankshares, Inc. ("Nicolet" or the "Company") in connection with the planned de-registration of its common stock from the Securities and Exchange Commission ("SEC"). On December 1, 2004, Nicolet formally retained Ryan Beck to act as its financial advisor with respect to the going private transaction. Ryan Beck's financial advisory role included providing a valuation range of Nicolet's common shares to be cashed-out as part of the Agreement and Plan of Reorganization (the "Plan") and issuing an opinion as to the fairness, from a financial point of view, of the per share price offered to its shareholders who will be cashed-out as a result of the Plan. Once the Plan has been effected, Nicolet will de-register its common stock from the SEC. The 233,229 shares, the amount to be cashed-out as part of the Plan, which are referred to in this summary as the "cash-out merger shares," will be retired through an interim bank merger. Ryan Beck was advised that neither existing Wisconsin statutes nor any published court decisions have specifically addressed the applicability of a control premium in connection with the determination of fair value under Wisconsin law. In conducting its analysis and arriving at its opinion as to the fair value of the Nicolet common stock, Ryan Beck assumed a control premium but not an acquisition premium.

     Ryan Beck, as a customary part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck is a nationally recognized advisor to firms in the financial services industry. Ryan Beck has knowledge of, and experience with, the banking market in which Nicolet operates and banking organizations within this market, and was selected by Nicolet because of Ryan Beck's knowledge of, experience with, and reputation in the financial services industry.

     Ryan Beck prepared its valuation report as of December 9, 2004 (the "Valuation Date"), and determined that the fair value range of the cash-out merger shares was between $17.25 and $18.75 per share. Ryan Beck presented the valuation report to Nicolet's executive committee of the board of directors at a meeting held on December 9, 2004. After the presentation, the executive committee of the board discussed the valuation report with and without Ryan Beck's participation. Following the discussion, the non-management members of the executive committee of the board of directors set the price for the shares in the Plan at $18.25 per share, which was within the range of values indicated in the presentation by Ryan Beck. Subsequent to the executive committee meeting, the board unanimously approved the $18.25 cash-out share price chosen. The ultimate decision and responsibility as to the pricing of the shares was made by the board of Nicolet. Ryan Beck delivered to Nicolet its oral opinion that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as referred to herein, that the $18.25 per share price to be offered by Nicolet is fair from a financial point of view to the Nicolet shareholders who will be cashed-out as a result of the Plan. See "-Background of the Reorganization" for further discussion of this meeting. Ryan Beck's opinion may not be quoted, used or circulated for any other purpose without its prior written consent, except for inclusion in this proxy statement.

     On December 10, 2004 Ryan Beck presented Nicolet with its written fairness opinion, dated December 9, 2004 (a copy of which is attached as Appendix C). No limitations were imposed by Nicolet's board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of Ryan Beck's fairness opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Ryan Beck, is attached as Appendix C to this proxy statement. Shareholders of Nicolet are urged to read the attached Ryan Beck fairness opinion in its entirety. The Ryan Beck fairness opinion is directed to Nicolet's board of directors and is directed only to the per share price offered to shareholders who will be cashed-out as a result of the Plan. The fairness opinion does not address Nicolet's underlying business decision to effect the proposed Plan, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Plan at the special meeting or as to any other matter. The Ryan Beck fairness opinion was among many factors taken into consideration by Nicolet's board of directors in making its determination of the cash-out price. The fairness opinion does not address the relative merits of the Plan as compared to any alternative business strategies that might exist for Nicolet or the effect of any other strategy in which Nicolet might engage. The summary of the Ryan Beck opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the document. In rendering its opinion, Ryan Beck does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act and the rules and regulations promulgated thereunder, or that its fairness opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

     In connection with rendering its opinion to Nicolet's board of directors, Ryan Beck performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Ryan Beck considered such financial and other factors as it deemed appropriate under the circumstances including the following:

     - Nicolet's Annual Reports on Form 10-K for the years ended December 31, 2003 and 2002;
     -    Nicolet's  Quarterly  Reports  on  Form  10-Q  for  the  periods ended
          September  30,  2004,  June  30,  2004  and  March  31,  2004;
     -    Nicolet's  Proxy  Statements  dated March 23, 2004 and March 26, 2003;

     - Data provided by Nicolet with respect to historical stock prices and trading volume of Nicolet's common stock;
     - Financial forecasts and projections of Nicolet prepared by its management and described in the "Background of the Reorganization" section on page 12.
     - Other operating and financial information provided to Ryan Beck by the management of Nicolet relating to its business and prospects; and
     - The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Nicolet.

     Additionally,  Ryan  Beck:

     - Conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

     - Analyzed the impact of the Plan on Nicolet and its continuing shareholders as if the transaction occurred on January 1, 2005;

     - Discussed with management the financial condition, businesses, assets, earnings and management's views about the future performance of Nicolet;

     - Reviewed the nature and terms of certain other "going-private" transactions that it believed to be relevant; and

     - Reviewed the draft of the proxy statement with respect to the cash-out merger transaction's terms and conditions.

     Even though the draft of the proxy statement was revised after Ryan Beck's review, the revisions were primarily stylistic and did not relate to the terms and conditions of the cash-out merger. Ryan Beck also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its knowledge of securities valuation generally, and its knowledge of "going-private" transactions in the financial services industry.

     In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Nicolet and its banking subsidiary that was publicly available or provided to Ryan Beck by Nicolet and its representatives. Ryan Beck is not an expert in the evaluation of allowance for loan losses. Therefore, Ryan Beck did not assume any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheet of Nicolet at September 30, 2004, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the SEC as of that date. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and basis therefore) with the management of Nicolet. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Nicolet or its banking subsidiary nor did Ryan Beck review any loan files of Nicolet or its banking subsidiary. Ryan Beck also assumed that the transaction in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Nicolet.

     The preparation of a valuation involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck's opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the evaluation process underlying Ryan Beck's opinion.

     THE FORECASTS AND PROJECTIONS DISCUSSED WITH RYAN BECK WERE PREPARED BY THE MANAGEMENT OF NICOLET WITHOUT INPUT OR GUIDANCE FROM RYAN BECK. NICOLET NORMALLY DOES NOT PUBLICLY DISCLOSE INTERNAL MANAGEMENT PROJECTIONS OF THE TYPE PROVIDED TO RYAN BECK IN CONNECTION WITH THE OPINION. ACTUAL RESULTS COULD VARY SIGNIFICANTLY FROM THOSE SET FORTH IN SUCH PROJECTIONS.

     In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Nicolet. Any estimates contained in Ryan Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold. In rendering its opinion, Ryan Beck assumed that, in the course of obtaining the necessary approvals for the transaction, no conditions would be imposed that will have a material adverse effect on the contemplated benefits of the transaction.

     Ryan Beck's opinion was based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the opinion. Ryan Beck did not and does not express any opinion as to the price or range of prices at which Nicolet's common stock might trade subsequent to the cash-out merger transaction. Events occurring after the date of the opinion could materially affect the assumptions and conclusions contained in Ryan Beck's opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

     The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

     Analysis of Recent Trading Activity. Ryan Beck noted that Nicolet does not trade on any exchange, the OTC Bulletin Board or the Pink Sheets. Nicolet's management provided a record of trades, of which it is aware, that occurred during the twelve months ended November 30, 2004. The total number of shares traded during this time period was 25,660, representing 0.87% of the current outstanding shares. All shares were traded at $15.00 per share.

     Analysis of Selected Publicly Traded Companies and Determination of Implied Trading Value. Ryan Beck compared Nicolet's financial data and performance as of September 30, 2004, to a peer group of 16 selected publicly traded commercial banking organizations with assets between $200 million and $700 million, return on average assets between 0 and 50 basis points, nonperforming loans as a percentage of total loans less than 50 basis points, located in United States. Ryan Beck, in its judgment, deemed this group to be generally comparable to Nicolet. The peer group companies are listed in the table below.

          Name                                     Ticker  State
          ======================================================

          Bank Holdings (The)                      TBHS    NV
          Carrollton Bancorp                       CRRB    MD
          Community Bank Shares of Indiana, Inc.   CBIN    IN
          Community Bank, National Association     CMYC    PA
          Community Shores Bank Corporation        CSHB    MI
          Cowlitz Bancorporation                   CWLZ    WA
          FirstFed Bancorp, Inc.                   FFDB    AL
          Long Island Financial Corporation        LICB    NY
          Millennium Bankshares Corporation        MBVA    VA
          Monarch Bank                             MNRK    VA
          National Mercantile Bancorp              MBLA    CA
          North State Bancorp                      NSBC    NC
          Old Florida Bankshares, Inc.             OFBS    FL
          Rancho Bank                              RBSD    CA
          Sterling Bank                            STNJ    NJ
          Vail Banks, Inc.                         VAIL    CO

     The results of Ryan Beck's comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the twelve months ended September 30, 2004, and the market valuation multiples are based on market prices as of November 30, 2004.

                                                      NICOLET
                                                     BANKSHARES,          PEER
                                                        INC.      (1)    MEDIAN   (1)
                                                   ---------------     -----------
CAPITALIZATION
-------------------------------------------------
Total Assets (000s)                                    $373,673        $293,770
Total Deposits (000s)                                   326,697         233,219
Total Shareholders' Equity (000s)                        33,217          26,696
Total Equity / Assets                                      8.89   %        8.51   %
Tangible Equity / Tangible Assets                          8.82            7.43
Leverage Ratio                                            10.45            9.17
Tier I Capital / Risk-Adj Assets                          12.38           10.70
Total Capital / Risk-Adj Assets                           13.57           11.69

ASSET QUALITY
-------------------------------------------------
Non-Performing Loans / Loans                               0.33            0.14
Non-Performing Loans + 90 Days Past Due / Loans            0.33            0.19
Loan Loss Reserves / NPLs                                373.63          481.09
Loan Loss Reserves / NPLs + 90 Days Past Due             373.63          526.18
Loan Loss Reserves / Loans                                 1.22            1.13
Non-Performing Assets / Assets                             0.28            0.20
Non-Performing Assets + 90 Days Past Due / Asset           0.28            0.20
Non-Performing Assets / Equity                             3.10            1.89

LOAN & DEPOSIT COMPOSITION
-------------------------------------------------
Total Loans / Total Assets                                81.01           69.18
Total Loans / Deposits                                    92.65           91.68
1-4 Family Loans / Total Loans                            18.22           17.24
5+ Family Loans / Total Loans                              0.05            0.99
Construction & Development Loans / Total Loans            15.34           14.46
Other Real Estate Loans / Total Loans                     24.71           38.17
Real Estate Loans / Total Loans                           58.32           72.28
Consumer Loans / Total Loans                               2.08            1.95
Commercial Loans / Total Loans                            39.59           18.70
Non-Interest Bearing Deposits / Total Deposits            10.66           22.05
Transaction Accounts / Total Deposits                     34.18           68.15
Total CD's/Total Deposits                                 65.82           31.85
Time Deposits > $100,000 / Total Deposits                 58.43           12.93

PERFORMANCE
-------------------------------------------------
Return on Average Assets                                   0.31            0.34
Return on Average Equity                                   3.25            4.64
Net Interest Margin                                        2.91            3.54
Non Interest Income / Average Assets                       0.94            0.64
Non Interest Expense / Avg Assets                          2.51            3.42
Salary Expense / Total Revenue                            36.10           43.58
Efficiency Ratio                                          64.57           83.48

GROWTH RATES
-------------------------------------------------
Asset Growth                                              20.84           12.13
Loan Growth Rate                                          17.62           22.19
Deposit Growth Rate                                       19.98           11.56
Revenue Growth Rate                                       28.35            5.62
EPS Growth Rate                                           11.87          (36.25)

MARKET STATISTICS
-------------------------------------------------
Stock Price at November 30, 2004                         $15.00
Price / LTM EPS                                           41.66   x       30.38   x
Price / 2004E EPS                                         30.00           34.87
Price / 2005E EPS                                         15.00           24.74
Price / Book Value                                       133.56   %      138.89   %
Price / Tangible Book Value                              134.77          150.43
Market Capitalization ($M)                               $44.36          $36.26
Dividend Yield                                             0.00   %        0.00   %

(1)  As of or for the latest twelve-month period ending September 30, 2004.

     Ryan Beck noted that on an overall basis, Nicolet's balance sheet statistics and performance measures were in line with the peer medians. Nicolet was slightly larger than the peer group with $374 million in assets compared to peer group median of $294 million. The Company had equity capital of $33 million compared to $27 million for the peer group. Equity to assets for Nicolet was 8.89% compared to 8.51% for the peer median. Tangible equity to tangible assets was 8.82% for the Company compared to 7.43% for the peer median. Tier 1 capital and total capital to risk-adjusted assets were 12.38% and 13.57%, respectively, for Nicolet, higher than the peer medians of 10.70% and 11.69%.

     Ryan Beck noted that Nicolet's loan portfolio represents 81.01% of its assets, higher than the peer group median of 69.18%. Ryan Beck also noted the following about Nicolet:

     - Its loan portfolio has a smaller real estate orientation, with real estate loans to total loans at 58.32% compared to the peer group median at 72.28%.

     - Its commercial real estate loans, including construction and development and multi-family loans, account for 40.10% of Nicolet's total loan portfolio versus 53.62% for the median of the peer group.

     - Its 1-4 family residential loans represent 18.22% of total loans, in line with the peer median of 17.24%.

     - Its consumer and commercial & industrial loans, at 2.08% and 39.59% of total loans, respectively, represent a significantly larger portion of Nicolet's total loan portfolio than that of the peer group, which had medians of 1.95% and 18.70%, respectively.

     - It has generated a significantly lower level of transaction account deposits at 34.18% of total deposits, including non-interest bearing demand deposits of 10.66%, than its peer group median with 68.15% and 22.05%, respectively.

     Ryan Beck also noted Nicolet's asset quality as measured by non-performing loans to total loans and non-performing assets to total assets (0.33% and 0.28% respectively) was higher than the peer group medians (0.14% and 0.20%, respectively). The Company's ratio of reserves to non-performing loans of 373.63% is below the peer median of 481.09%, yet its loan loss reserves as a percentage of total loans of 1.22% is slightly higher than the peer median of 1.13%.

     Additionally,  Ryan  Beck  noted  the  following:

     - The last twelve month performance of Nicolet as measured by return on average assets and return on average equity (0.31% and 3.25%, respectively) was in line with that of the peer group median (0.34% and 4.64%, respectively).

     - Nicolet's net interest margin at 2.91% was lower than the peer median of 3.54% due in part to its lower percentage of transaction deposits as percentage of total deposits (34.18%) versus the peer median of 68.15%.

     - Nicolet's non-interest income to average assets ratio at 0.94% was higher than the peer median of 0.64%. The efficiency ratio and non-interest expense as a percentage of average assets of 64.57% and 2.51%, respectively, was better than the peer group median of 83.48% and 3.42%.

     - Nicolet's asset and deposit growth rates over the past twelve months were significantly greater than the peer medians. Over the same period, revenue grew 28.35% compared to 5.62% for the peer median. Earnings per share growth was 11.87% compared to a decline of 36.25% for the peer group median.

     Lastly, Ryan Beck noted that based on Nicolet's most recent reported stock price of $15.00, the Company was trading at a higher multiple to its latest twelve-month earnings per share of 41.66x compared to the peer median of 30.38x. Nicolet's shares trade slightly lower than the peer median as a percentage of book value (133.56% versus the peer median of 138.89%) and significantly lower as a percentage of tangible book value (134.77% versus the peer median of 150.43%). Nicolet is not publicly traded on an exchange, the OTC Bulletin Board or the Pink Sheets. Management of Nicolet is aware of 25,660 shares that were traded during twelve months ended November 30, 2004.

     The following table displays Ryan Beck's determination of the range of implied trading values of Nicolet based upon the peer group trading multiples and Nicolet's valuation indicators:

                            Nicolet Valuation    Median Peer Group   Nicolet Implied
                               Indicator        Valuation Multiple   Value Per Share
Price/ LTM EPS              $      0.36              30.38x          $     10.94
Price/ Book Value           $     11.23              138.89%         $     15.60
Price/ Tangible Book Value  $     11.13              150.43%         $     16.74
-------------------------------------------------------------------------------------
Average                                                              $     14.43
-------------------------------------------------------------------------------------

     Ryan Beck noted that there were only two estimates in the peer group for 2004 EPS and three estimates for 2005 EPS. Accordingly, Ryan Beck did not consider these to be meaningful because of the limited data.

     Ryan Beck noted that Nicolet's overall financial performance was in line with the peer group and therefore believes that the average of the implied trading values per share based on price to latest twelve months earnings per share, price to book value per share and price to tangible book value per share accurately reflects the trading value of the Company. Ryan Beck noted that the average value of $14.43 per share was below the most recent reported stock price of $15.00.

     No company used in the Analysis of Selected Publicly Traded Companies and Determination of Implied Trading Value is identical to Nicolet. Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

     Discounted  Dividend  Analysis.  Using a discounted dividend analysis, Ryan
Beck estimated the present value of the future dividend stream that Nicolet could produce in perpetuity.

     As a basis for performing this analysis, Ryan Beck utilized 2005 to 2009 earnings per share estimates for Nicolet, which were based on projections provided by management. These projections are based upon various factors and assumptions, many of which are beyond the control of the

Company. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share Nicolet common stock values, Ryan Beck utilized several assumptions that, in its judgment, it considered appropriate, relating to the discount rates, terminal year multiples, asset growth rates, tangible equity to tangible asset ratios and earnings projections. Ryan Beck noted that Nicolet's first operating profit occurred in 2003 and that there are no relevant historical earnings per share growth rates to compare with the projected growth rates. Additionally, we found that utilizing Nicolet's historical return on average equity range as a proxy to determine the discount rate range was not appropriate due to their lack of profitability. Nicolet's latest twelve months return on average equity was 3.25%. To arrive at an appropriate discount rate, Ryan Beck reviewed the return on average equity range of publicly traded commercial banks with assets between $200 million and $1 billion. The median return on average equity range for the group was 11% to 13%. The terminal year price to earnings multiples, based on historical trading multiples of the banking industry, range from 13x to 15x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates).

     The discounted dividend analysis produced the range of net present values per share of Nicolet common stock illustrated in the chart below:

          DISCOUNT RATE:           11.00%   12.00%   13.00%
          --------------          =========================
            Terminal Year  13.00  $15.61   $15.06   $14.53
              Multiple of  14.00  $16.58   $15.99   $15.42
                Earnings   15.00  $17.56   $16.91   $16.31
                                  =========================

     This analysis is intended to estimate the fair market value of Nicolet common stock due to its limited trading activity. Ryan Beck noted that the $15.99 per share midpoint value was above the most recent reported stock price for Nicolet of $15.00 per share.

     THESE ANALYSES DO NOT PURPORT TO BE INDICATIVE OF ACTUAL VALUES OR EXPECTED VALUES OR AN APPRAISAL RANGE OF THE SHARES OF NICOLET COMMON STOCK. THE DISCOUNTED DIVIDEND ANALYSIS IS A WIDELY USED VALUATION METHODOLOGY, BUT RYAN BECK NOTED THAT IT RELIES ON NUMEROUS ASSUMPTIONS, INCLUDING EARNINGS PROJECTIONS, TERMINAL VALUES AND DISCOUNT RATES, THE FUTURE VALUES OF WHICH MAY BE SIGNIFICANTLY MORE OR LESS THAN SUCH ASSUMPTIONS. ANY VARIATION FROM THESE ASSUMPTIONS WOULD LIKELY PRODUCE DIFFERENT RESULTS.

     Fair Market Value Analysis. Ryan Beck determined the fair market value of Nicolet's common stock by averaging the values derived from the Analysis of Recent Trading Activity, the implied value from the Analysis of Selected Publicly Traded Companies and Determination of Implied Trading Value and the midpoint value of the Discounted Dividend Analysis. The average of the three values produced a fair market value of Nicolet's common stock of $15.14 per share, slightly higher than the most recent reported common stock price. The following table summarizes the fair market value of Nicolet Bankshares, Inc.

          IMPLIED FAIR MARKET VALUE PER SHARE
          -----------------------------------

          DISCOUNTED DIVIDEND ANALYSIS         $15.99

          PEER GROUP ANALYSIS                  $14.43

          TRADING HISTORY                      $15.00

          -------------------------------------------
          AVERAGE                              $15.14
          -------------------------------------------

     Control Premium Analysis. In determining the control premium valuation, Ryan Beck used two methodologies: A control premium range of 10%-20% above Nicolet's fair market value and a dividend discount analysis with a control premium incorporated.

     Control Premium Valuation. Based upon historical analysis and experience, Ryan Beck concluded that control premium valuations generally ranged from 10.0% to 20.0% over the fair market value of the common stock of a company. To determine the control premium values for Nicolet, Ryan Beck applied the range to Nicolet's fair market value of $15.14. The table below presents the implied fair market value with a control premium of 10%, 15% and 20%, respectively.

     ------------------------------------------------------------
     PREMIUM OVER FAIR MARKET VALUE
     ------------------------------
                                          10%      15%      20%
                                        -------  -------  -------

     Fair Market Value - $15.14          $16.65   $17.41   $18.17
     ------------------------------------------------------------

     Control Premium Valuation - Dividend Discount Analysis. To incorporate a control premium in the Dividend Discount Analysis, Ryan Beck made the following assumptions:

     - Changed the terminal year multiple range from 13.0x to 15.0x to 15.5x to 17.5x, representing a 16.7%-19.2% premium to the historical multiple range. Increasing the terminal year multiple results in a higher valuation and provides a control premium.
     -    All other assumptions previously discussed remained the same.

     The discounted dividend analysis incorporating a control premium produced the range of values per share of Nicolet Bankshares, Inc. common stock illustrated in the chart below:

          DISCOUNT RATE:           11.00%   12.00%   13.00%
          --------------          =========================
            Terminal Year  15.50  $18.04   $17.38   $16.75
              Multiple of  16.50  $19.01   $18.31   $17.64
                Earnings   17.50  $19.98   $19.24   $18.53
                                  =========================

     Summary of Control Premium Valuation and Dividend Discount Analysis. Ryan Beck determined that an equal weighting for each valuation methodology was appropriate. Based upon the control premium valuation and dividend discount analysis, Ryan Beck believes that the cash-out merger range should be $17.25 to $18.75. Listed below are the implied values per share determined by the analyses.

     -------------------------------------------------------------
                                          HIGH    LOW     MIDPOINT
                                        -------  -------  --------
     DISCOUNTED DIVIDEND ANALYSIS        $19.98  $16.75   $  18.31
     -------------------------------------------------------------

     -------------------------------------------------------------
     PREMIUM OVER FAIR MARKET VALUE
     ------------------------------
                                          10%      15%      20%
                                        -------  -------  --------

     Fair Market Value - $15.14         $16.65   $17.41   $ 18.17
     -------------------------------------------------------------

     Comparison of Current Market Price. Ryan Beck's range of $17.25 to $18.75 per share is a 15.0% and 25.0% premium, respectively, to the current market price of Nicolet's common stock of $15.00 per share. The $18.25 per share value chosen by Nicolet's board of directors is a 21.7% premium to the current market price.

     Financial Impact Analysis. In order to measure the impact of the cash-out merger transaction on Nicolet's operating results, financial condition and capital ratios, Ryan Beck analyzed the pro forma effects of the cash-out merger transaction on 2005 operating results (assuming the cash-out merger transaction had been completed as of January 1, 2005). In performing this analysis, Ryan Beck utilized September 30, 2004, balance sheet and income statement data and relied on certain assumptions provided by the management of Nicolet relating to earnings projections, as well as the structure and costs associated with the transaction. Ryan Beck, based upon representations from the management of Nicolet, assumed the Company will raise $5.0 million of new senior debt to finance the Plan and related expenses, estimated to be $125 thousand. Ryan Beck based the cost of that capital of the senior debt on the three-year forward yield curve of the 1-month LIBOR rate as of November 30, 2004, plus a credit spread of 200 basis points (6.40%). Nicolet estimated the range of cost savings related to the de-registration of its securities to be between $400 thousand and $700 thousand pre-tax. To be conservative, Ryan Beck has assumed pre-tax cost savings of $400 thousand in its analysis.

     Based on the $17.25 to $18.75 per share valuation range, the following table highlights the expected pro forma impact on Nicolet. The actual results achieved may vary materially from the projected results.

     ---------------------------------------------------
                                        $17.25   $18.75
                                        ----------------
     2004 Estimated EPS Accretion        11.09%   10.77%
     Book Value Dilution                  5.00%    6.14%
     Tangible Book Value Dilution         5.12%    6.27%
     Leverage Ratio                       8.03%    7.94%
     ---------------------------------------------------

     Conclusion

     Ryan Beck, in its valuation report, provided the executive committee of the board of directors of Nicolet with a valuation range for the Plan of $17.25 to $18.75 per share. The executive committee of the board of directors decided to offer $18.25 per share to all shareholders affected by the Plan. Noting that the $18.25 per share price offered falls in the valuation range of $17.25 to $18.75 per share and considering all other relevant factors, Ryan Beck gave Nicolet's board of directors its opinion that the $18.25 per share price offered by the Company pursuant to the Plan is fair from a financial point of view to Nicolet's shareholders who will be cashed out as a result of the Plan.

     With regard to Ryan Beck's services in connection with Nicolet's de-registration, Nicolet will pay Ryan Beck a retainer of $20,000. Upon delivery of the valuation report and the opinion, Ryan Beck will receive a fee of $45,000. Nicolet has agreed to reimburse Ryan Beck for reasonable out-of-pocket expenses. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses and shall not, in the aggregate, exceed $10,000 without the prior consent of Nicolet. Nicolet has agreed to indemnify Ryan Beck against certain liabilities, including certain liabilities under federal securities laws.

  * RYAN BECK HAS NOT HAD A PRIOR INVESTMENT BANKING RELATIONSHIP WITH NICOLET. RYAN BECK'S RESEARCH DEPARTMENT DOES NOT PROVIDE PUBLISHED INVESTMENT ANALYSIS ON NICOLET. RYAN BECK DOES NOT ACT AS A MARKET MAKER IN NICOLET COMMON STOCK. IN THE ORDINARY COURSE OF RYAN BECK'S BUSINESS AS A BROKER-DEALER, RYAN BECK MAY ACTIVELY TRADE EQUITY SECURITIES OF NICOLET FOR THE ACCOUNT OF ITS CUSTOMERS.

                            INFORMATION REGARDING THE
                         SPECIAL MEETING OF SHAREHOLDERS


TIME  AND  PLACE  OF  MEETING

     We are soliciting proxies through this Proxy Statement for use at a special meeting of Nicolet shareholders. The special meeting will be held at
                                                                      ----------
on            ,  2005,  at  Nicolet  National Bank, 110 South Washington Street,
   ----------
Green  Bay,  Wisconsin.

RECORD  DATE  AND  MAILING  DATE

     The  close  of  business  on            ,  2005, is the record date for the
                                   ----------
determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the Proxy Statement and the accompanying form of proxy
to  shareholders  on  or  about              ,  2005.
                                 ------------

NUMBER  OF  SHARES  OUTSTANDING

     As  of  the  close  of  business on the record date, Nicolet had 30,000,000
shares  of  common stock, $.01 par value, authorized, of which            shares
                                                               ----------
were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

PURPOSE  OF  SPECIAL  MEETING

     The purpose of the special meeting is for shareholders to vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Nicolet Interim Corporation with and into Nicolet, with Nicolet surviving the merger and the holders of 1,500 shares or less of Nicolet common stock receiving $18.25 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed Proxy Statement. The
                               -----------
Reorganization is designed to take Nicolet private by reducing its number of shareholders of record below 300.

DISSENTERS'  RIGHTS

     Shareholders are entitled to dissenters' rights in connection with the Plan. See "Description of the Plan-Dissenters' Rights."

PROCEDURES  FOR  VOTING  BY  PROXY

     If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of the Plan and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

     You can revoke your proxy at any time before it is voted by delivering to Nicolet's Corporate Secretary, at 110 South Washington Street, Green Bay, Wisconsin 54301, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

REQUIREMENTS  FOR  SHAREHOLDER  APPROVAL

     A quorum will be present at the meeting if a majority of the votes entitled to be cast are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the Plan requires the affirmative vote of a majority of the issued and outstanding shares of common stock. Any other matter that may properly come before the special meeting generally requires that more shares be voted in favor of the matter than are voted against the matter. As of December 31, 2004, Nicolet's directors and executive officers owned, directly or indirectly, 1,291,316 shares, representing approximately 40.3%, of the outstanding shares of common stock as of that date. Each of the directors and executive officers has indicated that he intends to vote his shares in favor of the Plan and the adjournment proposal.

     Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the 2,957,654 shares outstanding as of the record date, a quorum will consist of 1,478,828 shares represented either in person or by proxy. This also represents the minimum number of votes required to be cast in favor of the Plan in order to approve it. Assuming only the minimum number of shares necessary to constitute a quorum are present in person or by proxy at the special meeting, and assuming one of those shares is subject to a proxy marked as an abstention, the Plan proposal would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against the Plan, even though it would not be counted in the voting tally as such. On the other hand, abstentions will not affect the outcome of any other proposal properly brought before the meeting because only a majority of the votes actually cast must be voted in favor of such a proposal.

     Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposal but no vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the Plan but will not affect the outcome of any other proposal(s) at the special meeting.

SOLICITATION  OF  PROXIES

     Proxies are being solicited by our board of directors, and Nicolet will pay the cost of the proxy solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                             DESCRIPTION OF THE PLAN


THE  REORGANIZATION

Structure

     The Plan provides for the merger of Nicolet Interim Corporation ("Interim") with and into Nicolet, with Nicolet surviving the merger. Interim is a new Wisconsin corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 1,500 shares or less of Nicolet common stock will receive $18.25 in cash for each share that they own as of the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     Because the purpose of Reorganization is to reduce the number of shareholders of record below 300, the Plan permits our board of directors to increase the 1,500-share threshold prior to the date of the special shareholders' meeting to the extent necessary to ensure that the number of record shareholders will be less than 300 upon effectiveness of the Reorganization. If such action is necessary, we will notify our shareholders through a supplement to this Proxy Statement and will postpone the special shareholders' meeting to the extent necessary to allow shareholders to consider such action and change their votes if they so desire.

Determination  of  Shares  Held  of  Record

     A shareholder who owns 1,500 or fewer shares of Nicolet common stock "of record" will receive $18.25 per share in cash in the Reorganization, while a record holder of more than 1,500 shares will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or transfer the shares. For example, four separate certificates issued to a shareholder individually, as a joint tenant with someone else, as trustee, and in an IRA represent shares held by four different record holders, even though a single shareholder might control the voting or transfer of all of the shares. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, the Plan is based on the number of shares held of record without regard to the ultimate control of the shares. As a result, a single shareholder with more than 1,500 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 1,500 or fewer shares. To avoid this, the shareholder would need to consolidate his or her ownership into a single certificate representing more than 1,500 shares. The acquisition of additional shares prior to the effective date of the Reorganization is also permitted.

Shares  Held  in  Street  Name

     It is important that our shareholders understand how shares that are held by them in "street name" will be treated. Shareholders who have transferred their shares of Nicolet common stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, each brokerage firm or custodian typically holds all shares of Nicolet common stock that its clients have deposited with it through a single nominee; this is what is meant by "street name." If that single nominee is the record shareholder for one or more accounts representing collectively more than 1,500 shares, then the stock registered in that nominee's name will be completely unaffected by the Reorganization. Because the Reorganization only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own fewer than 1,500 shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock as they did at the start of this transaction, even if the number of shares they own is 1,500 or less.

     If you hold your shares in "street name," you should talk to your broker, nominee or agent to determine how they expect the Reorganization to affect you. Because other "street name" holders who hold through your broker, agent or nominee may adjust their holdings prior to the Reorganization, you may have no way of knowing whether you will be cashed out in the transaction until it is completed. However, because we think it is likely that many brokerage firms or other nominees will hold more than 1,500 shares in their "street name" accounts, we think it is likely that "street name" holders will remain continuing shareholders.

Examples

     The following table illustrates some examples of how the Reorganization, if approved, will affect shareholders:

HYPOTHETICAL SCENARIO                                                                   RESULT

Mr. Black is a registered shareholder who holds 1,000 shares of     Mr. Black's shares will be converted into the right to receive
common stock in his own name prior to the Reorganization.           cash.  Mr. Black would receive $18,250 ($18.25 x 1,000
                                                                    shares).

Note: If Mr. Black wants to continue his investment in theCompany, prior to the effective time, he can buy more than 500 shares or move his shares into a "street name" account with a brokerage firm that holds more than 1,500 shares in such form.
Mr. Black would have to act far enough in advance of the Reorganization so that the transaction is completed and the shares are credited in his account by the effective date of the Reorganization.

Ms. Hall has two separate record accounts.  As of the effective
time, she holds 500 shares of common stock in her own name and      Ms. Hall will receive cash payments equal to the cash-out
1,500 shares of common stock in her IRA.  All of her shares are     price of her common stock in each record account.  Ms. Hall
registered in her name only.                                        would receive two checks totaling $36,500 ($18.25 x 500 =
                                                                    9,125 and $18.25 x 1,500 = $27,375).

Note: If Ms. Hall wants to continue her investment in Nicolet, she can consolidate or transfer her two record accounts prior to the effective time into an account with 2,000 shares of common stock. Alternatively, she can buy more than 1,000 shares for the first account or at least one more share for the second account or move all of her shares into a "street name" account. Ms. Hall would have to act far enough in advance of the Reorganization so that the consolidation or the purchase is completed by the effective date of the Reorganization.

Mr. Brady holds 2,500 shares of common stock as of the              After the Reorganization, Mr. Brady will continue to hold
effective time.                                                     2,500 shares of common stock.


Ms. Reed holds 500 shares of common stock in her name in a          Nicolet intends for the Reorganization to be effected at the
brokerage account through ABC Bank as of the effective time.        record-holder level.  Because ABC Bank is the record holder of
She is the sole beneficial owner holding shares in this account,    fewer than 1,500 shares, Ms. Reed will receive, through her
and ABC Bank does not hold any other shares of Nicolet              broker, a check for $9,125 ($18.25 x 500 = $9,125).
common stock for other beneficial owners


                                       42

Mr. Carver holds 750 shares of common stock in "street name"        Because the Reorganization will be effected at the record-
through XYZ Brokerage as of the effective time.  XYZ                holder level, Mr. Carver will continue to hold 750 shares of
Brokerage also holds a total of 1,000 shares for ten other          common stock in "street name" through XYZ Brokerage,
beneficial owners.                                                  which is considered the record holder.  The other beneficial owners will likewise continue to own their shares in "street name."

Note: If Mr. Carver wants to be cashed out in the Reorganization, he can transfer his shares out of "street name" into his own name. Mr. Carver would have to act far enough in advance of the Reorganization so that the transfer is completed by effective date of the Reorganization.

Legal  Effectiveness

     As soon as practicable after shareholder approval of the Plan, we will file articles of merger with the Wisconsin Department of Financial Institutions and will send a Letter of Transmittal to all record holders of Nicolet common stock who are entitled to receive cash in the Reorganization. The Reorganization will be effective upon filing of the articles or certificate of merger with the Wisconsin Department of Financial Institutions. We anticipate that this will occur in March of 2005.

     On the effective date of the Reorganization, each shareholder who owns 1,500 shares or less of record immediately prior to the Reorganization will not have any rights as a Nicolet shareholder and will have only the right to receive cash as provided under the Plan.

Exchange  of  Stock  Certificates  for  Cash

     A Letter of Transmittal, which will be mailed to cashed-out shareholders after the Reorganization has been completed, will provide the means by which shareholders will surrender their Nicolet stock certificates and obtain the cash to which they are entitled. If certificates evidencing Nicolet common stock have been lost or destroyed, we may, in our full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder may be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying Nicolet and all other persons against any losses occurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact us. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal.

     Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates for cash in the Reorganization. Nicolet will bear these costs.

     THE LETTER OF TRANSMITTAL WILL BE SENT TO SHAREHOLDERS PROMPTLY AFTER THE EFFECTIVE DATE OF THE REORGANIZATION. DO NOT SEND IN YOUR STOCK CERTIFICATE(S) UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. ASSUMING YOU SUBMIT YOUR STOCK CERTIFICATE(S) PROMPTLY THEREAFTER, WE EXPECT THAT YOU WILL RECEIVE YOUR CASH PAYMENT WITHIN APPROXIMATELY FOUR TO SIX WEEKS AFTER THE EFFECTIVE DATE OF THE REORGANIZATION.

Conditions  and  Regulatory  Approvals

     Consummation of the Reorganization is subject to the approval of our shareholders at the special meeting, the absence of any required consents or approvals that remain outstanding, and the absence of any other circumstances (such as a large number of dissenters) that in the board's view make it inadvisable to proceed with the transaction. Approval from the Federal Reserve Bank is also required to incur the debt needed to finance the transaction. See "Source of Funds and Expenses."

Termination  of  Securities  Exchange  Act  Registration

     Nicolet's common stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that Nicolet has fewer than 300 shareholders of record. Upon the completion of the Reorganization, Nicolet will have approximately 241 shareholders of record. We intend to apply for termination of the registration of Nicolet's common stock under the Securities Exchange Act as promptly as possible after the effective date of the Reorganization.

SOURCE  OF  FUNDS  AND  EXPENSES

     We estimate that approximately $4,256,429 will be required to pay for the shares of Nicolet common stock exchanged for cash in the Reorganization. We intend to finance the Reorganization by means of a new unsecured line of credit in the principal amount of $5,000,000 with M & I Bank with a floating interest rate, reset monthly, equal to one-month LIBOR plus 200 basis points. Interest on the principal balance is payable monthly, and the entire principal amount is due on December 31, 2005. At September 30, 2004, we had approximately $3.3 million in cash and cash equivalents.

     Obtaining the line of credit is subject to the approval of the Federal Reserve Bank, which we have requested. If such approval is not granted, we will consider and disclose to shareholders alternative means of financing or, if no reasonable alternative is available, terminate the Reorganization.

     Additionally, Nicolet will pay all of the expenses related to the Reorganization. We estimate that these expenses will be as follows:

SEC filing fees          $            851
Legal fees                         35,000
Accounting fees                     5,000
Financial advisory fees            65,000
Proxy solicitation fee             10,000
Printing costs                      5,000
Other                               4,149
                         ----------------
     Total               $        125,000
                         ================

DISSENTERS'  RIGHTS

     Pursuant to the provisions of Wisconsin Business Corporation Law, Nicolet's shareholders have the right to dissent from the Plan and to receive the fair value of their shares in cash. THIS VALUE MAY BE MORE OR LESS THAN THE $18.25 PER SHARE THAT WE ARE PAYING IN THE REORGANIZATION. Holders of Nicolet common stock who fulfill the requirements described below will be entitled to assert dissenters' rights.

     Pursuant to the provisions of Sections 180.1301 et seq. of the Wisconsin Business Corporation Law, if the Reorganization is consummated, you must:

     - give to Nicolet, prior to the vote at the special meeting with respect to the approval of the Plan, written notice of your intent to demand payment for your shares of Nicolet common stock (hereinafter referred to as "shares") if the proposed action is effected;

     -    not  vote  in  favor  of  the  Plan;  and

     - comply with the statutory requirements summarized below. If you perfect your dissenters' rights, you will receive the fair value of your shares as of the effective date of the Reorganization.

     You may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Nicolet in writing of the name and address of each person on whose behalf you are asserting dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder's other shares were registered in the names of different shareholders.

     Voting against the Plan will not satisfy the written demand requirement. In addition to not voting in favor of the Plan, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reorganization is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Plan and will not be entitled to assert dissenters' rights.

     Any written objection to the Plan satisfying the requirements discussed above should be addressed to Nicolet National Bankshares, Inc., 110 South Washington Street, Green Bay, Wisconsin 54301, Attention: Robert B. Atwell, President and Chief Executive Officer.

     If the shareholders of Nicolet approve the Plan at the special meeting, Nicolet must deliver a written dissenters' notice (the "Dissenters' Notice") to all of its shareholders who satisfied the foregoing requirements. The Dissenters' Notice must be sent within 10 days after the effective date of the Reorganization and must:

     - state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

     - inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

     - supply holders with a form for demanding payment that includes the date of the first announcement of the terms of the Plan and requires the holder (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) to certify whether or not he acquired beneficial ownership of the shares prior to the announcement date;

     - set a date by which Nicolet must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice) is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than 20 days after the demand date; and

     - be accompanied by a copy of Sections 180.1301 et seq. of the Wisconsin Business Corporation Law.

     A record shareholder who receives the Dissenters' Notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 180.1322(2)(c) of the Wisconsin Business Corporation Law and deposit such holder's certificates in accordance with the Dissenters' Notice. Dissenting shareholders will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Reorganization. A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under Sections 180.1301 et seq. of the Wisconsin Business Corporation Law.

     Except  as  described  below,  Nicolet  must upon the effective date of the
Reorganization, or upon receipt of a payment demand, pay each dissenting shareholder who substantially complied with the payment demand and deposit requirements described above the amount Nicolet estimates to be the fair value of the shares, plus accrued interest from the effective date of the Plan. Nicolet's offer of payment under Section 33-13-250 of the Wisconsin Business Corporation Law must be accompanied by:

     -    recent  financial  statements  of  Nicolet;

     - Nicolet's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

     -    an  explanation  of  how  the  interest  was  calculated;

     - a statement of the dissenter's right to demand additional payment under the Wisconsin Business Corporation Law; and

     - a copy of Sections 180.1301 et seq. of the Wisconsin Business Corporation Law.

     If the Reorganization is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Nicolet must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Nicolet must send a new Dissenters' Notice if the Reorganization is consummated after the return of certificates and repeat the payment demand procedure described above.

     Section 180.1328 of the Wisconsin Business Corporation Law provides that a dissenting shareholder may notify Nicolet in writing of his or her own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate (less any payment made under the procedure described above), if:

     - he or she believes that the amount paid by Nicolet is less than the fair value of his or her shares or that Nicolet has calculated incorrectly the interest due;

     - Nicolet fails to make payment under Section 180.1325 within 60 days after the date set for demanding payment; or

     - Nicolet, having failed to consummate the Reorganization, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A  dissenting  shareholder  waives his or her right to demand payment under
Section 33-13-280 unless he or she notifies Nicolet of his or her demand in writing within 30 days after Nicolet makes or offers payment for his or her shares.

     If a demand for payment under Section 180.1328 remains unsettled, Nicolet must commence a special proceeding in the Court of Common Pleas of Wisconsin, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Nicolet does not commence the proceeding within those 60 days, the Wisconsin Business Corporation Law requires Nicolet to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Nicolet is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Nicolet, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, capriciously, or not in good faith in demanding payment under
Section 180.1328. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Nicolet if the court finds
Nicolet did not substantially comply with the requirements of specified provisions of the Wisconsin Business Corporation Law, or against either Nicolet or a dissenting shareholder if the court finds that such party acted arbitrarily, capriciously, or not in good faith with respect to the dissenters' rights provided by the Wisconsin Business Corporation Law.

     If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Nicolet, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. In a proceeding commenced by dissenters to enforce the statutory liability of Nicolet in the event Nicolet fails to commence an appraisal within the sixty day period described above, the court will assess costs of the proceeding and fees and expenses of dissenters' counsel against the corporation.

     This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Sections 180.1301 et. seq. of the
Wisconsin  Business  Corporation  Law,  included  as  Appendix B to  this  Proxy
                                                      ----------
Statement. If you intend to dissent from approval of the Plan, you should review carefully the text of Appendix B and should also consult with your attorney.
                          ----------
We will not give you any further notice of the events giving rise to dissenters' rights or any steps associated with perfecting dissenters' rights, except as indicated above or otherwise required by law.

     We have not made any provision to grant you access to any of the corporate files of Nicolet, except as may be required by the Wisconsin Business Corporation Law, or to obtain legal counsel or appraisal services at the expense of Nicolet.

     Any dissenting shareholder who perfects his or her right to be paid the "fair value" of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Special Factors-Federal Income Tax Consequences of the Reorganization."

                  INFORMATION ABOUT NICOLET AND ITS AFFILIATES


DIRECTORS  AND  EXECUTIVE  OFFICERS

     All of the directors listed below are also directors of Nicolet National Bank, a wholly-owned subsidiary of the Company ("Nicolet National"). Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years. The ages shown are as of December 31, 2003.

                                                               POSITIONS AND
NAME (AGE)                  DIRECTOR SINCE                   BUSINESS EXPERIENCE
--------------------------  --------------  ---------------------------------------------------

Robert B. Atwell (46)                 2000  Chairman of the Company since 2002; President
                                            and chief executive officer of the Company and
                                            Nicolet National since 2000; previously employed
                                            by Associated Bank Green Bay from 1987 to 2000
                                            in various capacities, most recently serving as
                                            executive vice president and senior lending
                                            officer.

Michael E. Daniels (39)               2000  Executive vice president and chief lending officer
                                            of Nicolet National since 2000 and Secretary of
                                            the Company since 2002; previously employed by
                                            Associated Bank Green Bay from 1995 to 2000 as
                                            senior vice president and metro group manager for
                                            business banking.

Wendell E. Ellsworth (63)             2000  Owner and chief executive officer, Algoma
                                            Hardwoods, Inc., Appalachian Door, LLC and
                                            Algoma Door, Inc., door manufacturers; and WEE
                                            Enterprises, a real estate company.

Deanna L. Favre (35)                  2000  Chief executive officer, Favre Forward
                                            Foundation, which supports disadvantaged and
                                            disabled children's causes.

Michael F. Felhofer (46)              2000  President, Candleworks of Door County, Inc., a
                                            candle manufacturer and retailer.  Previously,
                                            advisor, Lang Candles, Ltd., a candle company.

James M. Halron (50)                  2000  Co-owner, Halron Oil Company, Inc., a gas and
                                            oil distributor; co-owner of Halco Barge Lines,
                                            Inc, Halco Terminals, Inc., and Halron Brothers
                                            LLP, and Halron Partnership LLP, real estate
                                            partnerships.


                                       48

                                                               POSITIONS AND
NAME (AGE)                  DIRECTOR SINCE                   BUSINESS EXPERIENCE
--------------------------  --------------  ---------------------------------------------------

Philip J. Hendrickson (83)            2000  Retired; former chairman, chief executive officer
                                            and president of KI Krueger International, a
                                            manufacturer of office, commercial, institutional
                                            and educational furniture.  Also a director of
                                            Ariens Co., Brillion, Wisconsin and Trudell
                                            Trailer Co., DePere, Wisconsin.

                                            President of NPS Corp., a manufacturer and
                                            marketer of spill control and protection packaging
                                            products; managing member of Hetzel Enterprises
                                            LLC, a real estate company.

Andrew F. Hetzel, Jr. (47)            2001  Owner and President, Euro Pharma Inc., a
                                            distributor of therapeutic skin care products,
                                            exclusive personal care products and unique
                                            natural remedies.  Former owner and founder of

Terrence J. Lemerond (65)             2000  Enzymatic Therapy, a vitamin and health
                                            supplement manufacturer.

Donald J. Long, Jr. (46)              2000  Owner and president, Century Drill & Tool Co.,
                                            Inc., an expediter of power tool accessories.

Susan L. Merkatoris (40)              2003  Owner and President of Susan L. Merkatoris,
                                            CPS, SC, a consulting business specializing in
                                            small business accounting and management
                                            issues; Co-owner Larboard Enterprises, LLC, a
                                            packing and shipping franchise doing business as
                                            The UPS Stores; Co-owner and Vice President,
                                            Midwest Stihl Inc., a distributor of Stihl power
                                            products; Previously, Manager of Accounting and
                                            Finance, Claim Management Service, Inc.

Wade T. Micoley (43)                  2000  Owner, Re/Max 1st Advantage, a real estate
                                            brokerage franchise; partner, Whirthington
                                            Estates, Inc., a real estate development company;
                                            and owner, Tycore Built LLC, a residential and
                                            commercial contracting company.

Ronald C. Miller (66)                 2000  Retired president and chief executive officer, Four
                                            Corporation, an automated welding equipment
                                            and custom fabricating/machining business.

Sandra A. Renard (64)                 2001  President and owner, Renco Machine Company,
                                            Inc., a manufacturer of equipment for the paper
                                            making industry and foundries.


                                       49

                                                               POSITIONS AND
NAME (AGE)                  DIRECTOR SINCE                   BUSINESS EXPERIENCE
--------------------------  --------------  ---------------------------------------------------

Robert J. Weyers (39)                 2000  Co-owner, Weyers Group, a private equity
                                            investment firm and Commercial Horizons, Inc., a
                                            commercial property development company.

STOCK  OWNERSHIP  BY  AFFILIATES

     The following table sets forth the number and the percentage ownership of shares of Nicolet common stock beneficially owned by each director and executive officer of Nicolet and by all current directors and executive officers as a group as of December 31, 2004. We are unaware of any shareholder who owns more than 5% of our outstanding shares of common stock.

     The table also sets forth the number and approximate percentage of shares of Nicolet common stock that the persons named in the table would beneficially own after the effective date of the Reorganization on a pro forma basis, assuming no changes in ownership between December 31, 2004 and the effective date of the Reorganization.

     Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power" which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days. Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares.

                                                        Percent Beneficial Ownership
                                                        ----------------------------
       Name                          Amount and
       ----                          Nature of
                                     Beneficial        Before the         After the
                                     Ownership       Reorganization     Reorganization
                                     ---------       --------------     --------------
Robert B. Atwell                       104,600(2)            3.3                3.5
Michael E. Daniels                     102,789(3)            3.2                3.5
Wendell E. Ellsworth                    97,577(4)            3.0                3.3
Jacqui A. Engebos                       25,000(5)             *                  *
Deanna L. Favre                         87,500(8)            2.7                2.9
Michael F. Felhofer                     67,500(7)            2.1                2.3
James M. Halron                         57,500(7)            1.8                1.9
Philip J. Hendrickson                  105,000(8)            3.3                3.5
Andrew F. Hetzel, Jr.                  101,000               3.2                3.4
Terrence J. Lemerond                   117,500(7)            3.7                4.0
Donald J. Long, Jr.                     71,900(7)            2.2                2.4
Susan L. Merkatoris                      2,000(9)             *                  *
Wade T. Micoley                        107,450(10)           3.4                3.6
Ronald C. Miller                        77,500(7)            2.4                2.6
Sandra A. Renard                       101,000(11)           3.2                3.4
Robert J. Weyers                        65,500(7)            2.0                2.2


                                       50

All Directors and Executive Officers
as a Group (16 persons)              1,291,316(12)          40.3               43.4

*Represents  less  than  one  percent.

1     For  purposes of this table, percentages shown treat all shares subject to exercisable warrants and options held by directors and executive officers as if they were issued and outstanding.

2 Includes exercisable option to purchase 61,200 shares of common stock granted to Mr. Atwell under his employment agreement and an exercisable warrant for 7,500 shares granted to Mr. Atwell as an organizer of Nicolet National.

3 Includes 11,000 shares held jointly with his spouse, 2,420 shares held by minor children, 9,803 shares held in his spouse's IRA, an exercisable option to purchase 57,500 shares of common stock granted to Mr. Daniels under his employment agreement and an exercisable warrant for 7,500 shares granted to Mr. Daniels as an organizer of Nicolet National.

4     Includes 35,100 shares held jointly with his spouse, 16,000 shares held in trusts for the benefit of grandchildren and an exercisable warrant for 7,500 shares granted to Mr. Ellsworth as an organizer of Nicolet National.

5     Includes  exercisable  options  to purchase 20,000 shares of common stock.

6     Includes  80,000  shares  held  jointly with her spouse and an exercisable warrant  for  7,500  shares  granted  to  Ms.  Favre  as an organizer of Nicolet
National.

7     Includes an exercisable warrant for 7,500 shares granted to each organizer of  Nicolet  National.

8 Includes 75,000 shares held jointly with his spouse; 22,500 shares held in a trust for the benefit of his children, as to which his spouse serves as trustee; and an exercisable warrant for 7,500 shares granted to Mr. Hendrickson as an organizer of Nicolet National.

9     Includes  2,000  shares  held  jointly  with  her  spouse.

10 Includes 70,550 shares held in a joint trust, 4,700 shares held in each of two children's names, 1,000 shares held in his spouse's IRA, and an exercisable warrant for 7,500 shares granted to Mr. Micoley as an organizer of Nicolet National.

11   Includes  100,000  shares  held as trustee for a joint trust and options to purchase  1,000  shares  of  common  stock.

12     Includes  exercisable  options to purchase 140,700 shares of common stock and 90,000 shares subject to exercisable warrants granted to the organizers of Nicolet National.

RECENT  AFFILIATE  TRANSACTIONS  IN  NICOLET  STOCK

     The following table shows all purchases of Nicolet common stock by the filing persons during the past two years and all transactions in Nicolet common stock by Nicolet and its executive officers, directors and affiliates during the past 60 days. Nicolet has never repurchased any of its outstanding shares of common stock.

Name                   Date      No of Shares  Price per Share   How Effected
----                   ----      ------------  ---------------   ------------

Robert B. Atwell       12/31/03  1,000         $  10             Option Exercise
                       11/15/04  9,300            10             Option Exercise

                       12/17/04    100            -                Donation to
                                                                Various Charities

                       12/30/04    700            -                Donation to
                                                                Various Charities

Andrew F. Hetzel, Jr.  11/17/04  1,000            12.50          Option Exercise

     In addition to the transactions listed above, on December 9, 2004, Nicolet granted options to purchase a total of 4,000 shares of common stock to 4 persons, none of whom are affiliates of the Company, at an exercise price of $15.00 per share.

RELATED  PARTY  TRANSACTIONS

     Other than ordinary lending transactions between Nicolet National Bank on standard commercially available terms, made in compliance with Federal Reserve Regulation O, there have been no transactions since June 30, 2002 between the Company and any current affiliate involving more than $60,000 or 1% of Nicolet's revenues for the year.

MARKET  FOR  COMMON  STOCK  AND  DIVIDENDS

     There is not an organized trading market for Nicolet's common stock, and we do not expect that an active market for Nicolet common stock will develop after the Reorganization. The common stock has never been listed on an exchange or quotation system. To our knowledge, our stock has traded at prices ranging from $12.50 to $15.00 per share since June 30, 2002. We will not take any steps to cause the shares of Nicolet common stock to become eligible for trading on an exchange or automated quotation system after the Reorganization, and Nicolet will not be required to file reports under the Securities Exchange Act of 1934.

     We have not paid and do not anticipate paying dividends on our common stock in the immediate future. At present, the only source of funds from which we could pay dividends would be dividends paid to us by Nicolet National Bank. The Bank is required by federal law to obtain prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by our board of directors in any year will exceed (1) the total of the Bank's net profits for that year, plus (2) the Bank's retained net profits of the preceding two years, less any required transfers to surplus. No assurance can be given that we will declare dividends in the future, or if we do so, what the amount of the dividends will be or whether such dividends, once declared, would continue.

DESCRIPTION  OF  COMMON  STOCK

     Common Stock. Nicolet is authorized by its articles of incorporation to issue 30,000,000 shares of common stock, par value, $.01 per share. As of the record date, Nicolet had shares of common stock issued and outstanding and held by approximately 499 shareholders of record.

     All shares of common stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the board of directors, and upon liquidation or dissolution of the corporation, whether voluntary or involuntary, to share equally in the assets of the corporation available for distribution to shareholders. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders.

     There is no redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. Our articles of incorporation do not provide for preemptive rights to acquire additional shares of common stock when issued. All of the outstanding shares of common stock are fully paid and non-assessable.

     Warrants. In connection with the organization of Nicolet National Bank, the organizers of the bank received a total of 90,000 warrants to purchase common stock at a price of $10.00 per share. These warrants were assumed by Nicolet Bankshares in its acquisition of Nicolet National Bank in the reorganization. The warrants vest in one-third annual increments over a period of three years, beginning on September 30, 2001. As a result, all of the outstanding warrants are currently vested. The warrants are exercisable for a ten-year period that expires on September 30, 2010. If Nicolet National Bank's capital falls below the minimum level required by the Office of the Comptroller of the Currency, we may be directed to require the holders to exercise or forfeit their warrants.

Anti-Takeover  Provisions

     The provisions of our articles of incorporation and bylaws summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

     Approval  of  Significant  Corporate  Transactions.  Our  articles  of
     --------------------------------------------------
incorporation require the affirmative vote of either (1) a majority of the board of directors and shareholders owning at least two-thirds of the issued and outstanding shares of the corporation or (2) two-thirds of the board of directors and shareholders owning at least a majority of the issued and outstanding shares of the corporation in order to approve a merger or share exchange, or a sale of all or substantially all of the corporation's assets.

     Number of Directors.   Our bylaws provide that the board of directors shall
     -------------------
have not less than two nor more than twenty-five members. The number of directors may be fixed from time to time by the affirmative vote of board of directors. A director is elected for a one-year term or until his or her successor is elected.

     Our articles of incorporation also permit cumulative voting in the election of directors. Accordingly, a shareholder may cast all of his or her total number of votes for a single director nominee, or may distribute his or her votes in any manner among two or more of the director nominees. To be elected, a director nominee must receive more votes than any other nominee for the same seat on our board of directors.

     Removal  of  Directors  and  Filling  Vacancies.  Our bylaws provide that a
     -----------------------------------------------
director may be removed by shareholders at a meeting called to remove him or her for cause. A director may not be removed, however, if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

     Authorized  but  Unissued  Stock.  The  authorized  but  unissued shares of
     --------------------------------
common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Limitation  of  Liability

     Our articles of incorporation and bylaws contain no provisions that limit the personal liability of a director to the shareholders for monetary damages for breach of his or her duty as a director. However, the Wisconsin Business Corporation Law limits the personal liability of a director to the shareholders of a Wisconsin corporation for monetary damages for breach of his or her duty as a director, except in the following instances:

     - a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

     - a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

     - a transaction from which the director derived an improper personal profit; or

     -    willful  misconduct.

The limitation on director liability, however, does not apply to any action brought by or on behalf of a governmental entity, receiver, conservator, or depositor of any banking institution, as defined by Wisconsin law, or any subsidiary of a banking institution.

SHAREHOLDER  PROPOSALS

     Proposals by shareholders for consideration at our 2005 Annual Meeting of Shareholders must be received at our offices at 110 South Washington Street, Green Bay, Wisconsin 54301 no later than November 23, 2004 if any such proposal is to be eligible for inclusion in our proxy materials for our 2005 Annual Meeting. Proposals by shareholders received after that date will not be included in our proxy materials for the 2005 Annual Meeting. Until we complete the Reorganization, shareholders submitting proposals for inclusion in our proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended. Under applicable regulations, we are not required to include shareholder proposals in our proxy materials unless certain other conditions specified in those regulations are satisfied.

     Although shareholders may still submit proposals in accordance with our bylaws, even if the proposals are not included in the proxy statement, the persons named as proxies in the Company's proxy statement for the meeting will have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. Our bylaws require that the notice describe: (i) the proposal and the reason it is being brought before the meeting; (ii) the proponent's name and address and the number of shares he or she beneficially owns; and (iii) any material interest of the proponent in the proposal. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data is derived from, and qualified by reference to, Nicolet's Consolidated Financial Statements and the Notes thereto included in its Annual Report on Form 10-KSB for the year ended December 31, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of "Management's Discussion and Analysis of Financial Condition and
Results  of  Operations" attached as Appendices D and E to this proxy statement.
                                     ------------------

                                         ---------------------------------
(In thousands except per share data)         2003        2002       2001
                                             ----        ----       ----

Net interest income                      $    7,747      5,084      3,380
Provision for loan losses                     2,335      1,308      1,200
Noninterest income                            3,198      1,575        673
Noninterest expense                           7,211      5,148      3,454
Income taxes                                    421        145       (670)
Net earnings                             $      978         58         70

PER COMMON SHARE
Basic earnings per share                 $      .33        .03        .04
Diluted earnings per share                      .32        .03        .04
Book value                               $    10.92      10.60       9.37

AT YEAR END
Loans, net                               $  258,660    209,926    122,660
Earning assets
Assets                                      337,395    250,005    171,612
Deposits                                    289,080    206,731    150,066
Stockholders' equity                     $   32,229     31,249     17,300
Common shares outstanding                 2,951,154  2,946,820  1,845,987

AVERAGE BALANCES
Loans                                    $  249,045    171,441     90,904
Earning assets                              279,078    198,446    113,338
Assets                                      293,110    208,603    116,910
Deposits                                    254,253    180,876     98,498
Stockholders' equity                     $   29,331     19,977     16,935
Weighted average shares outstanding       2,956,923  2,948,668  2,130,730

KEY PERFORMANCE RATIOS
Return on average assets                        .33        .03        .06
Return on average stockholders' equity         3.33        .29        .41
Average equity to average assets              10.01       9.60      14.50

                                                      For the Nine months
                                                     Ended  September  30,
                                                     ---------------------
(In thousands except per share data)                    2004       2003
                                                     ----------  ---------

Net interest income                                  $    7,522      5,568
Provision for loan losses                                 2,300      1,723
Noninterest income                                        2,621      2,627
Noninterest expense                                       6,550      5,197
Income taxes                                                354        419
Net earnings                                         $      940        855

PER COMMON SHARE
Basic earnings per share                             $      .32       0.29
Diluted earnings per share                                  .32       0.29
Book value                                           $    23.93      10.89

AT PERIOD END
Loans, net                                           $  296,967    252,904
Earning assets                                          350,129    290,794
Assets                                                  373,673    309,881
Deposits                                                326,697    272,799
Stockholders' equity                                 $   33,217     32,124
Common shares outstanding                             2,957,654  2,946,820

AVERAGE BALANCES
Loans                                                $  295,646    218,698
Earning assets                                          331,865    247,705
Assets                                                  353,700    258,778
Deposits                                                311,009    230,031
Stockholders' equity                                 $   32,961     29,453
Weighted average shares outstanding                   2,956,923  2,947,472

KEY PERFORMANCE RATIOS
Return on average assets (annualized)                       .35        .44
Return on average stockholders' equity (annualized)        3.80       3.87
Average equity to average assets                           9.32      11.38

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet as of September 30, 2004 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of earnings for the nine months ended September 30, 2004, and for the year ended December 31, 2003 (collectively, the "Pro Forma Statements of Earnings"), show the pro forma effect of the Reorganization. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reorganization occurred at September 30, 2004, while the pro forma adjustments to the Pro Forma Statements of Earnings are computed as if the Reorganization were consummated on January 1, 2003, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by Nicolet after consummation of the Reorganization.

     The pro forma information does not purport to represent what Nicolet's results of operations actually would have been if the Reorganization had occurred on January 1, 2003.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARIES
                        PRO FORMA CONSOLIDATED BALANCE SHEET
                                 SEPTEMBER 30, 2004
                               (DOLLARS IN THOUSANDS)
                                    (UNAUDITED)

                                                           Pro Forma     Pro Forma
                                                           ------------
                                            Historical     Adjustments   Combined
                                            ----------    ------------   --------
  ASSETS
--
Cash and due from banks                     $       8,428                     8,428
Federal funds sold                                 13,924                    13,924
                                            -------------                ----------
       Cash and cash equivalents                   22,352                    22,352
Interest-bearing deposits                             746                       746
Securities available for sale                      31,204                    31,204
Other investments                                   1,556                     1,556
Mortgage loans held for sale                        2,026                     2,026
Loans, net                                        296,967                   296,967
Premises and equipment                              7,855                     7,855
Bank owned life insurance                           7,363                     7,363
Other assets                                        3,604                     3,604
                                            -------------                ----------
           Total assets                     $     373,673                   373,673
                                            =============                ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Non-interest bearing                   $      34,841                    34,841
     Interest bearing                             291,586                   291,586
                                            -------------                ----------
     Total deposits                               326,697                   326,697

Short term borrowings                               2,188                     2,188
Junior subordinated debentures                      6,186                     6,186
Note payable                                        3,045        4,381        7,426
Accrued expenses and other liabilities              1,841            -        1,841
                                            -------------  ------------  ----------

           Total liabilities                      339,957        4,381      344,338
                                            -------------  ------------  ----------

Minority interest in joint venture                    500                       500

Shareholders' equity:
Common stock                                           30           (2)          28
Additional paid-in capital                         32,170       (4,379)      27,791
Retained earnings                                     864                       864
Accumulated other comprehensive income                152            -          152
                                            -------------  ------------  ----------

Total stockholders' equity                         33,216       (4,381)      28,835
                                            -------------                ----------

Total liabilities and equity                $     373,673            -      373,673
                                            =============  ============  ==========
                                            Common stock

-------------------------------------------
(1)  Retirement of 233,229 shares at $18.25
     plus $125,000 in transaction costs,
     financed by note payable to a bank
-------------------------------------------

Shares outstanding                              2,957,654                 2,724,425
Book value per share                        $       11.23                $    10.58

See accompanying notes to pro forma consolidated financial statements.

                                 NICOLET BANKSHARES, INC. AND SUBSIDIARIES
                          PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                (UNAUDITED)
                                                                                   Pro Forma
                                                                                   ------------
                                                                  Historical       Adjustments   Pro Forma
                                                               --                  ------------  ----------

Interest income                                               $       12,968                         12,968
Interest expense                                                       5,446  (1)          145        5,591
                                                              --------------       ------------  ----------
     Net interest income                                               7,522              (145)       7,377

Provision for loan losses                                              2,300                          2,300
Noninterest income                                                     2,621                          2,621
Noninterest expense                                                    6,550                 -        6,550
                                                              --------------       ------------  ----------
     Earnings before taxes                                             1,293              (145)       1,148

     Income tax expense                                                  354  (2)          (55)         299
                                                              --------------                     ----------

     Net earnings                                             $          939               (90)         849
                                                              ==============                     ==========

(1)  Increase in interest expense on bank borrowings at 4.4%
(2)  Income tax effect of reduced income at 38%


Basic earnings per share                                      $          .32                     $      .31
Diluted earnings per share                                    $          .32                     $      .31

Weighted average shares:
     Basic                                                         2,953,077          (233,229)   2,719,848
     Diluted                                                       2,948,109          (233,229)   2,714,880

See accompanying notes to pro forma consolidated financial statements.

                                NICOLET BANKSHARES, INC. AND SUBSIDIARIES
                              PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS
                                   FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                               (UNAUDITED)

                                                                  Historical       Pro Forma   Pro Forma
                                                                --                 ----------  ----------

Interest income                                               $       14,962                       14,962
Interest expense                                                       7,215  (1)        193        7,408
                                                              --------------       ----------  ----------
     Net interest income                                               7,747            (193)       7,554

Provision for loan losses                                              2,335                        2,335
Noninterest income                                                     3,198                        3,198
Noninterest expense                                                    7,211               -        7,211
                                                              --------------       ----------  ----------
Earnings before income taxes                                           1,399            (193)       1,206

Income tax expense                                                       421  (2)        (73)         348
                                                              --------------                   ----------

     Net earnings                                             $          978            (120)         858
                                                              ==============       ==========  ==========

(1)  Increase in interest expense on bank borrowings at 4.4%
(2)  Income tax effect of reduced income at 38%

Basic earnings per share                                      $          .33                   $      .32
Diluted earnings per share                                    $          .32                   $      .31

Weighted average shares:
     Basic                                                         2,948,668        (233,229)   2,715,439
     Diluted                                                       3,042,218        (233,229)   2,808,989

See accompanying notes to pro forma consolidated financial statements.

                    NICOLET BANKSHARES, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS



(1) The unaudited pro forma consolidated balance sheet as of September 30, 2004 and consolidated statements of earnings for the nine months ended September 30, 2004 and for the year ended December 31, 2003 have been prepared based on the historical consolidated balance sheets and statements of earnings, which give effect to the Reorganization as if it had occurred on the earliest date presented.

(2) In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and of a recurring nature.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, Proxy Statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, by telephone from the SEC at 1-800-SEC-0330, or via the SEC's website at www.sec.gov.

                                   APPENDIX A
                                   ----------

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Plan of Reorganization") is made and entered into as of the 15th day of December, 2004, by and between Nicolet Bancshares, Inc. ("Nicolet"), a bank holding company organized under the laws of the State of Wisconsin, and Nicolet Interim Corporation ("Interim"), a Wisconsin corporation.

                                   WITNESSETH
                                   ----------

     WHEREAS, Nicolet and Interim have determined that in order to effect a recapitalization of Nicolet resulting in the suspension of its duties to file reports with the Securities and Exchange Commission, Nicolet should cause
Interim to be organized as a Wisconsin corporation for the sole purpose of merging with and into Nicolet, with Nicolet being the surviving corporation;

     WHEREAS, the authorized capital stock of Nicolet consists of 30,000,000 shares of common stock ("Nicolet Common Stock"), $0.01 par value, of which 2,975,454 shares are issued and outstanding;

     WHEREAS, the authorized capital stock of Interim consists of 1,000 shares of common stock ("Interim Common Stock"), $0.01 par value, of which 100 shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Nicolet and Interim deem it advisable and in the best interests of Nicolet and Interim and their respective shareholders that Interim be merged with and into Nicolet;

     WHEREAS, the respective Boards of Directors of Nicolet and Interim, by resolutions duly adopted, have approved and adopted this Plan of Reorganization and directed that it be submitted to the respective shareholders of Nicolet and Interim for their approval; and

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Nicolet Common Stock and Interim Common Stock as hereinafter provided, and such other provisions relating to the reorganization and merger as the parties deem necessary or desirable, the parties hereto agree as follows:

                                    SECTION 1

                                 REORGANIZATION
                                 --------------

     Pursuant to the applicable provisions of Wisconsin law, Interim shall be merged with and into Nicolet (the "Reorganization"). Nicolet shall be the survivor of the merger (the "Surviving Corporation").

                                    SECTION 2

                      EFFECTIVE DATE OF THE REORGANIZATION
                      ------------------------------------

     The merger of Interim with and into Nicolet shall be effective as of the date (the "Effective Date") specified in the articles or certificate of merger relating to the Reorganization as filed with the Wisconsin Secretary of State.

                                    SECTION 3

                  LOCATION, ARTICLES AND BYLAWS, AND MANAGEMENT
                  ---------------------------------------------

     On  the  Effective  Date:

     (a) The principal office of the Surviving Corporation shall be located at 110 South Washington Street, Green Bay, Wisconsin 54301, or such other location where Nicolet is located on the Effective Date of the Reorganization.

     (b) The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the same Articles of Incorporation and Bylaws of Nicolet as are in effect on the Effective Date of the Reorganization.

     (c) The directors and officers of the Surviving Corporation shall be the directors and officers of Nicolet on the Effective Date of the Reorganization. All such directors and officers of the Surviving Corporation shall serve until their respective successors are elected or appointed pursuant to the applicable provisions of the Articles and Bylaws of the Surviving Corporation.

                                    SECTION 4

               EXISTENCE, RIGHTS, DUTIES, ASSETS, AND LIABILITIES
               --------------------------------------------------

     (a) As of the Effective Date of the Reorganization, the existence of Nicolet shall continue in the Surviving Corporation.

     (b) As of the Effective Date of the Reorganization, the Surviving Corporation shall have, without further act or deed, all of the properties, rights, powers, trusts, duties and obligations of Nicolet and Interim.

     (c)     As  of  the  Effective  Date  of  the Reorganization, the Surviving
Corporation shall have the authority to engage only in such businesses and to exercise only such powers as are provided for in the Articles of Incorporation of the Surviving Corporation, and the Surviving Corporation shall be subject to the same prohibitions and limitations to which it would be subject upon original incorporation, except that the Surviving Corporation may engage in any business and may exercise any right that Nicolet or Interim could lawfully have exercised or engaged in immediately prior to the Effective Date of the Reorganization.

     (d) No liability of Nicolet or Interim or of any of their shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of Nicolet or Interim be impaired by the Reorganization. Any claim existing or any action pending by or against Nicolet or Interim may be prosecuted to judgment as if the Reorganization had not taken place, or the Surviving Corporation may be substituted in place of Nicolet or Interim.

                                    SECTION 5

                    EFFECT OF MERGER ON INTERIM SHAREHOLDERS
                    ----------------------------------------

     Each share of Interim Common Stock outstanding immediately prior to the Effective Date of the Reorganization shall be cancelled and shall no longer be outstanding.

                                    SECTION 6

                      MANNER AND BASIS OF CONVERTING SHARES
                      -------------------------------------
                              OFNICOLETCOMMON STOCK
                              ---------------------

     (a)     Conversion  of Shares.  The shares of Nicolet Common Stock that are
             ---------------------
outstanding on the Effective Date of the Reorganization, excluding those shares of Nicolet Common Stock held by shareholders who have perfected dissenters' rights of appraisal under the applicable provisions of Wisconsin law (the "Dissenters' Rights Provisions"), shall be converted or retained as follows:

          (1) Each share of Nicolet Common Stock held by a shareholder who is the record holder of 1,500 or fewer shares of Nicolet Common Stock shall be converted into the right to receive cash, payable by the Surviving Corporation, in the amount of $18.25 per share of Nicolet Common Stock.

          (2) Each share of Nicolet Common Stock held of record by a shareholder who is the holder of more than 1,500 shares of Nicolet Common Stock shall remain outstanding and held by such shareholder.

          (3) All treasury stock held by the Company shall remain treasury stock and shall be unaffected by this Plan of Reorganization.

     (b)     Failure  to  Surrender  Nicolet Common Stock Certificates.  Until a
             ---------------------------------------------------------
Nicolet shareholder receiving cash in the Reorganization surrenders his or her Nicolet Common Stock certificate or certificates to Nicolet (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to Nicolet's usual procedures), the shareholder shall not be issued the cash (or any interest thereon) that such Nicolet Common Stock certificate entitles the shareholder to receive.

                                    SECTION 7

                        ACQUISITION OF DISSENTERS' STOCK
                        --------------------------------

     Nicolet shall pay to any shareholder of Nicolet who complies fully with the Dissenters' Rights Provisions an amount of cash (as determined and paid under the terms of such Provisions) for his or her shares of Nicolet Common Stock. The shares of Nicolet Common Stock so acquired shall be cancelled.

                                    SECTION 8

                                 FURTHER ACTIONS
                                 ---------------

     From time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, Nicolet shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such other actions, as the Surviving Corporation, or its successors and assigns, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, powers, trusts, duties and obligations referred to in Section 4 hereof and otherwise to carry out the intent and purposes of this Plan of Reorganization.

                                    SECTION 9

           CONDITIONS PRECEDENT TO CONSUMMATION OF THE REORGANIZATION
           ----------------------------------------------------------

     This Plan of Reorganization is subject to, and consummation of the Reorganization herein provided for is conditioned upon, the fulfillment prior to the Effective Date of the Reorganization of each of the following conditions:

     (a) Approval of the Plan of Reorganization by the shareholders of each of Nicolet and Interim in accordance with the provisions of applicable law and the provisions of the applicable constituent's articles of incorporation, bylaws and other governing instruments;

     (b) The number of shares held by persons who have perfected dissenters' rights of appraisal pursuant to the Dissenters' Rights Provisions shall not be deemed by the Board of Directors to make consummation of this Plan of Reorganization inadvisable;

     (c) Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for Nicolet and Interim may be, necessary to permit or enable the Surviving Corporation, upon and after the Reorganization, to conduct all or any part of the business and activities conducted by the Nicolet prior to the Reorganization.

                                   SECTION 10

                                   TERMINATION
                                   -----------

     In the event that:

     (a) The number of shares of Interim Common Stock or Nicolet Common Stock voted against the Reorganization shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of Nicolet or Interim;

     (b) Any action, consent, approval, opinion, or ruling required to be provided by Section 9 of this Plan of Reorganization shall not have been obtained; or

     (c) For any other reason consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of Nicolet or Interim;

then this Plan of Reorganization may be terminated at any time before consummation of the Reorganization by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 10, this Plan of Reorganization shall be void and of no further effect, and there shall be no liability by reason of this Plan of Reorganization or the termination hereof on the part of Nicolet, Interim, or their directors, officers, employees, agents or shareholders.

                                   SECTION 11

                                AMENDMENT; WAIVER
                                -----------------

     (a) At any time before or after approval and adoption hereof by the respective shareholders of Nicolet and Interim, this Plan of Reorganization may be amended by written agreement by Nicolet and Interim; provided, however, that after the approval and adoption of this Plan of Reorganization by the shareholders of Nicolet and Interim, no amendment reducing the consideration payable to Nicolet shareholders shall be valid without having been approved by the Nicolet shareholders in the manner required for approval of this Plan of Reorganization. In particular, in the event that the consummation of the Plan of Reorganization would yield more than 300 shareholders of record, the President and Chief Executive Officer may amend the Plan of Reorganization to increase the 1,500-share threshold described in Section 6(a) to the minimum threshold necessary to ensure that the Company will have fewer than 300 shareholders of record as a result of the transactions contemplated by this Plan of Reorganization.

     (b) A waiver by any party hereto of any breach of a term or condition of this Plan of Reorganization shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or in equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Plan of Reorganization. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan of Reorganization which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.

                                   SECTION 12

              BINDING EFFECT; COUNTERPARTS; HEADINGS; GOVERNING LAW
              -----------------------------------------------------

     This Plan of Reorganization is binding upon the parties hereto and upon their successors and assigns. This Plan of Reorganization may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Plan of Reorganization and the headings herein set out are for convenience or reference only and shall not be deemed a part of this Plan of Reorganization. This Plan of Reorganization shall be governed by and construed in accordance with the laws of the State of Wisconsin.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization to be executed by their duly authorized officers and their corporate seals to be affixed hereto all as of the day and year first above written.


                              NICOLET  BANKSHARES,  INC.



                              By: /s/  Robert  B.  Atwell
                                 -----------------------------

                              Name: Robert  B.  Atwell
                                   ---------------------------

                              Title: President  and  Chief Executive Officer
                                    ------------------------------------------

ATTEST:


/s/  Jacqui  A.  Engebos
------------------------



                              NICOLET  INTERIM  CORPORATION


                              By: /s/  Robert  B.  Atwell
                                 ----------------------------

                              Name: Robert  B.  Atwell
                                   --------------------------

                              Title: President
                                    --------------------------------


ATTEST:


/s/  Jacqui  A.  Engebos
------------------------

                                   APPENDIX B
                                   ----------

                                 SUBCHAPTER XIII
                    OF THE WISCONSIN BUSINESS CORPORATION LAW

180.1301     DEFINITIONS.

In ss. 180.1301 to 180.1331:

(1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

(1m) "Business combination" has the meaning given in s. 180.1130 (3).

(2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

(3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s.180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

(4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130 (9) (a) 1. to 4.

(5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

(6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302     RIGHT  TO  DISSENT.

(1) Except as provided in sub. (4) and s. 180.1008 (3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

          1. Shareholder approval is required for the merger by s. 180. 1103 or by the articles of incorporation.

          2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

     (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

          1.   A  sale  pursuant  to  court  order.

          2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

     (cm) Consummation  of  a  plan  of  conversion.

     (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

(2) Except as provided in sub. (4) and s. 180.1008 (3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

     (a)  Alters  or  abolishes  a  preferential  right  of  the  shares.

     (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

     (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

     (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

     (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

(3) Notwithstanding sub. (1) (a) to (c), if the issuer corporation is a statutory close corporation under ss. 180. 1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1) (d) or (2) or s. 180.1803, 180.1813 (1) (d) or (2)
     (b),  180.1815  (3)  or  180.1829  (1)  (c).

(4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

(5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss.
     180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303     DISSENT  BY  SHAREHOLDERS  AND  BENEFICIAL  SHAREHOLDERS.

(1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

     (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

     (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder. 180.1320 NOTICE OF DISSENTERS' RIGHTS.

(1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

(2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

180.1321     NOTICE  OF  INTENT  TO  DEMAND  PAYMENT.

(1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

     (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

     (b)  Not  vote  his  or  her  shares  in  favor  of  the  proposed  action.

(2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1322  DISSENTERS'  NOTICE.

(1) If proposed corporate action creating dissenters' rights under s. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

(2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with s. 180.0141 and shall include or have attached all of the following:

     (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

     (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

     (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

     (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered. (e) A copy of ss. 180.1301 to 180.1331.

180.1323          DUTY  TO  DEMAND  PAYMENT.

(1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

(2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1324     RESTRICTIONS  ON  UNCERTIFICATED  SHARES.

(1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

(2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325     PAYMENT.

(1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)  The  payment  shall  be  accompanied  by  all  of  the  following:

     (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

     (b) A statement of the corporation's estimate of the fair value of the shares.

     (c)  An  explanation  of  how  the  interest  was  calculated.

     (d)  A  statement  of  the  dissenter's  right  to  demand payment under s.
          180.1328 if the dissenter is dissatisfied with the payment. (e) A copy of ss. 180.1301 to 180.1331.

180.1326     FAILURE  TO  TAKE  ACTION.

(1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.

180.1327     AFTER-ACQUIRED  SHARES.

(1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322 (2)
     (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)  To  the  extent  that the corporation elects to withhold payment under sub.
     (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

180.1328     PROCEDURE  IF  DISSENTER  DISSATISFIED  WITH  PAYMENT  OR  OFFER.

(1) A dissenter may, in the manner provided in sub (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

     (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

     (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

     (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

180.1330          COURT  ACTION.

(1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

(4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

     (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

     (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under s.
          180.1322 (2) (c), for which the corporation elected to withhold payment under s. 180.1327.

180.1331     COURT  COSTS  AND  COUNSEL  FEES.

(1) (a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

     (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

(2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

     (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180. 1320 to 180.1328.

     (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                   APPENDIX C
                                   ----------

                    FAIRNESS OPINION OF RYAN BECK & CO., INC.

December 9, 2004

The Board of Directors
Nicolet Bankshares, Inc.
110 South Washington Street
Green Bay, WI  54301

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness from a financial point of view of the share price offered by Nicolet Bankshares, Inc. ("Nicolet") to its shareholders who will be cashed out as a result of the cash-out merger to be effected as part of the plan to de-register the common stock (the "Shares") of Nicolet from the Securities and Exchange Commission (the "SEC"). All data used in our analysis is as of November 30, 2004 ("Valuation Date"). You have requested that, in rendering this opinion, we consider among other things, the historical financial performance of Nicolet and the market price of Nicolet common stock as of the Valuation Date.

     Ryan Beck & Co. ("Ryan Beck") is engaged in the business of providing certain professional consulting services and as a customary part of its investment banking business engages in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the fair value of the shares as of the Valuation Date, we have met with members of senior management of Nicolet to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed certain publicly available information in connection with the valuation, including but not limited to the following: (i) Nicolet's Annual Reports on Form 10-K for the years ended December 31, 2003 and 2002, Nicolet's Quarterly Reports on Form 10-Q for the periods ended September 30, 2004, June 30, 2004 and March 31, 2004, as well as Nicolet's Proxy Statements dated March 23, 2004 and March 26, 2003; (ii) the historical stock prices and trading volume of Nicolet common stock provided to us by management; (iii) certain operating and financial information provided to Ryan Beck by the management of Nicolet relating to its business and prospects; and (iv) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Nicolet. We also conducted or reviewed such other studies, analyses, inquiries and examinations, as we deemed appropriate.

     While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by Nicolet or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of Nicolet as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefor) provided to us. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of management. Ryan Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheet of Nicolet at September 30, 2004, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of Nicolet, nor have we reviewed any individual loan files of Nicolet or its subsidiary.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors, as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof. In conducting our analysis and arriving at our opinion as to the fair value of the Nicolet common stock, we have assumed a control premium but not an acquisition premium.

     We have been retained by the Board of Directors of Nicolet as an independent contractor to act as financial advisor to Nicolet with respect to the fairness, from a financial point of view, of the per share price offered to its shareholders who will be partially or fully cashed-out as a result of the cash-out merger to be effected as part of the plan to de-register from the SEC. We will receive a fee for our services. Ryan Beck has not had a prior investment banking relationship with Nicolet. Ryan Beck's research department does not provide published investment analysis on Nicolet and Ryan Beck does not act as a market maker in Nicolet common stock. In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of Nicolet for the account of our customers.

     Our opinion is directed to the Board of Directors of Nicolet solely for their use in valuing Nicolet common stock. We have not considered, nor are we expressing any opinion herein with respect to the price at which Nicolet common stock will trade subsequent to the cash-out merger and de-registration from the SEC. Our opinion may not be quoted, used or circulated for any other purpose without our prior written consent, except for inclusion in the cash-out merger proxy statement issued by Nicolet relating to the cash-out merger described in this opinion.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that the $18.25 share price offered by Nicolet is fair from a financial point of view.

                              Very  truly  yours,

                              /S/  RYAN BECK & CO., INC.

                                   APPENDIX D
                                   ----------


    FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE NINE
                         MONTHS ENDED SEPTEMBER 30, 2004

                                   NICOLET BANKSHARES, INC.
                             Unaudited Consolidated Balance Sheets
                           September 30, 2004 and December 31, 2003

                                            Assets
                                            ------

                                                                  September 30,   December 31
                                                                       2004           2003
                                                                       ----           ----
Cash and due from banks                                           $    8,427,939   18,099,866
Interest bearing deposits                                                745,964      223,487
Federal funds sold                                                    13,924,000   14,663,000
                                                                  --------------  ------------

    Cash and cash equivalents                                         23,097,903   32,986,353

Investment securities available for sale                              31,204,036   29,470,177
Other investments                                                      1,556,200    1,371,850
Loans held for sale                                                    2,025,800    1,824,469
Loans, net of allowance for loan losses of $3,706,399
  and $3,109,527, respectively                                       296,966,596  258,659,867
Premises and equipment, net                                            7,854,802    2,890,851
Bank owned life insurance                                              7,363,144    7,085,249
Accrued interest receivable and other assets                           3,604,586    3,105,932
                                                                  --------------  ------------

                                                                  $  373,673,067  337,394,748
                                                                  ==============  ============

                          Liabilities and Stockholders' Equity
                          ------------------------------------

Liabilities:
  Deposits:
    Noninterest-bearing                                           $   34,840,635   41,549,434
    Interest-bearing                                                 291,856,032  247,530,328
                                                                  --------------  ------------

        Total deposits                                               326,696,667  289,079,762

    Short term borrowings                                              2,187,949   14,590,810
    Notes payable                                                      3,045,415            -
    Junior subordinated debentures                                     6,185,568            -
    Accrued interest payable and other liabilities                     1,840,920    1,495,370
                                                                  --------------  ------------

        Total liabilities                                            339,956,519  305,165,942

Minority interest in joint venture                                       500,000            -

Shareholders' equity:
    Common stock, $.01 par value; 30,000,000 shares authorized;
      2,957,654 and 2,951,154 shares issued and                           29,576       29,511
      outstanding in 2004 and 2003, respectively
    Additional paid-in capital                                        32,170,378   32,105,443
    Retained earnings (accumulated deficit)                              863,885      (75,772)
    Accumulated other comprehensive income                               152,709      169,624
                                                                  --------------  ------------

        Total shareholders' equity                                    33,216,548   32,228,806
                                                                  --------------  ------------

                                                                  $  373,673,067  337,394,748
                                                                  ==============  ============

See accompanying notes to unaudited consolidated financial statements

                                                     NICOLET BANKSHARES, INC.

                                            Unaudited Consolidated Statements of Income

                              For the Three Months and Nine Months Ended September 30, 2004 and 2003


                                                                        Three Months   Three Months    Nine Months    Nine Months
                                                                           Ended           Ended          Ended          Ended
                                                                       September 30,   September 30,  September 30,  September 30,
                                                                            2004           2003           2004           2003
                                                                            ----           ----           ----           ----
Interest income:
  Loans                                                                $    4,311,233      3,590,935     12,092,516     10,352,618
  Federal funds sold                                                           28,649         21,598         53,139         37,703
  Investment securities
    Taxable                                                                   163,972        170,874        524,333        601,471
    Tax- exempt                                                                93,212         11,237        228,105         39,671
    Other                                                                      26,556             68         70,328         15,397
                                                                       --------------  -------------  -------------  -------------
  Total interest income                                                     4,623,622      3,794,712     12,968,421     11,046,860
                                                                       --------------  -------------  -------------  -------------
Interest expense:
  Deposits                                                                  1,796,175      1,826,907      5,272,700      5,417,354
  Junior subordinated debentures                                              105,842              -        105,842              -
  Short term borrowings                                                        17,185         10,574         67,641         61,963
                                                                       --------------  -------------  -------------  -------------
  Total interest expense                                                    1,919,202      1,837,481      5,446,183      5,479,317
                                                                       --------------  -------------  -------------  -------------
      Net interest income                                                   2,704,420      1,957,231      7,522,238      5,567,543
Provision for loan losses                                                     675,000        612,500      2,300,000      1,722,500
                                                                       --------------  -------------  -------------  -------------
      Net interest income after provision
        for loan losses                                                     2,029,420      1,344,731      5,222,238      3,845,043
                                                                       --------------  -------------  -------------  -------------
Other income:
  Service charges on deposit accounts                                          90,497        115,602        314,849        323,660
  Mortgage origination fees                                                   175,929        440,850        844,137      1,289,527
  Trust department fees                                                       268,323        162,457        741,627        402,737
  Securities gains /(losses)                                                        -              -         76,426        295,282
  Other operating income                                                      172,719        137,625        644,279        315,854
                                                                       --------------  -------------  -------------  -------------
      Total other income                                                      707,468        856,534      2,621,318      2,627,060
                                                                       --------------  -------------  -------------  -------------
Other expense:
  Salaries and other personnel expense                                      1,246,639      1,094,995      3,661,764      2,809,451
  Net occupancy and equipment expense                                         348,067        188,200      1,014,800        494,920
  Other operating expense                                                     629,030        621,837      1,873,336      1,892,924
                                                                       --------------  -------------  -------------  -------------
      Total other expense                                                   2,223,736      1,905,032      6,549,900      5,197,295
                                                                       --------------  -------------  -------------  -------------

       Net income before tax expense                                          513,152        296,233      1,293,656      1,274,808
Income tax expense                                                            152,266         79,352        353,999        419,441
                                                                       --------------  -------------  -------------  -------------
       Net income                                                      $      360,886        216,881        939,657        855,367
                                                                       ==============  =============  =============  =============
Basic earnings per share based on
 average outstanding shares of 2,956,923; 2,947,472;
 2,953,077; and 2,947,040; respectively                                $          .12            .07            .32            .29
                                                                       ==============  =============  =============  =============

Diluted earnings per share based on average
 common stock equivalents outstanding of 2,963,316;
 2,952,888; 2,948,109; and 2,962,982; respectively                     $          .12            .07            .32            .29
                                                                       ==============  =============  =============  =============

See accompanying notes to unaudited consolidated financial statements.

                                              NICOLET BANKSHARES, INC.

                             Unaudited Consolidated Statements of Comprehensive Income


                       For the Three Months and Nine Months Ended September 30, 2004 and 2003


                                                           Three Months   Three Months   Nine Months   Nine Months
                                                               Ended          Ended         Ended         Ended
                                                             September      September     September     September
                                                             30, 2004       30, 2003       30, 2004      30, 2003
                                                           -------------  -------------  ------------  ------------

Net income                                                      360,886        216,881       939,657       855,367
                                                           -------------  -------------  ------------  ------------

Other comprehensive (loss) income, net of tax:

  Unrealized (losses) gains on securities available
    for sale, net of tax of $257,149, ($54,459),
    $59,878 and $109,335, respectively                          385,723        (81,688)       89,817       164,002

Reclassification adjustment for gains on securities
    available for sale, net of tax of, $0, $0, ($30,570),
    and ($118,113), respectively
                                                                      -              -       (45,856)     (177,169)

  Unrealized (losses) gains on derivative financial
    Instruments qualifying as a cash flow hedge for
    sale, net of tax of, $40,749, $0 , ($3,197) and $0,
    respectively                                                 61,124              -        (4,796)            -

  Realized adjustment for gains on derivative
    financial instruments qualifying as cash flow
    hedges included in net earnings, net of tax of,
    ($14,833), $0, ($14,833), and $0, respectively
                                                                (22,250)             -       (22,250)            -
                                                           -------------  -------------  ------------  ------------


Total other comprehensive (loss) income, net of tax             424,597        (81,688)       16,915       (13,167)
                                                           -------------  -------------  ------------  ------------

Comprehensive income                                            785,483        135,193       956,572       842,200
                                                           =============  =============  ============  ============

See accompanying notes to unaudited consolidated financial statements.

                                       NICOLET BANKSHARES, INC.
                           Unaudited Consolidated Statements of Cash Flows
                        For the Nine Months Ended September 30, 2004 and 2003


                                                                              2004           2003
                                                                              ----           ----
Cash flows from operating activities:
  Net income                                                              $    939,657       855,367
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for loan losses                                              2,300,000     1,722,500
      Depreciation, amortization and accretion                                 430,582       475,246
      Gain on sale of securities                                               (76,426)     (295,282)
  Change in:
      Loans held for sale                                                     (201,331)    1,710,729
      Cash surrender value of life insurance                                  (277,895)            -
      Accrued interest receivable and other assets                                (296)   (1,257,666)
      Accrued interest payable and other liabilities                           345,550       371,435
                                                                          -------------  ------------

        Net cash provided by operating activities                            3,459,841     3,582,329
                                                                          -------------  ------------

Cash flows from investing activities:
  Proceeds from calls, maturities and paydowns
    of investment securities available for sale                              4,681,655     1,036,355
  Purchases of investment securities available for sale                     (8,888,396)  (16,169,472)
  Sale of investment securities available for sale                           2,484,688     6,473,179
  Purchases of other investments                                              (184,350)     (170,600)
  Change in loans                                                          (40,869,012)  (44,699,788)
  Purchases of premises and equipment                                       (5,358,104)     (401,438)
  Proceeds from sale of other assets                                          (224,799)            -
                                                                          -------------  ------------

        Net cash used in investing activities                              (48,358,318)  (53,931,764)

Cash flows from financing activities:
  Net change in deposits                                                    37,616,905    66,068,004
  Net change in short term borrowings                                      (12,402,861)   (7,430,088)
  Proceeds from issuance of notes payable                                    3,045,415             -
  Proceeds from exercise of stock options                                       65,000        33,341
  Proceeds from issuance of junior subordinated debentures                   6,185,568             -
  Proceeds from investors related to Joint Venture                             500,000             -
                                                                          -------------  ------------
        Net cash provided by financing activities                           35,010,027    58,671,257
                                                                          -------------  ------------

Net increase (decrease) in cash and cash equivalents                        (9,888,450)    8,321,822

Cash and cash equivalents at beginning of the period                        32,986,353     7,011,732
                                                                          -------------  ------------

Cash and cash equivalents at end of period                                $ 23,097,903    15,333,554
                                                                          =============  ============

Supplemental schedule of noncash investing activities:
  Change in unrealized gain on securities available for sale, net of tax  $     16,915       (13,167)

Supplemental disclosure of cash flow information:
  Interest paid                                                           $  5,331,743     5,238,281
  Taxes paid                                                              $    147,500       822,327

See accompanying notes to unaudited consolidated financial statements.

                            NICOLET BANKSHARES, INC.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

(1)  Nature  of  Operations
     ----------------------
     Nicolet Bankshares, Inc. was incorporated on April 5, 2000. Effective June 6, 2002, Nicolet Bankshares, Inc. received approval to become a one-bank holding company owning 100% of the stock of Nicolet National Bank.

     Nicolet National Bank opened for business on October 31, 2000, and prior to that date activities of the entity were devoted solely to securing banking facilities, raising capital and procuring management and other personnel. Nicolet National Bank is a community-oriented commercial bank with its emphasis on commercial banking. Nicolet National Bank operates out of its main office in Brown County, Wisconsin in the downtown area of Green Bay, and has a branch facility in Marinette, Wisconsin and Menominee, Michigan.

(2)  Principles  of  Consolidation
     -----------------------------
     The unaudited consolidated financial statements include the accounts of Nicolet Bankshares, Inc. and its wholly owned subsidiaries, Nicolet National Bank and beginning in the third quarter of 2004, fifty percent owned entity, Nicolet Joint Ventures, LLC (collectively called "Nicolet"). All significant intercompany balances and transactions have been eliminated in consolidation.

(3)  Basis  of  Presentation
     -----------------------
     The accounting principles followed by Nicolet and the methods of applying these principles conform with accounting principles generally accepted in the United States of America (GAAP) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determinations of the allowance for loan losses, the valuation of investment securities available-for-sale, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month and three month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB for the fiscal year ended December 31, 2003 as filed with the Securities and Exchange Commission.

(4)  Rate  Sensitivity
      -----------------
     Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates.

     In the normal course of business, we are exposed to market risk arising from fluctuations in interest rates. Nicolet manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability

     Committee ("ALCO") of the Bank. ALCO measures interest rate risk so that we can evaluate the impact of various interest rate scenarios on the net income of the Bank. ALCO determines the most appropriate amounts of on-balance sheet and off-balance sheet items. Measurements, which we use to help us manage interest rate sensitivity, include an earnings simulation model and gap analysis computations.

     Earnings simulation model. We believe that interest rate risk is best measured by our dynamic earnings simulation modeling. Forecasted levels of assets, liabilities, and off-balance sheet financial instruments are combined with ALCO forecasts of interest rates for the next 12 months and are combined with other factors in order to produce various earnings simulations. To limit interest rate risk, we have guidelines for our earnings at risk which seek to limit the variance of net income to less than 10 percent for a 200 basis point change up or down in rates from management's most likely interest rate forecast over the next twelve months.

     Gap analysis. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed; for example, within three months or one year. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.


(5)  Off  Balance  Sheet  Items  and  Contingencies
     ----------------------------------------------
     Off-balance sheet items consist of commitments to originate loans, unused lines of credit and standby letters of credit totaling approximately $72,889,000 as of September 30, 2004. This compares to $63,711,000 at
     December 31, 2003. Our commitments to originate loans are on a best effort basis; therefore there are no contingent liabilities associated with them. We have historically funded off-balance sheet commitments with our primary sources of funds and we anticipate that this will continue.

     Nicolet Joint Ventures (see note #9) has an arrangement in which, the Company and the other joint venture partners guarantee the facility's construction financing of approximately $10.5 million from a third party bank. The project is anticipated to be completed in the third quarter of 2005.

(6)  Stock-Based  Compensation
     As  of  September  30, 2004, we sponsor two stock-based compensation plans.
     During 2000, we adopted a Stock Incentive Plan covering up to 285,000 shares of our common stock. During 2002, we adopted a second Stock Incentive Plan covering up to 125,000 shares of our common stock. These Plans are administered by the Administrative Committee of the Board of Directors and provide for the granting of options to purchase shares of the common stock to officers, directors and key employees of Nicolet. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Administrative Committee of the Board of Directors. Options will be exercisable in whole or in part upon such terms as may be determined by the Committee. Options expire ten years after the date of grant. As of September 30, 2004, a total of 45,166 shares are available for grant from these plans.

     We account for these plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings (loss) per share if we had applied the fair value recognition provisions of

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

                                         For the Three   For the Three   For the Nine   For the Nine
                                          Months Ended    Months Ended   Months Ended   Months Ended
                                         September 30,   September 30,   September 30,  September 30,
                                         --------------  --------------  -------------  -------------
                                              2004            2003           2004           2003
                                         --------------  --------------  -------------  -------------
Net income as reported                   $      360,886         216,881        939,657        855,367

Deduct: Total stock-based employee
  compensation expense determined
  under fair-value based method for all
  awards, net of tax                             19,914          19,327         19,963         52,208
                                         --------------  --------------  -------------  -------------

Pro forma net income                     $      340,972         197,554        919,694        803,159
                                         ==============  ==============  =============  =============

Basic earnings per share:

  As reported                            $          .12             .07            .32            .29
                                         ==============  ==============  =============  =============

  Pro forma                              $          .12  $          .07            .31            .27
                                         ==============  ==============  =============  =============

Diluted earnings per share

  As reported                            $          .12  $          .07            .32            .29
                                         ==============  ==============  =============  =============

  Pro forma                              $          .12  $          .07            .31            .27
                                         ==============  ==============  =============  =============

     The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions for 2004 and 2003: dividend yield of 0%; risk free interest rate of 4.5% and 3.41% and an expected life of 7 years. For disclosure purposes, we immediately recognized the expense associated with option grants assuming all awards will vest. The weighted average grant-date fair value of options granted in 2004 and 2003 was $3.90 and $2.58, respectively.

(7)  Net Earnings (Loss) Per Share
     -----------------------------
     Basic earnings per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
                                               Net Earnings   Common Shares
                                               -------------  --------------
Basic earnings per share                       $     939,657      2,953,077
Effect of dilutive securities - stock options              -         (4,479)
                                               -------------  --------------
Diluted earnings per share                     $     939,657      2,948,598
                                                              ==============

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                                               Net Earnings   Common Shares
                                               -------------  --------------


Basic earnings per share                       $     855,367      2,947,040
Effect of dilutive securities - stock options              -         15,942
                                               -------------  --------------
Diluted earnings per share                     $     855,367      2,962,982
                                                              ==============

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
                                               Net Earnings   Common Shares
                                               -------------  --------------
Basic earnings per share                       $     360,886      2,956,923
Effect of dilutive securities - stock options              -            183
                                               -------------  --------------
Diluted earnings per share                     $     360,886      2,957,106
                                                              ==============

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003
                                               Net Earnings   Common Shares
                                               -------------  --------------
Basic earnings per share                       $     216,881      2,947,472
Effect of dilutive securities - stock options              -          5,416
                                               -------------  --------------
Diluted earnings per share                     $     216,881      2,952,888
                                                              ==============

(8)  Junior Subordinated Debentures (related to Trust Preferred Securities)
     ----------------------------------------------------------------------
     In July 2004 the Company formed a wholly owned Delaware statutory trust, Nicolet Bankshares Statutory Trust I (the "Trust"), which issued $6.0 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures that qualify as Tier 1 capital under Federal Reserve Board guidelines. All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by the Trust to purchase $6.2 million of junior subordinated debentures of the Company, which pay a rate equal to 8%. Interest on the debentures may be deferred for a period not exceeding 20 consecutive quarterly payments (5 years), provided there is no event of default. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of the Trust. The Trust is not included in the consolidated financial statements.

     The trust preferred securities accrue and pay quarterly distributions based on the liquidation value of $1,000 per capital security at a rate of 8%. The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent the Trust has funds with which to make the distributions and other payments. The net combined effect of all the documents entered into in connection with the trust preferred securities is that the Company is liable to make the distributions and other payments required on the trust preferred securities.

     The trust preferred securities are mandatorily redeemable upon maturity of the debentures on the 30-year anniversary of issuance, or upon earlier redemption as provided in the indenture. Subject to prior Federal Reserve Board approval to the extent then required, the Company has the right to redeem the debentures purchased by the Trust, in whole or in part, on or after the five year anniversary of issuance. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

(9)  Building  Joint  Venture
     ------------------------
     During 2004, the Company entered into a joint venture, Nicolet Joint Ventures, LLC (the "JV"), with a real estate development and investment firm in connection with the selection and development of a site for a new headquarters facility. The firm that is the joint venture party is considered a related party, as one of its principals is a Board member and shareholder of the Company. The JV involves a 50% ownership by the Company and an investment of approximately $500,000. Additionally, as part of the joint venture arrangement, the Company and the other joint venture partners guarantee the facility's construction financing of approximately $10.5 million from a third party bank. The project is anticipated to be completed in the third quarter of 2005.

     For financial reporting purposes, the JV is being consolidated into the Company's consolidated financial statements based on the elements of ownership and control of the Company. The resulting minority interest in the consolidated financial statements represents the interests of the joint venture partners.


(10) Derivatives  and  Hedging  Transactions
     ---------------------------------------

     The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.

     In November 2003 and May 2004, the Bank entered into interest rate swap agreements related to floating loans. The swaps are utilized to manage interest rate exposures and are designated as a highly effective cash flow hedges. The differential to be paid or received on the swap agreements is accrued as interest rates change and is recognized over the lives of the agreements in interest income/expense. The swap agreement entered into in November 2003 expires in November 2005 and has a rate of 5.06%. The notional amount is $15,000,000. The swap agreement entered into in May 2004 expires in May 2007 and has a rate of 6.00%. The notional amount is $10,000,000. As these instruments age toward maturity and/or the interest rates increase, the gain or loss will be reclassified from accumulated other comprehensive income into earnings.

     In September 2004, the Company sold the swap with the notional amount of $10,000,000 scheduled to mature in May 2007 for a gain of $37,083.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                                PLAN OF OPERATION


CRITICAL ACCOUNTING POLICIES

The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States of America (GAAP) and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates in connection with the determination of our allowance for loan losses that have been critical to the determination of our financial position, results of operations and cash flows. Because the allowance is replenished by means of a provision for loan losses that is charged as an expense against net income, our estimation of the allowance affects our earnings directly.

Management's judgment in determining the adequacy of the allowance for loan losses is based on evaluations of the collectibility of loans in the portfolio. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, overall portfolio quality, and reviews of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades six, seven and eight, which represent criticized loans (loans with greater risk of loss potential), are assigned allocations of loss based on published regulatory guidelines. These loans are inadequately protected by the current net worth or paying capacity of the borrower or the collateral pledged. Loans classified in this manner have well-defined weaknesses that jeopardize liquidation of the debt. Loans graded one through four are stratified by type and allocated loss ranges based on management's perception of the inherent loss for the strata. The combination of these results are compared quarterly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses.

The bank also uses a methodology, which incorporates accounting (GAAP) methodologies. Under GAAP, Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (FAS 5), provides the basic guidance for recognition of a loss contingency, such as the collectibility of loans (receivables), when it is probable that a loss has been incurred and the amount can be reasonably estimated. Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (FAS 114) provides more specific guidance about the measurement and disclosure of impairment for certain types of loans. Specifically, FAS 114 applies to loans that are identified for evaluation on an individual basis

Loans that have been individually reviewed, impairment is identified and quantified. Impairment occurs when it is probable that the bank will be unable to collect all amounts due (including principal and interest) according to the contractual terms of the loan agreement. Generally, a loan is impaired if it exhibits the same level of weaknesses and probabilities of loss as loans classified as doubtful or loss. In practice, it is perfectly reasonable and appropriate to consider a loan impaired if it is on non-accrual.

While it is our policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise. After review of all relevant matters affecting loan collectibility, management believes that the allowance for loan losses is appropriate given their analysis of incurred loan losses.

We use an internal loan review function to place loans into various loan grading categories, which assists in developing lists of potential problem loans. These loans are constantly monitored by the loan review function to ensure early identification of any deterioration. Our current practice is to have the reserve level reviewed by the board on a quarterly basis in compliance with regulatory requirements. In addition, any adversely rated loans will receive allocations consistent with recommended regulatory percentages.


CHANGES  IN  FINANCIAL  CONDITION

     Total assets at September 30, 2004 were $374 million representing a $36 million (11%) increase from December 31, 2003. Deposits increased $38 million (13%) from December 31, 2003. Non-interest bearing deposits decreased $7 million due to large decreases in a few corporate customer accounts that were the collateral on a short term loan that matured in July 2004 as expected. Brokered CD's totaled $167 million, or 51% of total deposits, as of September 30, 2004, compared to $147 million, or 51% of total deposits, as of December 31, 2003. Net loans increased $38 million from December 31, 2003.

The allowance for loan losses at September 30, 2004 totaled $3.7 million, representing 1.23% of total loans compared to the December 31, 2003 total of $3.1 million, which represented 1.19% of total loans. Non-performing loans are defined as loans greater than 90 days past due, non-accrual and restructured loans. As of September 30, 2004, non-performing loans totaled $1.0 million compared to $2.4 million at December 31, 2003. Management attempts to maintain an allowance that is deemed adequate based on the evaluation of specific credits along with the overall condition of the portfolio. See "Critical Account Policies" above.

RESULTS  OF  OPERATIONS

     Overall Year to Date. Our results for the nine months ended September 30, 2004, when compared to the nine months ended September 30, 2003, were highlighted by the continued growth of our earning assets which resulted in increased net interest income. Our overall results of operations are materially consistent with our year to date planned/budgeted operations. Total revenues, which are comprised of interest income and noninterest income, for the nine months ended September 30, 2004 were $15.6 million, compared to total revenues for the nine months ended September 30, 2003 of $13.7 million. The provision for loan losses was $2.3 million for the first nine months of 2004 compared to $1.7 million in the first nine months of 2003, with both of these amounts attributable to the growth in loans in the respective periods. Noninterest expenses were $6.5 million for the nine months ended September 30, 2004, compared to $5.2 million for the nine months ended September 30, 2003. On a pre-tax basis net income for the nine months ended September 30, 2004 was $1.3 million compared to a pre-tax net income of $1.3 million, which was the same as the corresponding 2003 period. Net income for the nine months ended September 30, 2004 was $940,000 compared to a net income of $855,000 for the nine months ended September 30, 2003.

     Overall Current Quarter. Total revenues for the three months ended September 30, 2004 were $5.3 million, compared to total revenues for the three months ended September 30, 2003 of $4.7 million. The provision for loan losses was $675,000 for the third quarter of 2004 compared to $612,500 in the third quarter of 2003. Noninterest expenses were $2.2 million for the three months ended September 30, 2004, compared to $1.9 million for the three months ended September 30, 2003. For the quarter ended September 30, 2004, we recorded net income of $361,000 compared to net income of $217,000 for the three months ended September 30, 2003.

     Net Interest Income. For the nine months ended September 30, 2004, we reported net interest income of $7.5 million, a 35% increase over the $5.6 million reported for the nine-month period ended September 30, 2003. For the three months ended September 30, 2004, we reported net interest income of approximately $2.7 million a 38% increase over the $2.0 million for the same three-month period in 2003.

     Our yield on interest earning assets for the nine months ended September 30, 2004 was 5.21% while our cost of funding sources was 2.45%. While net interest spread was 2.76%, net interest margin, which considers the effect of noninterest bearing deposits, was 3.03%. For the nine months ended September 30, 2003, our yield on interest earning assets was 5.32% and our cost of funding sources was 3.17%, creating a net interest spread of 2.15% and a net interest margin of 2.72%. Our yield on interest earning assets for the three months ended September 30, 2004 was 5.28% while the cost of funding sources was 2.43%. While net interest spread was 2.85%, net interest margin was 3.24%. For the three months ended September 30, 2003, our yield on interest earning assets was 5.04% and our cost of funding sources was 2.93%, creating a net interest spread of 2.11% and a net interest margin of 2.63%.

     Noninterest Income. Noninterest income consists predominately of service charges on deposit accounts, secondary market mortgage origination fees; trust department fees, brokerage commissions and other miscellaneous revenues and fees. Because fees from the origination of mortgage loans, as well as various other components of noninterest income, often reflect market conditions, our noninterest income may tend to have more fluctuations on a quarter to quarter basis than does net interest income, since net interest income is the result of interest income from earning assets offset by interest expense from interest-bearing liabilities.

     For the nine months ended September 30, 2004, our noninterest income was $2.6 million, which was a decrease of $6,000 or 0.2%, when compared to the nine months ended September 30, 2003. For the three months ended September 30, 2004, our noninterest income was $707,000, which was a decrease of approximately $149,000, or 17% when compared to the three months ended September 30, 2003. Noninterest income comprised 26% of our total revenues (net interest income plus noninterest income) for the first nine months of 2004 compared to 32% for the first nine months of 2003. For the three months ended September 30, 2004 non-interest income comprised 21% of our total revenues, compared to 30% for the same period in 2003. Primary decreases in this area were in mortgage origination fees (due to the reduction in refinancing activity in the home mortgage sector) as well as reduction in gains from the sale of investment securities available for sale.

     Noninterest expense. Noninterest expense consists of salaries and employee benefits, equipment and occupancy expenses, and other operating expenses. For the nine months ended September 30, 2004, we incurred approximately $6.5 million in noninterest expenses compared to $5.2 million for the nine months ended September 30, 2003. For the three months ended September 30, 2004, we incurred approximately $2.2 million in noninterest expenses compared to $1.9 million for the same three-month period in 2003. Our primary component of noninterest expense continues to be salaries and employee benefits, and the increases described above are attributable principally to our employment of additional personnel and the related overhead expenses to accommodate our growth.

     Income taxes. Income tax expense was $354,000 for the nine months ended September 30, 2004 compared to $419,000 for the nine months ended September 30, 2003. Our effective tax rate for the nine months ended September 30, 2004 was 27.4% as compared to 32.9% for the nine months ended September 30, 2003. For the three months ended September 30, 2004, income tax expense was $152,000 as compared to $79,000 for the three months ended September 30, 2003. Our effective tax rate for the three months ended September 30, 2004 was 29.7% as compared to 26.8% for the three months ended September 30, 2003. The decrease in the effective tax rate for 2004 was primarily due to the higher percentage of tax-exempt income from municipal securities and bank owned life insurance as compared to net income before tax expense.


LIQUIDITY

     We must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, we keep cash on hand, maintain account balances with correspondent banks, and purchase and sell federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these maturities to meet liquidity needs. It is our policy to monitor our liquidity to meet regulatory requirements and local funding requirements.

     Our primary source of liquidity is a stable base of deposits. We raise deposits by providing deposit services in our market and through our network of deposit brokers. Additional sources of liquidity include scheduled repayments on loans and interest and maturities of our investments. All of our securities have been classified as available-for-sale. If necessary, we have the ability to sell a portion of our investment securities to manage our interest sensitivity gap or liquidity. We may also utilize cash and due from banks and federal funds sold to meet liquidity needs.

     At September 30, 2004, we had arrangements with various commercial banks for short term unsecured advances up to $36 million. As of September 30, 2004, we had no outstanding balances under these arrangements.

     Our cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash and cash equivalents decreased by $7.8 million to $23.1 million during the nine months ended September 30, 2004. Cash provided by operations approximated $3.5 million for the nine months ended September 30, 2004 compared to $3.6 million of cash provided by operations for the same nine month period in 2003. Net cash provided by financing activities for the nine months ended September 30, 2004 totaled $35.0 million, which was primarily made up of $37.6 million of increased deposits along with the increase in junior subordinated debentures of $6.2 million and an increase in $3.0 million in notes payable related to the building construction offset by $12.4 million of decreased short term borrowings, compared to cash provided by financing activities of $58.7 million for the same nine month period in 2003, which was primarily made up of $66.1 million of increased deposits and $7.4 million of decreased short term borrowings. Outflows from investing activities for the nine months ended September 30, 2004 totaled $48.4 million, most of which was attributed to increases in loans of $40.9 million, purchases of investment securities available-for-sale of $8.9 million net of proceeds from sales of investment securities available-for-sale of $2.5 million. For the same nine month period in 2003, our outflows from investing activities totaled $53.9 million, which was mostly comprised of increases in loans of $44.7 million and purchases of investment securities available-for-sale of $16.2 million, net of proceeds from sales of investment securities available-for-sale of $6.5 million.

CAPITAL

     The following tables present the Company's regulatory capital position as of September 30, 2004 and December 31, 2003:

     Risk-Based Capital Ratios
     -------------------------
                                                               September30,2004   December31,2003
                                                               -----------------  ----------------
     Tier 1 Tangible Capital, Actual                                      12.38%            11.60%
     Tier 1 Tangible Capital minimum requirement                           4.00%             4.00%
                                                               -----------------  ----------------

     Excess                                                                8.38%             7.60%
                                                               =================  ================

     Total Capital, Actual                                                13.57%            12.70%
     Total Capital minimum requirement                                     8.00%             8.00%
                                                               -----------------  ----------------

     Excess                                                                5.57%              4.7%
                                                               =================  ================



     Leverage Ratio
     --------------

     Tier 1 Tangible Capital to adjusted total assets, Actual             10.45%             9.90%
     Minimum leverage requirement                                          4.00%             4.00%
                                                               -----------------  ----------------

     Excess                                                                6.45%             5.90%
                                                               =================  ================


     We have started construction of a full service branch facility in DePere, Wisconsin, with anticipation that the project cost will be approximately $2.2 million, with project completion expected to be in the fourth quarter of 2004.

     Additionally, through a joint venture we are progressing on the facility, which will serve as the main office for the Bank and the Company. Through September 30, 2004 we have expended $4 million of the approximate $12 million total construction costs associated with this project, with borrowings from a third party bank of $3 million. We anticipate completion of this project in the third quarter of 2005. See Note 9 to Consolidated Financial Statements.

                                   APPENDIX E
                      FINANCIAL STATEMENTS AND MANAGEMENT'S
                        DISCUSSION AND ANALYSIS FOR THE
                          YEAR ENDED DECEMBER 31, 2003

MCGLADREY & PULLEN
Certified Public Accountants



NICOLET BANKSHARES, INC.
AND SUBSIDIARY



Consolidated Financial Statements
12.31.2003




McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.

NICOLET BANKSHARES, INC. AND SUBSIDIARY


CONTENTS

Independent Auditor's Report                                              1-2

Financial Statements

  Consolidated Balance Sheets                                             3
  Consolidated Statements of Operations                                   4
  Consolidated Statements of Changes in Stockholders' Equity              5
  Consolidated Statements of Cash Flows                                   6-7
  Notes to Consolidated Financial Statements                              8-29

MCGLADREY & PULLEN
Certified Public Accountants



INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Board of Directors
Nicolet Bankshares, Inc. and Subsidiary
Green Bay, Wisconsin


We have audited the accompanying consolidated balance sheet of Nicolet Bankshares, Inc. and subsidiary as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nicolet Bankshares, Inc. and subsidiary as of December 31, 2003, and the results of their operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                                                    /s/ Mc Gladrey & Pullen, LLP



Madison, Wisconsin
February 5, 2004



McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.

                                [GRAPHIC OMITED]
                            Porter Keadle Moore, LLP



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors
Nicolet Bankshares, Inc.
Green Bay, Wisconsin


We have audited the accompanying consolidated balance sheet of Nicolet Bankshares, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nicolet Bankshares, Inc. and subsidiary as of December 31, 2002, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/ Porter Keadle Moore, LLP
Atlanta, Georgia
January 31, 2003

NICOLET BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002


ASSETS                                                                          2003           2002
--------------------------------------------------------------------------------------------------------
Cash and due from banks, including reserve requirements
  of $882,000 and $426,000                                                  $ 18,099,866   $  5,886,787
Interest-bearing deposits                                                        223,487        738,945
Federal funds sold                                                            14,663,000        386,000
                                                                            ----------------------------

     Cash and cash equivalents                                                32,986,353      7,011,732

Investment securities available for sale                                      29,470,177     20,895,945
Other investments                                                              1,371,850      1,084,908
Loans held for sale                                                            1,824,469      2,811,129
Loans, net                                                                   258,659,867    209,926,688
Premises and equipment, net                                                    2,890,851      2,478,148
Bank owned life insurance                                                      7,085,249      3,841,551
Accrued interest receivable and other assets                                   3,105,932      1,955,284
                                                                            ----------------------------

                                                                            $337,394,748   $250,005,385
                                                                            ============================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits:
    Demand                                                                  $ 41,549,434   $ 17,602,152
    Money market and NOW accounts                                             47,429,460     25,226,094
    Savings                                                                    4,544,131      1,353,903
    Time                                                                     195,556,737    162,549,183
                                                                            ----------------------------
      Total deposits                                                         289,079,762    206,731,332

  Repurchase agreements                                                       14,590,810     10,831,089
  Accrued interest payable and other liabilities                               1,495,370      1,194,439
                                                                            ----------------------------

      TOTAL LIABILITIES                                                      305,165,942    218,756,860
                                                                            ----------------------------

Stockholders' equity:
  Common stock, $0.01 par value, 30,000,000 shares authorized;
    2,951,154 and 2,946,820 shares issued and outstanding at December 31,
    2003 and 2002, respectively                                                   29,511         29,468
  Additional paid-in capital                                                  32,105,443     32,062,146
  Accumulated (deficit)                                                          (75,772)    (1,053,741)
  Accumulated other comprehensive income                                         169,624        210,652
                                                                            ----------------------------

      TOTAL STOCKHOLDERSEQUITY                                                32,228,806     31,248,525
                                                                            ----------------------------

      TOTAL LIABILITIES AND STOCKHOLDERSEQUITY                              $337,394,748   $250,005,385
                                                                            ============================

See Notes to Consolidated Financial Statements.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                               2003          2002         2001
--------------------------------------------------------------------------------------------------
Interest income:
  Loans, including loan fees                                $14,006,460  $10,937,269   $7,189,015
  Investment securities                                         877,319      821,347      615,904
  Interest-bearing deposits                                      29,504       15,104            -
  Federal funds sold                                             49,035       82,670      414,219
  Other                                                               -        8,006       62,593
                                                            --------------------------------------
      TOTAL INTEREST INCOME                                  14,962,318   11,864,396    8,281,731
                                                            --------------------------------------

Interest expense:
  Money market and NOW accounts                                 492,804      363,477      521,946
  Savings and time deposits                                   6,643,416    6,308,352    4,353,893
  Other                                                          79,245      108,492       25,454
                                                            --------------------------------------
      TOTAL INTEREST EXPENSE                                  7,215,465    6,780,321    4,901,293
                                                            --------------------------------------

      NET INTEREST INCOME                                     7,746,853    5,084,075    3,380,438

  Provision for loan losses                                   2,335,000    1,308,250    1,200,000
                                                            --------------------------------------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     5,411,853    3,775,825    2,180,438
                                                            --------------------------------------

Other income:
  Service charges on deposit accounts                           505,292      254,528      119,334
  Fees from trust services                                      608,499      351,196       81,776
  Mortgage fee income                                         1,415,042      708,366      348,280
  Brokerage fee income                                          119,845            -            -
  Securities gains (losses), net                                295,282       (3,144)     121,895
  Other                                                         254,253      264,398        1,867
                                                            --------------------------------------
      TOTAL OTHER INCOME                                      3,198,213    1,575,344      673,152
                                                            --------------------------------------

Other expenses:
  Salaries and employee benefits                              3,839,630    2,703,548    1,803,851
  Occupancy and equipment                                       853,456      698,271      438,588
  Data processing fees                                          382,021      357,561      235,764
  Professional fees                                             297,235      215,821       64,595
  Advertising and marketing                                     199,646      156,560      185,174
  Other operating                                             1,638,925    1,016,516      725,899
                                                            --------------------------------------
      TOTAL OTHER EXPENSES                                    7,210,913    5,148,277    3,453,871
                                                            --------------------------------------

      INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)       1,399,153      202,892     (600,281)

  Income tax expense (benefit)                                  421,184      144,644     (670,467)
                                                            --------------------------------------

      NET INCOME                                            $   977,969  $    58,248   $   70,186
                                                            ======================================

Basic earnings per share                                    $      0.33  $      0.03   $     0.04
                                                            ======================================

Diluted earnings per share                                  $      0.32  $      0.03   $     0.04
                                                            ======================================

Weighted average shares outstanding                           2,948,668    2,130,730    1,845,987
                                                            ======================================

Weighted average common and equivalent common
  shares outstanding                                          3,042,218    2,175,241    1,845,987
                                                            ======================================

See Notes to Consolidated Financial Statements.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                                                           Accumulated
                                                             Additional                       Other
                                                    Common     Paid-In     Accumulated    Comprehensive
                                                     Stock     Capital      (Deficit)     Income (Loss)      Total
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                          $18,460  $18,441,410  $ (1,182,175)  $       11,911   $17,289,606
                                                                                                          ------------
  Comprehensive income:
    Net income                                            -            -        70,186                -        70,186
    Change in net unrealized gains (losses) on
      securities available for sale, net of tax           -            -             -         (133,718)     (133,718)
    Reclassification adjustment for gains (losses)
      included in income, net of tax                      -            -             -           73,625        73,625
                                                                                                          ------------
        COMPREHENSIVE INCOME                                                                                   10,093
                                                                                                          ------------

                                                    ------------------------------------------------------------------
Balance, December 31, 2001                           18,460   18,441,410    (1,111,989)         (48,182)   17,299,699
                                                                                                          ------------
  Comprehensive income:
    Net income                                            -            -        58,248                -        58,248
    Change in net unrealized gains on
      securities available for sale, net of tax           -            -             -          260,733       260,733
    Reclassification adjustment for gains
      included in income, net of tax                      -            -             -           (1,899)       (1,899)
                                                                                                          ------------
        COMPREHENSIVE INCOME                                                                                  317,082
                                                                                                          ------------
    Exercise of stock options                             8        8,322             -                -         8,330
    Proceeds from stock offering, net of
      offering costs of $126,586                     11,000   13,612,414             -                -    13,623,414
                                                    ------------------------------------------------------------------

Balance, December 31, 2002                           29,468   32,062,146    (1,053,741)         210,652    31,248,525
                                                                                                          ------------
  Comprehensive income
    Net income                                            -            -       977,969                -       977,969
    Change in net unrealized gains (losses) on
      securities available for sale, net of tax           -            -             -         (218,197)     (218,197)
    Reclassification adjustment for gains (losses)
      included in income, net of tax                      -            -             -          177,169       177,169
                                                                                                          ------------
        COMPREHENSIVE INCOME                                                                                  936,941
                                                                                                          ------------
    Exercise of stock options                            43       43,297             -                -        43,340
                                                    ------------------------------------------------------------------

BALANCE, DECEMBER 31, 2003                          $29,511  $32,105,443  $    (75,772)  $      169,624   $32,228,806
                                                    ==================================================================

See Notes to Consolidated Financial Statements.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001


                                                                                   2003           2002            2001
--------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net income                                                                  $    977,969   $     58,248   $      70,186
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
      Depreciation, amortization, and accretion                                    633,945        563,542         291,923
      Provision for loan losses                                                  2,335,000      1,308,250       1,200,000
      Provision for deferred taxes                                                 132,990       (278,975)       (701,191)
      Securities (gains) losses, net                                              (295,282)         3,144        (121,895)
      Stock dividends                                                              (25,192)             -               -
      Increase in cash surrender value of bank owned life insurance               (243,698)      (199,758)              -
      Increase (decrease) in:
        Accrued interest receivable and other assets                              (906,098)       (34,205)     (1,179,263)
        Accrued interest payable and other liabilities                             299,867        905,683         392,856
        Loans held for sale                                                        986,660       (603,479)     (2,207,650)
                                                                              --------------------------------------------

          NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    3,896,161      1,722,450      (2,255,034)
                                                                              --------------------------------------------

Cash Flows From Investing Activities (net of effect of branch acquisition):
  Purchases of investment securities available for sale                        (16,169,472)   (13,450,240)    (28,608,434)
  Proceeds from sales in investment securities available for sale                6,473,179      9,724,844       7,147,872
  Proceeds from calls and maturities of investment securities
    available for sale                                                           1,283,478      6,161,321       4,468,822
  Purchases of other investments                                                  (261,750)      (279,908)       (250,000)
  Net change in loans                                                          (51,068,179)   (88,574,714)    (98,678,418)
  Purchase of bank owned life insurance                                         (3,000,000)    (3,641,793)              -
  Purchase of premises and equipment                                              (566,164)      (601,282)     (1,750,969)
  Cash acquired in branch acquisition, net of premium paid                      10,782,922              -               -
                                                                              --------------------------------------------

          NET CASH USED IN INVESTING ACTIVITIES                                (52,525,986)   (90,661,772)   (117,671,127)
                                                                              --------------------------------------------

Cash Flows From Financing Activities:
  Net increase in deposits                                                      70,801,385     56,665,137     122,869,536
  Net increase in repurchase agreements                                          3,759,721      7,152,310       3,678,779
  Exercise of stock options                                                         43,340          8,330               -
  Proceeds from the sale of common stock                                                 -     13,623,414               -
                                                                              --------------------------------------------

          NET CASH PROVIDED BY FINANCING ACTIVITIES                             74,604,446     77,449,191     126,548,315
                                                                              --------------------------------------------

          NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  25,974,621    (11,490,131)      6,622,154

Cash and cash equivalents
  Beginning                                                                      7,011,732     18,501,863      11,879,709
                                                                              --------------------------------------------

  Ending                                                                      $ 32,986,353   $  7,011,732   $  18,501,863
                                                                              ============================================

(Continued)

NICOLET BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001


                                                                       2003         2002        2001
--------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information,
  cash paid during the year for:
    Interest                                                       $ 7,036,225   $6,289,998  $4,617,268
    Income taxes                                                       825,302      211,500      19,512

Supplemental Schedules of Noncash Investing Activities:
  Change in accumulated other comprehensive income,
      unrealized gains (losses) on available-for-sale securities   $   (41,028)  $  258,834  $  (60,093)
  Deposit liabilities assumed in branch acquisition                 11,547,045            -           -
  Assets acquired in branch acquisition, other than cash and cash      764,123            -           -
      Equivalents

See Notes to Consolidated Financial Statements.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Banking Activities:  Nicolet Bankshares, Inc. was incorporated on
----------------------------
April 5, 2000. Effective June 6, 2002, Nicolet Bankshares received approval to become a one-bank holding company owning 100% of the stock of Nicolet National Bank.

The consolidated income of Nicolet Bankshares, Inc. (the Company) is principally from the income of its wholly owned subsidiary, Nicolet National Bank (the
Bank). The Bank grants primarily commercial loans in its trade area of northeastern Wisconsin, but also grants residential and consumer loans, accepts deposits and provides trust services to its customers. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examination by those regulatory agencies.

Consolidation:  The consolidated financial statements of the Company include the
-------------
accounts of the Bank. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates:  In preparing consolidated financial statements in conformity
----------------
with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets. The fair value disclosure of financial instruments is an estimate that can be computed within a range.

Presentation of Cash Flows:  For purposes of reporting cash flows, cash includes
--------------------------
cash on hand, amounts due from banks and federal funds sold. Cash flows from loans, deposits, and short-term borrowings are treated as net increases or decreases.

Cash and Due From Banks:  The Bank maintains amounts due from banks which, at
-----------------------
times, may exceed federally insured limits. Management monitors these correspondent relationships. The Bank has not experienced any losses in such accounts.

Available-for-Sale Securities:  Securities classified as available-for-sale are
-----------------------------
those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities classified as available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in accumulated other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Available-for-Sale Securities (Continued):  Declines in the fair value of
-----------------------------------------
available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities recorded on the trade date and are determined using the specific identification method.

Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments:  As a member of the Federal Reserve Bank System and the
-----------------
Federal Home Loan Bank System, the Bank is required to maintain an investment in the capital stock of these entities. As no ready market exists for these stocks, and they have no quoted market value, these investments are carried at cost.

Loans:  Loans are stated at the amount of unpaid principal, reduced by an
-----
allowance for loan losses. Interest income is accrued on the unpaid principal balance. The accrual of interest income on loans is discontinued when, in the opinion of management, there is reasonable doubt as to the borrower's ability to meet payment of interest or principal when they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and has been paying on a timely basis for a period of time.

Mortgage Loans Held for Sale:  Mortgage loans originated and intended for sale
----------------------------
in the secondary market are carried at the lower of cost or estimated market value in the aggregate. All sales are made without recourse. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net income in the period in which the change occurs. The Bank has recorded no valuation allowance related to its mortgage loans held for sale as their cost approximates the market value.

Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company's origination of single-family residential mortgage loans. Gains and losses from the sale of loans are determined using the specific identification method.

Allowance for Loan Losses:  The allowance for loan losses is established through
-------------------------
a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is adequate to cover probable credit losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is based on past events and current economic conditions, and does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (Continued):  Impaired loans are measured based on the
-------------------------------------
present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.
A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Cash collections on impaired loans are credited to the loan receivable balance and no interest income is recognized on those loans until the principal balance is current.

In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades five, six and seven, which represent criticized or classified loans (loans with greater risk of loss potential), are assigned allocations of loss based on published regulatory guidelines. These loans are inadequately protected by the current net worth or paying capacity of the borrower or the collateral pledged. Loans classified in this manner have well-defined weaknesses that jeopardize liquidation of the debt. Loans graded one through four are stratified by type and allocated loss ranges based on management's perception of the inherent loss for the strata. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an internal loan review function to place loans into various loan grading categories, which assists in developing lists of potential problem loans. These loans are constantly monitored by the loan review function to ensure early identification of any deterioration. The reserve level is reviewed by the board on a quarterly basis in compliance with regulatory requirements. In addition, any adversely rated loans will receive allocations consistent with recommended regulatory percentages. As the loan portfolio matures, a more comprehensive methodology, which considers risk by loan types, will be employed.

In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectibility based on information available to them at the time of their examination.

Credit Related Financial Instruments:  In the ordinary course of business the
------------------------------------
Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Transfers of Financial Assets:  Transfers of financial assets are accounted for
-----------------------------
as sales, only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Derivative Financial Instruments and Hedging Activities:  In the normal course
-------------------------------------------------------
of business, the Company enters into derivative contracts to manage interest rate risk by modifying the characteristics of the related balance sheet instruments in order to reduce the adverse effect of changes in interest rates. All derivative financial instruments are recorded at fair value in the financial statements.

On the date a derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a trading instrument. Changes in the fair value of instruments used as fair value hedges are accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in the fair value of the effective portion of cash flow hedges are accounted for in other comprehensive income rather than earnings. Changes in fair value of instruments that are not intended as a hedge are accounted for in the earnings of the period of the change.

The Company formally documents all hedging relationships, including an assessment that the derivative instruments are expected to be highly effective in offsetting the changes in fair values or cash flows of the hedged items.

Premises and Equipment:  Premises and equipment are stated at cost, less
----------------------
accumulated depreciation. Provisions for depreciation are computed on straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of
the related leases.   Cost incurred for maintenance and repairs are expensed
currently.

Other Real Estate Owned:  Other real estate owned, acquired through partial or
-----------------------
total satisfaction of loans, is carried at the lower of cost or fair value less cost to sell. At the date of acquisition, losses are charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Intangible Assets:  Deposit base premiums, representing the cost of acquiring
-----------------
deposits from other financial institutions, are being amortized by charges to earnings over five years using the straight-line method. Amortization of deposit base premiums for 2003 was minimal.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Repurchase Agreements:  Repurchase agreements are with commercial deposit
---------------------
customers, and are treated as financing activities and are carried at the amounts that will be subsequently repurchased as specified in the respective agreements.

Stock-based Compensation Plan:  At December 31, 2003, the Company sponsors
-----------------------------
stock-based compensation plans, which is described more fully in Note 7. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in the net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                --------------------------
                                                  2003     2002     2001
                                                --------------------------
Net income, as reported                         $977,969  $58,248  $70,186
Deduct total stock-based employee compensation
  expense determined under fair-value based
  method for all awards, net of tax effects       66,520   34,774   66,524
                                                --------------------------

    PRO FORMA NET INCOME                        $911,449  $23,474  $ 3,662
                                                ==========================

Basic earnings per share:
  As reported                                   $   0.33  $  0.03  $  0.04
  Pro forma                                         0.31     0.01        -
Diluted earnings per share:
  As reported                                   $   0.32  $  0.03  $  0.04
  Pro forma                                         0.30     0.01        -

In determining compensation cost using the Minimum Value method prescribed in Statement No. 123, the value of each grant is estimated at the grant date with the following weighted-average assumptions used for grants in 2003, 2002, and 2001, respectively: dividend yield of 0 percent for all three years; blended risk-free interest rates of 3.5 percent, 3 percent, and 3 percent; and expected lives of 7 years, respectively.

Income Taxes:  The Company files a consolidated federal income tax return and
------------
individual subsidiary state income tax returns. Accordingly, amounts equal to tax benefits of those companies having taxable federal losses or credits are reimbursed by the other companies that incur federal tax liabilities.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Trust Assets:  Property held for customers in fiduciary or agency capacities,
------------
other than cash on deposit at the Bank, is not included in the accompanying balance sheets, since such items are not assets of the Company.

Comprehensive Income:  Accounting principles generally require that recognized
--------------------
revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Earnings Per Share:  Basic earnings per share are based on the weighted average
------------------
number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants.

                                                             Per Share
                                         Income    Shares      Amount
                                        -------------------------------
2003
  Earnings per share - basic            $977,969  2,948,668  $     0.33
                                                             ==========
  Effect of options                            -     93,550
                                        -------------------

      Earnings per share - diluted      $977,969  3,042,218  $     0.32
                                        ===============================

2002
  Earnings per share - basic            $ 58,248  2,130,730  $     0.03
                                                             ==========
  Effect of options                            -     44,511
                                        -------------------

       Earnings per share - diluted     $ 58,248  2,175,241  $     0.03
                                        ===============================

For 2001, net earnings per share equaled diluted earnings per share, as there were no common stock equivalents outstanding during the year, since the exercise price for the stock options equaled the estimated market value of the stock throughout the year. Potential dilutive options and warrants totaled 359,500 as of December 31, 2001.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2.   BUSINESS COMBINATION

On December 5, 2003, Nicolet National Bank acquired the Menominee, Michigan banking facility of Republic Bank, headquartered in Lansing, Michigan (the "Republic Branch") for a total purchase price of $765,187, which was all paid in cash. The resulting net assumption of liabilities was funded by cash transferred from Republic Bank to Nicolet National Bank. The results of the Republic Branch have been included in the consolidated financial statements since December 5, 2003.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition:

       Cash                        $    81,386
       Premises and equipment          415,000
       Deposit intangible              350,187
                                   -----------

       Total assets acquired           846,573
                                   -----------


       Deposits                     11,547,045
       Other liabilities                 1,064
                                   -----------

       Total liabilities assumed    11,548,109
                                   -----------

       Net liabilities assumed     $10,701,536
                                   ===========

The deposit intangible is subject to amortization and has a weighted-average useful life of approximately 5 years. There was no goodwill recorded for this transaction.


NOTE 3.   INVESTMENT SECURITIES AVAILABLE-FOR-SALE

Amortized costs and fair values of investment securities available-for-sale are summarized on the following page.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.   INVESTMENT SECURITIES AVAILABLE-FOR-SALE

Amortized costs and fair values of investment securities available-for-sale are summarized as follows:

                                                         December 31, 2003
                                         ---------------------------------------------------
                                                         Gross        Gross
                                          Amortized   Unrealized    Unrealized      Fair
                                            Cost         Gains       (Losses)       Value
                                         ---------------------------------------------------
U.S. Treasury securities                 $14,152,953  $   123,932  $   (16,721)  $14,260,164
U.S. government agencies                   3,949,392       55,608            -     4,005,000
State, county, and municipal securities    7,491,510       84,467            -     7,575,977
Mortgage-backed securities                 3,093,615       38,010       (2,589)    3,129,036
Trust preferred securities                   500,000            -            -       500,000
                                         ---------------------------------------------------

                                         $29,187,470  $   302,017  $   (19,310)  $29,470,177
                                         ===================================================

                                                        December 31, 2002
                                         ---------------------------------------------------
                                                        Gross         Gross
                                         Amortized    Unrealized   Unrealized      Fair
                                            Cost        Gains        (Losses)      Value
                                         ---------------------------------------------------
U.S. Treasury securities                 $ 9,747,688  $   225,368  $         -   $ 9,973,056
U.S. government agencies                   2,077,940       13,310            -     2,091,250
State, county, and municipal securities      825,833        1,309       (1,883)      825,259
Mortgage-backed securities                 7,393,397      112,983            -     7,506,380
Trust preferred securities                   500,000            -            -       500,000
                                         ---------------------------------------------------

                                         $20,544,858  $   352,970  $    (1,883)  $20,895,945
                                         ===================================================

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of investment securities. The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the investment securities portfolio were for debt securities. From the December 31, 2003 tables above, none of the 11 securities issued by state and political subdivisions contained unrealized losses and 6 out of 17 securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. One of the securities with an unrealized loss as of December 31, 2003 was purchased during 2003 and the other five securities were in an unrealized gain position at December 31, 2002; therefore, all unrealized losses at December 31, 2003 have been continuous for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.   INVESTMENT SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The amortized cost and fair value of investment securities available-for-sale by contractual maturity at December 31, 2003 are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the following summary.

                                         Amortized        Fair
                                            Cost         Value
                                        (Amounts in    thousands)
                                        --------------------------
Due in less than one year               $  3,999,527  $  4,000,000
Due in one year through five years        14,928,103    15,100,039
Due after five years through ten years     6,666,225     6,741,102
Due after ten years                          500,000       500,000
Mortgage-backed securities                 3,093,615     3,129,036
                                        --------------------------

                                        $ 29,187,470  $ 29,470,177
                                        ==========================

Securities with a carrying value of $14,853,000 and $20,060,000 as of December 31, 2003 and 2002, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Proceeds from sales of securities available-for-sale during 2003, 2002 and 2001 were $6,473,179, $9,724,844 and $7,147,872, respectively. Gross gains of
$295,282, $3,218, and $121,895 were realized on these sales in 2003, 2002 and
2001, respectively, and gross losses of $6,362 were realized on these sales for 2002.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.   LOANS

Major classifications of loans as of December 31 were as follows:

                                             2003          2002
                                         ------------  ------------
Commercial, financial, and agricultural  $148,974,730  $132,041,541
Commercial real estate                     59,201,490    45,946,139
Real estate                                44,900,383    28,872,949
Consumer                                    8,692,791     5,719,049
                                         ------------  ------------
                                          261,769,394   212,579,678
  Less allowance for loan losses            3,109,527     2,652,990
                                         ------------  ------------

      Net loans                          $258,659,867  $209,926,688
                                         ============  ============

Practically all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. Although the Bank has a diversified loan portfolio, the ability of their debtors to honor their contracts is dependent on the economic conditions of the counties surrounding the Bank.

Changes in the allowance for loan losses for the years ended December 31, are presented as follows:

                                                  2003         2002         2001
                                              ------------  -----------  ----------
Balance at beginning of year                  $ 2,652,990   $1,600,000   $  400,000
  Provision charged to operations               2,335,000    1,308,250    1,200,000
  Loans charged off                            (1,956,649)    (255,330)           -
  Recoveries on loans previously charged off       78,186           70            -
                                              ------------  -----------  ----------

Balance at end of year                        $ 3,109,527   $2,652,990   $1,600,000
                                              ============  ===========  ==========

The following is a summary of information pertaining to impaired loans as of December 31:

                                                    2003        2002
                                                 ----------  ----------
Impaired loans for which an allowance has been
  provided                                       $4,241,168  $1,892,748
Impaired loans for which no allowance has been
  provided                                                -           -
                                                 ----------  ----------

Total loans determined to be impaired            $4,241,168  $1,892,748
                                                 ==========  ==========

Allowance provided for impaired loans, included
  in the allowance for loan losses               $1,680,000  $  300,000
                                                 ==========  ==========


                                       17

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.   LOANS (CONTINUED)

                                                    2003        2002
                                                 ----------  ----------

Average investment in impaired loans             $7,596,054  $1,960,184
                                                 ==========  ==========

Interest income recognized and collected on a
  cash basis on impaired loans                   $        -  $        -
                                                 ==========  ==========

It is management's policy to place loans (commercial, residential, and or installment) on nonaccrual when principal and interest is past due 90 days or more. Such loans may continue on accrual only when they are both well secured and in the process of collection. Nonaccruing loans totaled $2,417,000 and $2,263,000 as of December 31, 2003 and 2002, respectively. Interest income in the amount of $187,144, $47,182 and none would have been earned on the nonaccrual loans had they been performing in accordance with their original terms during the years ended December 31, 2003, 2002,and 2001 respectively. No interest was collected on nonaccrual loans and included in income for the years ended December 31, 2003, 2002, and 2001. Additionally, there were no loans past due 90 days or more and still accruing interest at December 31, 2003, 2002 and 2001.

The Company conducts transactions with its directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is policy to comply with federal regulations that require that these transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons.

The following is a summary of activity for these loans for 2003 and 2002:

                       2003          2002
                   ------------  ------------
Beginning balance  $ 6,796,657   $ 2,940,323
Advances             7,089,369     6,594,903
Repayments          (9,475,475)   (2,738,569)
                   ------------  ------------

Ending balance     $ 4,410,551   $ 6,796,657
                   ============  ============

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5.   PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation as of December 31, are summarized as follows:

                                     2003        2002
                                  ----------------------
Land                              $  263,110  $  113,110
Building                           1,075,502     855,502
Leasehold improvements               635,082     547,878
Furniture and equipment            2,228,541   1,704,581
                                  ----------------------
                                   4,202,235   3,221,071
  Less accumulated depreciation    1,311,384     742,923
                                  ----------------------

    Total premises and equipment  $2,890,851  $2,478,148
                                  ======================

Depreciation expense amounts to approximately $568,000, $458,000, and $294,000 in 2003, 2002, and 2001, respectively.


NOTE 6.   DEPOSITS

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $174,169,000 and $148,898,000 at December 31, 2003
and 2002, respectively. For each of these years, approximately $146,778,000 and $123,730,000, respectively, represented brokered deposits.

At December 31, 2003, the scheduled maturities of time deposits were as follows:

Years Ending December 31,
-------------------------
        2004               $110,786,932
        2005                 58,997,747
        2006                 25,036,364
        2007                    469,417
        2008                    243,014
     Thereafter                  23,263
                           ------------

                           $195,556,737
                           ============

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7.   STOCK BASED COMPENSATION

In connection with the Company formation and initial offering, warrants were issued to the organizers. The warrants allow each holder to purchase one additional share of common stock for each share purchased in connection with the initial offering up to a maximum of 7,500 shares. The warrants vest evenly over a three-year period beginning with the date the stock offering was completed and are exercisable for a period of ten years following issuance, but generally no later than three months after ceasing to serve as a director, at the initial offering price of $10 per share. Warrants relating to a total of 90,000 shares were issued and outstanding at both December 31, 2003 and 2002.

During 2000, the Company adopted a Stock Incentive Plan covering up to 285,000 shares of the Company's common stock. During 2002, the Company adopted a second Stock Incentive Plan covering up to 125,000 shares of the Company's common stock. These plans are administered by the Administrative Committee of the Board of Directors and provides for the granting of options to purchase shares of the common stock to officers, directors, and key employees of the Company. The exercise price of each option granted under the plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Administrative Committee of the Board of Directors. Options will be exercisable in whole or in part upon such terms as may be determined by the committee. Options expire ten years after the date of grant. As of December 31, 2003, a total of 74,333 shares are available for grant from these plans.

Activity of the Incentive Stock Option Plan is summarized in the following table:

                                Weighted-                                Weighted-
                                 Average                                  Average
                              Fair Value of     Options                   Exercise
                             Option Granted   Outstanding   Exercisable    Price
                             ------------------------------------------------------
Balance - December 31, 2000                       209,000             -  $    10.00
  Granted                    $          1.84       71,250                     10.00
  Exercise of stock options                             -                         -
  Canceled                                         (9,250)                    10.00
                                              ------------

Balance - December 31, 2001                       271,000        66,833  $    10.00
  Granted                    $          2.31       34,500                     12.07
  Exercise of stock options                          (833)                    10.00
  Canceled                                         (3,167)                    10.00
                                              ------------

Balance - December 31, 2002                       301,500       155,000  $    10.28
  Granted                    $          2.65       45,500                     12.50
  Exercise of stock options                        (4,334)                    10.00
  Canceled                                         (4,166)                    10.00
                                              ------------

Balance - December 31, 2003                       338,500       246,425  $    10.55
                                              ============

These options have a weighted average remaining contractual life of approximately 8 and 9 years as of December 31, 2003.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8.   INCOME TAXES

The provision for income taxes included in the accompanying consolidated financial statements for the years ended December 31, consisted of the following:

                                 2003       2002        2001
                               --------------------------------
Currently payable              $288,194  $ 423,619   $  30,724
Deferred tax expense            132,990   (278,975)   (258,037)
Change in valuation allowance         -          -    (443,154)
                               --------------------------------

                               $421,184  $ 144,644   $(670,467)
                               ================================

The differences between the income tax benefit and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the years ended December 31, 2003, 2002 and 2001 are included below.

                                                                  2003       2002        2001
                                                               --------------------------------
Tax on pretax income at statutory rates                        $475,712   $ 68,983   $  23,863
State income taxes, net of federal effect                        52,780     46,351           -
Utilization of net operating loss carryforward                        -          -    (269,535)
Change in valuation allowance                                         -          -    (443,154)
Tax-exempt interest income                                      (32,386)    (1,314)          -
Non-deductible interest disallowance                              6,960        340           -
Increase in cash surrender value of bank owned life insurance   (82,857)         -           -
Non-deductible business entertainment                            40,579     35,747      18,359
Other, net                                                      (39,604)    (5,463)
                                                               --------------------------------

                                                               $421,184   $144,644   $(670,467)
                                                               ================================

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8.   INCOME TAXES (CONTINUED)

The net deferred tax asset included with other assets in the accompanying consolidated balance sheets include the following amounts of deferred tax assets and liabilities:

                                                       2003        2002
                                                    ----------  ----------
Deferred tax assets:
  Allowance for loan losses                         $ 889,982   $ 967,346
  Pre-opening expenses                                 65,546      93,712
  Charitable contributions                                  -      21,037
  Non-accrual loan interest                            37,004      18,502

Deferred tax liabilities:
  Premises and equipment                             (144,288)   (120,431)
  Unrealized gain on securities available for sale   (113,083)   (140,435)
  Other                                                (1,068)          -
                                                    ----------  ----------

    Net deferred tax asset                          $ 734,093   $ 839,731
                                                    ==========  ==========

NOTE 9.   COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, financial guarantees, and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and issuing letters of credit as they do for on-balance-sheet instruments.

A summary of the contract or notional amount of the Company's exposure to off-balance-sheet risk as of December 31 is as follows:

                                         2003         2002
                                      -----------  -----------
Financial instruments whose contract
  amounts represent credit risk:
    Commitments to extend credit      $92,195,000  $52,661,000
    Standby letters of credit           5,943,000    4,003,000

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 9.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. Credit card commitments are unsecured.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral, which may include accounts receivable, inventory, property, equipment, and income-producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third-party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary on the previous page. If the commitment is funded the Bank would be entitled to seek recovery from the customer. At December 31, 2003 and 2002, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.


NOTE 10.   DERIVATIVES AND HEDGING TRANSACTIONS

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.

 In November 2003, the Bank entered into an interest rate swap agreement related to floating loans. The swap is utilized to manage interest rate exposures and is designated as a highly effective cash flow hedge. The differential to be paid or received on the swap agreement is accrued as interest rates change and is recognized over the lives of the agreements in interest income/expense. The swap agreement expires in November 2005 and has a rate of 5.06%. The notional amount is $15,000,000. As these instruments age toward maturity and/or the interest rates increase, the loss will be reclassified from accumulated other comprehensive income into earnings. The fair value of the swap agreement as of December 31, 2003 was insignificant, and therefore, has not been recorded in these financial statements.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11.   REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS OF DIVIDENDS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy requires the Company and the Bank to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since these notifications that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios as of December 31, 2003 and 2002 are presented in the table on the following page.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                        For Capital         Capitalized Under
                                                         Adequacy           Prompt Corrective
                                      Actual             Purposes           Action Provisions
                                -----------------------------------------------------------------
                                 Amount   Ratio     Amount       Ratio       Amount      Ratio
                                -----------------------------------------------------------------
As of December 31, 2003:                          Amounts in Thousands
  Total capital
    (to risk-weighted assets):
      Company                   $35,169   12.7%  $    22,110        8.0%            N/A
      Bank                       34,088   12.3        22,110        8.0   $   27,638       10.0%
  Tier I capital
    (to risk-weighted assets):
      Company                    32,059   11.6        11,055        4.0             N/A
      Bank                       30,978   11.2        11,055        4.0       16,583        6.0
  Tier I capital
    (to average assets):
      Company                    32,059    9.9        13,016        4.0             N/A
      Bank                       30,978    9.5        13,016        4.0       16,270        5.0

As of December 31, 2002:
  Total capital
    (to risk-weighted assets):
      Company                   $33,691   15.1%  $    17,791        8.0%            N/A
      Bank                       30,109   13.5        17,791        8.0   $   22,238       10.0%
  Tier I capital
    (to risk-weighted assets):
      Company                    31,038   14.1         8,895        4.0             N/A
      Bank                       27,456   12.3         8,895        4.0       13,343        6.0
  Tier I capital
    (to average assets):
      Company                    31,038   14.9         8,339        4.0             N/A
      Bank                       27,456   13.2         8,339        4.0       10,423        5.0

A source of income and funds of the Company are dividends from the Bank. Dividends declared by the Bank that exceed the retained net income for the most current year plus retained net income for the preceding two years must be approved by Federal and State regulatory agencies.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12.   FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether recognized or not recognized in the balance sheet, for which it is practicable to estimate that value. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than a forced liquidation. Fair value is best-determined base upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts of cash and due from banks equal their fair values.

Federal funds sold: The carrying amounts of Federal funds sold equal their fair values.

Interest-bearing deposits: The carrying amounts of interest-bearing deposits equal their fair values.

Available-for-sale securities: Fair values for securities are based on quoted market prices.

Other Investments: The carrying amounts of other investments equal their fair values.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated by discounting contractual cash flows using estimated market discount rates, which reflect the credit and interest rate risk inherent in the loan.

Accrued interest receivable and payable: The carrying amounts of accrued interest receivable and payable equal their fair values.

Deposits: The fair values disclosed for demand deposits (interest and non-interest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates within the market place.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12.   FAIR VALUE OF FINANCIAL INFORMATION (CONTINUED)

Short-term borrowings: The carrying amounts of short-term borrowings equal their fair values.

Other borrowings: The fair values of other borrowings are estimated using discounted cash flow analysis based on current interest rates being offered by instruments with similar terms and credit quality.

Off-balance-sheet instruments: The estimated fair value on letters of credit at December 31, 2003 and 2002 was insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 2003 and 2002.

The estimated fair values of the Company's financial instruments were as follows:

                                                      2003                    2002
                                            ----------------------------------------------
                                            Carrying    Estimated   Carrying    Estimated
                                             Amount    Fair Value    Amount    Fair Value
                                            ----------------------------------------------
                                                        (Amounts in thousands)
Financial assets:
  Cash and cash equivalents                 $  32,986  $    32,986  $   7,012  $     7,012
  Investment securities available for sale     29,470       29,470     20,896       20,896
  Other investments                             1,372        1,372      1,085        1,085
  Loans held for sale                           1,824        1,824      2,811        2,811
  Loans, net                                  258,660      259,253    209,927      211,213
  Accrued interest receivable                   1,363        1,363        859          859

Financial liabilities:
  Deposits                                    289,080      290,388    206,731      209,108
  Repurchase agreements                        14,591       14,591     10,831       10,831
  Accrued interest payable                        975          975        796          796

Unrecognized financial instruments:
  Commitments to extend credit                      -            -          -            -
  Standby letters of credit                         -            -          -            -
  Guarantees                                        -            -          -            -

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13.   PARENT COMPANY ONLY FINANCIAL INFORMATION

The following reflects the Condensed Financial Statements (Parent Company Only) of Nicolet Bankshares, Inc.:

                           BALANCE SHEETS
                        (Parent Company Only)

                                              December 31,
                                      --------------------------
                                          2003          2002
                                      --------------------------
ASSETS
Cash and due from subsidiary          $   1,035,994  $ 3,581,663
Investment in subsidiary                 31,148,364   27,666,862
Other assets                                 44,448            -
                                      --------------------------

    TOTAL ASSETS                      $  32,228,806  $31,248,525
                                      ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' equity                  $  32,228,806  $31,248,525
                                      --------------------------

    TOTAL STOCKHOLDERS' EQUITY        $  32,228,806  $31,248,525
                                      ==========================

                         STATEMENTS OF INCOME
                         (Parent Company Only)

                                                        December 31,
                                                 -------------------------
                                                      2003         2002
                                                 -------------------------
Operating expense                                $      89,009   $ 50,081
Income tax benefit                                     (44,448)         -
                                                 -------------------------
    Loss before equity in undistributed
       earnings of subsidiary                          (44,561)   (50,081)
Equity in undistributed earnings of subsidiary       1,022,530    108,329
                                                 -------------------------

    NET INCOME                                   $     977,969   $ 58,248
                                                 =========================

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13.   PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS
(Parent Company Only)
                                                               December 31,
                                                      -----------------------------
                                                           2003           2002
                                                      -----------------------------
Cash Flows From Operating Activities:
  Net income                                          $     977,969   $     58,248
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Increase in other assets                              (44,448)             -
      Equity in undistributed income of subsidiary       (1,022,530)      (108,329)
                                                      -----------------------------

        NET CASH USED IN OPERATING ACTIVITIES               (89,009)       (50,081)
                                                      -----------------------------
Cash Flows From Investing Activities, consisting of
  capital infusion to subsidiary                         (2,500,000)   (10,000,000)
                                                      -----------------------------

Cash Flows From Financing Activities:
  Exercise of stock options                                  43,340          8,330
  Proceeds from sale of common stock                              -     13,623,414
                                                      -----------------------------

        NET CASH PROVIDED BY FINANCING ACTIVITIES            43,340     13,631,744
                                                      -----------------------------

        NET INCREASE (DECREASE) IN CASH                  (2,545,669)     3,581,663
Cash:
  Beginning                                               3,581,663              -
                                                      -----------------------------

  Ending                                              $   1,035,994   $  3,581,663
                                                      =============================

                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning the Company as of and for the years ended December 31, 2003, 2002 and 2001. The selected financial data has been derived from the financial statements that have been audited by McGladrey & Pullen, LLP and Porter Keadle Moore, LLP, independent certified public accountants. This information should be read in conjunction with management's discussion and analysis of financial condition and results of operation.

                                             2003              2002             2001
                                     ----------------------------------------------------
AT YEAR END:                            (in thousands, except share and per share data)
  Securities available for sale      $       29,470   $        20,896   $        22,984
  Loans, net                                258,660           209,926           122,660
  Loans held for sale                         1,824             2,811             2,208
  Total assets                              337,395           250,005           171,612
  Deposits                                  289,080           206,731           150,066
  Total shareholders' equity                 32,229            31,249            17,300

AVERAGE BALANCES:
  Loans                                     249,045           171,441            90,904
  Earning assets                            279,078           198,466           113,338
  Assets                                    293,110           208,603           116,910
  Deposits                                  254,253           180,876            98,498
  Shareholders' equity                       29,331            19,977            16,935

RESULTS OF OPERATIONS:
  Net interest income                         7,747             5,084             3,380
  Provision for loan losses                   2,335             1,308             1,200
  Other income                                3,198             1,575               673
  Other expenses                              7,211             5,148             3,454
  Net earnings                                  978                58                70

PER SHARE DATA:
  Net earnings per share             $         0.33   $          0.03   $          0.04
  Diluted net earnings per share               0.32              0.03              0.04

KEY PERFORMANCE RATIOS:
  Return on average equity                     3.33%             0.29%             0.41%
  Return on average assets                     0.33%             0.03%             0.06%
  Average equity to average assets            10.01%             9.60%            14.50%
  Average loans to average deposits           97.95%            94.80%            92.30%
  Net spread                                   2.32%             2.06%             1.98%
  Net interest margin                          2.78%             2.56%             2.98%

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Nicolet Bankshares, Inc. (referred to herein as "Nicolet") and its subsidiary Nicolet National Bank ("the Bank"), collectively during the three years ended December 31, 2003. This commentary should be read in conjunction with the financial statements and the related notes and the other statistical information included elsewhere in this report, as well as with an understanding of Nicolet's short operating history.

EXECUTIVE  SUMMARY

The year 2003 was an exciting year for Nicolet as we continued our growth in assets, earnings and people. Total assets increased from $250 million to $337 million and net earnings increased from $58,000 to $978,000. We also added 21 employees during 2003 to bring the total to an equivalent of 65 employees. Our investment in high quality banking professionals in our northeastern Wisconsin banking marketplace has allowed us to position Nicolet as a well respected financial service provider and competitor. Our growth also allowed us to further leverage our existing capital.

Our earnings showed improvement in 2003 as we made significant progress in managing our net interest income. We reduced our cost of funds 86 basis points by increasing core deposits and repricing brokered deposits, which assisted in raising our net interest margin 22 basis points. Additionally, we enjoyed strong performance from our non-interest income contributors, including an outstanding year in the mortgage lending area, continued core growth and profitability in the trust area, and earnings contribution from initiating brokerage services. We believe, however, that we are likely to experience a decrease in mortgage lending volume and associated non-interest income in 2004 as a result of the stabilized or increased mortgage interest rates.

An area of improvement needed in our core banking activities relates to asset quality. In 2003, we dealt with several credit-related issues that were generated during the early phases of our start-up. The impact in 2003 resulted in provisions for loan losses of $2.3 million and net charge-offs of $1.9 million, or .75% of average loans outstanding during the year, representing an increase of $1.0 million, or 79%, in the provision for loan losses, compared to 2002. While we have been operating in a less than positive and vibrant economic environment, these percentage losses are higher than we should expect to experience in the future, given our focus on strict underwriting standards, continuous management and monitoring of our portfolio, and expansion of our lending and risk management staff.

Finally, our increased investment in human capital in 2003 should enable us to further expand our physical presence in 2004. Using our December 2003 acquisition of our Menominee, Michigan branch as a base, we plan to bolster our presence in our northern Michigan market area. In our Brown County, Wisconsin market, we plan to add a full service branch facility in a dynamic DePere location, and we are designing and building a new downtown facility in Green Bay, Wisconsin.

CRITICAL  ACCOUNTING  POLICIES

Our accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Following is a description of the accounting policies that we have deemed "critical". In determining which accounting policies are "critical" in nature, we have identified the policies that require significant judgment or involve complex estimates. The application of these policies has a significant impact on our consolidated financial statements. Financial results could differ significantly if different judgments or estimates are applied.

ALLOWANCE  FOR  LOAN  LOSSES

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (1) Statement of Financial Accounting Standards ("SFAS") No. 5 "Accounting for Contingencies," which requires that losses be accrued when they are probable of occurring and estimable, and (2) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates.

Our allowance for loan losses has two basic components: (1) specific loss estimates for individually classified and impaired loans, and (2) general loss estimates on loans for which no impairment has been identified and large groups of smaller balance homogeneous loans. Specific loss estimates on individual loans include subjective evaluations related to secondary sources of repayment for the loan, which are principally collateral liquidation. The general loss allocations use historical loss ratio experience, which may not be indicative of the actual losses present in the loan portfolio at a given point in time.

While the basic methodology of our loan loss allowance estimation process has not changed, we continuously re-evaluate the use of historical loss factors, national and local economic trends, credit concentrations and other relevant factors in determining the adequacy of the allowance for loan loss. Because Nicolet has a relatively short operating history, historical trends specific to the Company do not necessarily provide sufficient information to judge the adequacy of the allowance for loan losses. Therefore, management considers industry trends, peer comparisons and regulatory position in addition to historical experience in its evaluation.

This estimation process associated with the allowance for loan losses can have significant effects in the estimated loan loss expense of a given period. Generally, the allowance for loan losses increases as the outstanding balance of loans increase or the level of classified or impaired loans increases. Loans or portions of loans that are deemed uncollectible are charged against and reduce the allowance. The allowance is replenished by means of a provision for loan losses that is charged as an expense against net interest income. As a result, our estimate of the allowance for loan losses affects our earnings directly.

See "Provision and Allowance for Loan Losses" below for additional information on the calculation of the allowance for loan losses.


BACKGROUND

The Bank opened on November 1, 2000 with a single office in Green Bay, Wisconsin. The Bank has experienced extraordinary growth in Green Bay, growing to $337 million in assets by December 31, 2003. As a result of this success, management chose to expand the Bank's product lines, geographic areas and employee base. Toward that end, the Bank opened an office in Marinette, Wisconsin on October 15, 2001, offering community banking and full trust and investment management services. The Bank also added employees in lending and infrastructure roles to support this growth, and in 2003 further diversified its product offerings by initiating brokerage services and acquiring a branch in Menominee, Michigan . While these strategic moves have had an adverse financial impact in the short term, they should provide for earnings enhancement in the long term.

The Bank reorganized into a holding company structure on June 6, 2002 and subsequently raised an additional $13.6 million in a follow-on offering. Nicolet contributed the proceeds of the offering to the Bank to support the expansion activities described above.

INCOME  STATEMENT  REVIEW

Nicolet reported net earnings for the year ended December 31, 2003 of $978,000 as compared to $58,000 for the year ended December 31, 2002. Pretax earnings increased $1.2 million to $1.4 million for 2003, compared to 2002. Nicolet's improved pretax performance was reflective of the growth in earning assets, an increase in net interest income, secondary market mortgage fee income, fees from trust services, and gains from sales of investment securities, offset by the impact of providing for future losses associated with current loan growth as well as certain current problem credits, along with general growth in overhead expenses. Net interest income was $ 7.7 million in 2003 compared to $5.1 million in 2002. Other income increased approximately $1.6 million to $3.2 million for the year ended December 31, 2003. Other expenses for the year ended 2003 totaled $7.2 million compared to $5.1 million in 2002.

In 2003, average earning assets increased to $279 million, or 95% of total average assets. This increase was primarily due to the increase in loans outstanding. Average loans outstanding for 2003 were $249 million, while average interest bearing liabilities for 2003 increased to $236 million.

Net  interest  income  is  the single largest contributor to Nicolet's earnings.
Net interest income is the interest Nicolet earns on loans and investments reduced by the interest paid on deposit accounts. The banking industry uses two key ratios to measure relative profitability of net interest income, net interest rate spread and net interest margin. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing liabilities. The interest rate spread eliminates the impact of non-interest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing non-interest bearing deposits.

Nicolet's net interest spread was 2.32% in 2003, while the net interest margin was 2.78%, compared to a net interest spread of 2.06% and a net interest margin of 2.56% in 2002. The increase in both spread and margin reflect significant effort extended in making improvements in this area. Nicolet's increase in the net interest margin was primarily attributable to the reduction in its cost of funding sources, as the average cost of interest bearing liabilities decreased from 3.92% in 2002 to 3.06% in 2003. This decline was reflective of the change in the mix of our deposit base as we grew the percentage of core deposits to total deposits as well as certain larger brokered deposits issued at higher rates being replaced with lower cost funds associated with a different interest rate environment. The following table shows the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities.

TABLE 1
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
(in thousands)
                                                       2003                          2002                          2001
                                         ------------------------------  ----------------------------  ---------------------------
                                          AVERAGE    INCOME/    YIELD/   AVERAGE    INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/
                                          BALANCE    EXPENSE     RATE    BALANCE    EXPENSE    RATE    BALANCE   EXPENSE    RATE
                                         ---------  ----------  -------  --------  ---------  -------  --------  --------  -------
ASSETS:
Federal funds sold                       $   5,004         49     0.98%  $  5,604        91     1.62%         -         -       -
Interest bearing deposits                    1,200         30     2.50%     1,178        15     1.27%         -         -       -
Investment securities
Taxable                                     20,569        781     3.80%    20,085       817     4.07%    12,092       616    5.09%
Tax-exempt                                   3,260        145     4.45%       158         6     4.08%         -         -       -
Loans                                      249,045     14,006     5.62%   171,441    10,937     6.38%    90,904     7,189    7.91%
                                         ---------  ----------  -------  --------  ---------  -------  --------  --------  -------
  Total interest earning assets            279,078     15,011     5.38%   198,446    11,866     5.98%   113,338     8,282    7.31%
                                                    ----------                     ---------                     ---------
All other assets                            14,032                         10,137                         3,572
                                         ---------                       --------                      --------
Total assets                             $ 293,110                       $208,603                       116,910
                                         =========                       ========                      ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest bearing demand and money
  market deposits                        $  35,353  $     493     1.39%  $ 20,293       364     1.79%    13,826       522    3.78%
Saving deposits                              1,881         17     0.90%     1,272        16     1.26%       436         9    2.06%
Time deposits                              191,151      6,626     3.47%   143,924     6,292     4.37%    76,727     4,345    5.66%
Repurchase agreements and Federal
  funds purchased                            7,599         79     1.04%     7,408       108     1.46%     1,025        25    2.43%
                                         ---------  ----------  -------  --------  ---------  -------  --------  --------  -------
    Total interest bearing liabilities     235,984      7,215     3.06%   172,897     6,780     3.92%    92,014     4,901    5.33%
                                                    ----------                     ---------                     ---------
Noninterest-bearing deposits                25,868                         15,388                         7,509
Other liabilities                            1,927                            341                           452
Shareholders' equity                        29,331                         19,977                        16,935
                                         ---------                       --------                      --------

  Total liabilities and
    shareholders' equity                 $ 293,110                       $208,603                      $116,910
                                         =========                       ========                      ========
Net interest spread                                 $   7,796     2.32%            $  5,086     2.06%            $  3,381    1.98%

Net interest margin on average                                    2.78%                         2.56%                        2.98%
  earning assets

Tax equivalent adjustment on                        $     (49)                     $     (2)
  investments

Net interest income/margin                          $   7,747                      $  5,084                      $  3,381

Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculation for all periods reported.

Nicolet purchased tax-exempt securities in 2002. As such, yields are presented on a tax equivalent basis for 2003 and 2002. Nicolet had no tax-exempt securities in 2001 and, as such, pre-tax yields equal tax equivalent yields.

The following table shows the relative impact on net income of changes in the average balances (volume) of interest earning assets and interest bearing liabilities and the rates earned and paid by Nicolet on such assets and liabilities. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in such category.

TABLE 2
CHANGES IN INTEREST INCOME AND EXPENSE
(in thousands)
                                                             INCREASE (DECREASE) DUE TO CHANGES IN:
                                                         2003 OVER 2002                   2002 OVER 2001
                                                ---------------------------------  -----------------------------
                                                  VOLUME       RATE       TOTAL     VOLUME      RATE      TOTAL
                                                ----------------------------------------------------------------
INTEREST INCOME ON:
Loans (including loan fees)                     $   4,343   $   (1,274)  $ 3,069   $  5,358   $ (1,610)  $3,748
Investment securities:
Taxable                                                (1)         (35)      (36)       344       (143)     201
Tax-exempt                                             88            4        92         15          -       15
Interest-bearing deposits                              12            3        15          4          -        4
Federal funds sold and commercial paper                (9)         (33)      (42)      (160)      (226)    (386)
                                                ----------------------------------------------------------------
    Total interest earning assets                   4,433       (1,335)    3,098      5,561     (1,979)   3,582
                                                ----------------------------------------------------------------

INTEREST EXPENSE ON:
Deposits:
  Interest-bearing demand and money market            224          (95)      129        184       (342)    (158)
  Savings                                               6           (5)        1         12         (5)       7
  Time                                              1,803       (1,469)      334      3,117     (1,170)   1,947
Federal funds purchased repurchase agreements           3          (32)      (29)        97        (14)      83
                                                ----------------------------------------------------------------
    Total interest-bearing liabilities              2,036       (1,601)      435      3,410     (1,531)   1,879
                                                ----------------------------------------------------------------
INCREASE IN NET INTEREST INCOME                 $   2,397   $      266   $ 2,663   $  2,151   $   (448)  $1,703
                                                ================================================================

OTHER  INCOME  AND  EXPENSES

For the years ended December 31, 2003 and 2002, other income totaled $3.2 million and $1.6 million, respectively. The primary components of other income in 2003 are the secondary market mortgage fee income totaling $1.4 million which represented an increase of $700,000 when compared to 2002; fees from trust services totaling $608,000, which represented an increase of $257,000 when compared to 2002; fees from service charges on deposit accounts totaling $506,000, which represented an increase of $251,000 when compared to 2002; and gains from the sale of investment securities in 2003 totaling $295,000, compared to a net loss of $3,000 in 2002. The increase experienced as a result of the strong mortgage originations and refinances was due to the attractive home mortgage interest rate environment, while the other increases were more indicative of Nicolet's efforts at successfully expanding its product line, specifically in the trust, investment management and brokerage business lines.

Other expenses totaled $7.2 million and $5.1 million for the years ended December 31, 2003 and 2002, respectively. The primary component of other expense was salary and employee benefits expense, which totaled $3.8 million and $2.7 million for the same respective periods. The increase in salary and employee benefit expense is attributable to the efforts associated with our expansion of our human capital in the additional personnel hired to accommodate the growth in assets. Additionally, occupancy and equipment expense increased in 2003 by $155,000 when compared to 2002, largely as a result of the increased costs for the additional office space needed for the Green Bay facility. Other operating expense totaled $1.6 million for the year ended December 31, 2003 as compared to $1.0 million for the year ended December 31, 2002, which is in line with Nicolet's growth.

The provision for loan losses of $2.3 million was a significant increase over the $1.3 million allocated in 2002. While core loan growth was partially responsible for this increase, the recognition and resolution of certain problem credits largely contributed to the increase. However, Nicolet's approach to identifying and dealing with problem credits on a proactive basis is deemed to be more beneficial on a long-term basis. (See discussion in Provision and Allowance for Loan Losses below)

INCOME  TAXES

Total income tax expense was $421,000 in 2003 compared with $145,000 in 2002. The primary reason for the increase in taxes was the increase in pretax income from $203,000 in 2002 to $1.4 million in 2003. The Company's effective tax rate was 30.09% in 2003.


BALANCE  SHEET  OVERVIEW

During 2003, average total assets increased $85 million (41%) over 2002. Average deposits increased $73 million (41%) in 2003 over 2002. Average loans increased $78 million (45%) in 2003 over 2002.

At December 31, 2003, assets totaled $337 million as compared to $250 million as of December 31, 2002. For the same periods, total deposits increased to $289 million from $207 million, respectively, while gross loans increased to $262 million from $213 million, respectively. Shareholders' equity totaled $32 million at December 31, 2003, an increase of $1 million when compared to the balance as of December 31, 2002.


INVESTMENTS

The investment portfolio consists of debt securities and to a lesser extent equity securities, which provide Nicolet with a source of liquidity and a long-term, relatively stable source of income. Additionally, the investment portfolio provides a balance to interest rate and credit risk with other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity and supplying securities to pledge as required collateral for certain deposits.

The following table shows the carrying value of securities, by security type, as of December 31, 2003, 2002, and 2001:

TABLE 3
INVESTMENT PORTFOLIO
(in thousands)
                                          2003     2002     2001
                                        -------------------------
United States treasuries and agencies   $18,265  $12,064  $15,316
Mortgage-backed securities                3,129    7,507    7,168
Municipal securities                      7,576      825        -
Trust Preferred securities                  500      500      500
                                        -------------------------

                                        $29,470  $20,896  $22,984
                                        =========================

The following table presents the expected maturity of the total securities portfolio by maturity date and average yields based on amortized cost at December 31, 2003. The composition and maturity/repricing distribution of the securities portfolio is subject to change depending on rate sensitivity, capital and liquidity needs.

TABLE 4
EXPECTED MATURITY OF SECURITIES
(in thousands)


                                    UNITED STATES    MORTGAGE-                   TRUST     WEIGHTED
                                   TREASURIES AND     BACKED      MUNICIPAL    PREFERRED    AVERAGE
MATURITIES AT DECEMBER 31, 2003:      AGENCIES      SECURITIES   SECURITIES   SECURITIES    YIELDS
----------------------------------------------------------------------------------------------------
Within 1 year                      $         4,000  $         -  $         -  $         -      3.41%
After 1 through 5 years                     14,265            -          835            -      2.94%
After 5 through 10 years                         -            -        6,741            -      4.46%
After 10 years                                   -        3,129            -          500      4.74%
                                   -----------------------------------------------------------------

                                   $        18,265  $     3,129  $     7,576  $       500      3.57%
                                   =================================================================

Mortgage backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities. Yields are calculated on a tax equivalent yield basis.

At December 31, 2003, there were no investment securities of any issuer other than the U.S. government or its agencies or corporations that were in excess of 10% of stockholders' equity.

LOAN  PORTFOLIO

Since loans typically provide higher interest yields than do other types of earning assets, Nicolet's intent is to channel a substantial percentage of its earning assets into loans. Nicolet separates its loans into two categories: portfolio loans and loans held for sale. Portfolio loans are permanent loans booked, serviced, and held to maturity. Loans held for sale are originated and presold to institutional investors. Loans held for sale typically remain on Nicolet's books for two to three weeks. Total net portfolio loans outstanding at December 31, 2003 and 2002 were $259 million and $210 million, respectively.

Major classifications of portfolio loans (in thousands) as of December 31, 2003, 2002, 2001 and 2000 are summarized as follows:

TABLE 5
LOAN PORTFOLIO
(in thousands)
                                                2003                 2002                 2001                2000
                                         ---------------------------------------------------------------------------------
                                                    PERCENT              PERCENT              PERCENT             PERCENT
                                          AMOUNT   OF TOTAL    AMOUNT   OF TOTAL    AMOUNT   OF TOTAL   AMOUNT   OF TOTAL
                                         ---------------------------------------------------------------------------------
Commercial, financial and agricultural   $148,975     56.91%  $132,042     62.11%  $ 71,753     57.74%  $20,114     78.63%
Commercial real estate                     59,201     22.62%    45,946     21.62%    35,279     28.39%    3,561     13.92%
Real estate                                44,900     17.15%    28,873     13.58%    13,205     10.63%    1,411      5.52%
Consumer                                    8,693      3.32%     5,719      2.69%     4,023      3.24%      496      1.93%
                                         ---------------------------------------------------------------------------------

  Total loans                             261,769    100.00%   212,580    100.00%   124,260    100.00%   25,582    100.00%
                                                   =========            =========            =========           =========
Less:  Allowance for loan losses            3,109                2,653                1,600                 400
                                         --------             --------             --------             -------

                                         $258,660             $209,927             $122,660             $25,182
                                         ========             ========             ========             =======

The major component of Nicolet's loan portfolio was commercial loans, which represented 79.5% and 83.7% of the loan portfolio as of December 31, 2003 and 2002, respectively.

Our loan portfolio, which equaled 89% of average earnings assets during 2003, is primarily comprised of commercial loans. Constituting 80% of average loans and growing by $30 million during 2003, the commercial loan portfolio represents loans to business interests generally located within our market area. Approximately 72% of the commercial loan portfolio is primarily secured by business assets such as accounts receivable, inventory, and equipment, with the remaining generally secured by real estate properties. The continued significant concentration of the loan portfolio in commercial loans and the overall rapid growth of this portion of our lending business is consistent with our strategy of focusing a substantial amount of our efforts on "business" banking. Corporate and business lending continues to be an area of expertise for our senior management team and our commercial lenders. Of each of the loan categories that we originate, commercial loans are most efficiently originated and managed, thus limiting overhead costs by necessitating the attention of fewer full-time employees. Our commercial lending business also affords us the greatest opportunity to generate the greatest amount of local deposits and serve as a significant source of core demand deposits.

Table 6 identifies the maturities of commercial loans as of December 31, 2003 and addresses the sensitivity of these loans to changes in interest rates.

TABLE 6
LOAN PORTFOLIO MATURITY
(in thousands)
                           FIXED    VARIABLE
                          INTEREST  INTEREST
                           RATES     RATES     TOTAL
                          --------  --------  -------
COMMERCIAL:
Within 1 year               19,810    67,578   87,388
1 to 5 years                24,788    36,199   60,988
After 5 years                    -       599      599
                          ---------------------------

                            44,598   104,376  148,975
                          ===========================

COMMERCIAL REAL ESTATE:
Within 1 year                5,661    24,044   29,705
1 to 5 years                17,161    11,455   28,616
After 5 years                    -       881      881
                          ---------------------------

                            22,822    36,380   59,201
                          ===========================


Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Cash collections on impaired loans are credited to the loan receivable balance and no interest income is recognized on those loans until the principal balance is current. It is our policy to classify loans as non-accrual generally when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed for 90 day past due loans when such loans are well secured and in process of collection. Generally, payments received on non-accrual loans are applied directly to principal.

TABLE 7- NON-PERFORMING IMPAIRED ASSETS
(Dollars in thousands)
                                                       2003     2002   2001   2000
-----------------------------------------------------------------------------------

Impaired loans                                        $4,241   1,893      -      -
Loans 90 days or more past due and still accruing          -       -      -      -
                                                      -----------------------------

Total non-performing impaired loans                    4,241   1,893      -      -
All other real estate owned                                -       -      -      -
All other repossessed assets                               -       -      -      -
                                                      -----------------------------

Total non-performing impaired assets                  $4,241   1,893      -      -
                                                      =============================

Allowance provided for impaired loans                 $1,680     300      -      -

Average investment in impaired loans                  $7,596   1,960      -      -

AS A PERCENT OF TOTAL LOANS AT YEAR END:
Impaired loans                                          1.62%   0.90%  0.00%  0.00%
Loans 90 days or more past due and still accruing       0.00%   0.00%  0.00%  0.00%
Total non-performing impaired assets                    1.62%   0.90%  0.00%  0.00%

NONACCRUAL LOANS:
Outstanding balance                                   $2,417   2,263      -      -
Interest income, if recognized on contractual terms   $  187      47      -      -
Interest income recognized and collected              $    -       -      -      -


Four loan relationships totaling $4.19 million account for most of the impaired loans. Management is actively pursing remedies to eliminate and/or otherwise minimize any additional negative financial impact that might occur from these and any other nonaccrual loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.

To the best of management's knowledge, there are no significant potential problem loans that have not been disclosed in the table above. The negative trend noted in nonperforming impaired loans is primarily related to four loans and is not considered a systemic problem in the loan portfolio.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

Nicolet has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential credit problems. Additions to the allowance for loan losses are made to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio.

Approximately 80% of our loan portfolio at December 31, 2003 consisted of commercial loans, compared to 83% at December 31, 2002. Using standard industry codes, we periodically analyze our loan position with respect to our borrowers' industries to determine if a concentration of credit risk exists to any one or more industries. We do have a meaningful credit exposure of loans outstanding, plus unfunded lines of credit, to operators of nonresidential buildings at December 31, 2003 and 2002. Credit exposure to operators of nonresidential buildings approximated $38.5 million at December 31, 2003 and $39.7 million at December 31, 2002. The $38.5 million concentration at December 31, 2003 included approximately 75 relationships whose owners are well-known to Nicolet and its management team. We evaluate our exposure level to these industry groups periodically in order to determine if additional allowance allocations are warranted. At December 31, 2003 and December 31, 2002, we determined that we did not have any excessive exposure to any single industry which would warrant additional allowance allocations.

As of December 31, 2003, the allowance for loan losses was $3.1 million, or 1.19% of outstanding portfolio loans, as compared to $2.7 million or 1.25% of outstanding portfolio loans as of December 31, 2002. Management attempts to maintain an allowance that is deemed adequate based on the evaluation of specific credits along with the overall condition of the portfolio.

Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans in the portfolio. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and reviews of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades five, six and seven which represent criticized or classified loans (loans with greater risk of loss potential) are assigned allocations of loss based on published regulatory guidelines. These loans are inadequately protected by the current net worth or paying capacity of the borrower or the collateral pledged. Loans classified in this manner have well-defined weaknesses that jeopardize liquidation of the debt. Loans graded one through four are stratified by type and allocated loss ranges based on management's perceived inherent loss for the strata. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses.

While it is Nicolet's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise. After review of all relevant matters affecting loan collectibility, management believes that the allowance for loan losses is appropriate given their analysis of incurred loan losses.

Nicolet utilizes an internal loan review function to place loans into various loan grading categories which assists in developing lists of potential problem loans. These loans are constantly monitored by the loan review function to ensure early identification of deterioration. Our credit policies establish guidelines to manage credit risk and asset quality. These guidelines include loan review and early identification of problem loans to provide effective loan portfolio administration. The credit policies and procedures are meant to minimize the risk and uncertainties inherent in lending. In following these policies and procedures, we must rely on estimates, appraisals and evaluations of loans and the possibility that changes in these could occur quickly because of changing economic conditions. Identified problem loans, which exhibit characteristics (financial or otherwise) that could cause the loans to become nonperforming or require restructuring in the future, are included on the internal "Watch List." Senior management reviews this list regularly, and the resulting information is reviewed with the Board monthly.

An analysis of the overall credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by the Bank's credit administration personnel and presented to the Bank's Loan Committee and Board of Directors on a regular basis. The allowance is the total of specific reserves allocated to significant individual credits plus a general reserve. After individual loans with specific allocations have been deducted, the general reserve is calculated by applying general reserve percentages to risk grades within the portfolio.
The general reserve percentages are determined by management based on its evaluation of losses inherent in the various risk grades of loans. The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance.

The provision for loan losses was $2.3 million, $1.3 million and $1.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. For the year ended December 31, 2003, Nicolet experienced approximately $1.96 million of charge-offs, net of recoveries of $78,000.

The following table presents a summary of changes in the allowance for loan losses for each of the past four years:

TABLE 8
ALLOWANCE FOR LOAN LOSSES
(in thousands)
                                                      DECEMBER 31,
                                           ----------------------------------
                                             2003     2002      2001    2000
                                           ----------------------------------
Balance at beginning of year               $ 2,653   $1,600   $    400  $   -
Charge-offs:
  Commercial, financial and agricultural     1,796       37          -      -
  Commercial real estate                         -      175          -      -
  Real estate                                    -        -          -      -
  Consumer                                     161       43          -      -
                                           ----------------------------------

                                             1,957      255          -      -
                                           ----------------------------------
Recoveries:
  Commercial, financial and agricultural        51        -          -      -
  Commercial real estate                         -        -          -      -
  Real estate                                    -        -          -      -
  Consumer                                      27        -          -      -
                                           ----------------------------------

                                                78        -          -      -
                                           ----------------------------------

Net charge-offs                             (1,878)    (255)         -      -
                                           ----------------------------------

Additions charged to operations              2,335    1,308      1,200    400
                                           ----------------------------------

Balance at end of year                     $ 3,110   $2,653   $  1,600  $ 400
                                           ========  =======  ========  =====

Ratio of net charge-offs during the           0.75%    0.15%         0      0
period to average loans outstanding
during the period

Management charged off loans totaling $1.9 million and $255,000, net of recoveries, as uncollectible during 2003 and 2002, respectively. The large increase in the 2003 amount was the result of four large commercial loan relationships that totaled $1.7 million, or 86% of the total amount charged off, as well as continued softening in the economy and isolated instances of specific business problems.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The following table shows the allocation of the allowance for loan losses as of December 31, 2003 to the extent specific allocations have been determined relative to particular loans.

TABLE 9
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(in thousands)
                                                      % OF EACH
                                                       CATEGORY
                                          ALLOWANCE    TO TOTAL
                                            AMOUNT      LOANS
                                          ----------------------
Commercial, financial and agricultural    $    1,582      56.91%
Commercial real estate                           638      22.62%
Real estate                                      472      17.15%
Consumer                                          83       3.32%
                                          ----------

                                               2,775
Unallocated                               $      335
                                          ----------------------

                                          $    3,110     100.00%
                                          ======================

The above allocations are not intended to imply limitations on usage of the allowance. The entire allowance is available for any loan losses without regard to loan type. The allocated portion of the allowance amounted to $2.8 million at December 31, 2003. Of this total, 61.5% related to specific allocations and 39.5% related to formula allocations. Prior to 2003, Nicolet had chosen not to specifically identify and allocate portions of the allowance based on the lack of seasoning of its loan portfolio.

LOANS  AVAILABLE  FOR  SALE

In order to minimize Nicolet's exposure on available for sale loans, Nicolet pre-sells all of its available for sale mortgage loans to investors prior to funding. At December 31, 2003, Nicolet had total loans available for sale of $1.8 million compared to $2.8 million at December 31, 2002. All loans classified as available for sale are recorded at the lower of cost or market.

BANK  OWNED  LIFE  INSURANCE

Bank owned life insurance ("BOLI") policies increased from $3.8 million at December 31, 2002 to $7.1 million on December 31, 2003, an increase of $3.3 million. Approximately $3.0 million of the increase is due to the purchase of bank owned life insurance policies for selected officers during 2003, with the remainder of the increase associated with the increased value in cash surrender value of the policies during the year. These single premium whole life insurance policies have a positive impact on noninterest income due to the income recognition relating to the increase in cash surrender value

DEPOSITS

Core deposits, which exclude time deposits of $100,000 or more and brokered deposits, provide a relatively stable funding source for Nicolet's loan portfolio and other earning assets. Nicolet's core deposits as of December 31, 2003 were $115 million, an increase over the $60 million as of December 31, 2002.

The maturity distribution of Nicolet's time deposits of $100,000 or more as of December 31, 2003 is as follows (in thousands):

TABLE 10
TIME DEPOSITS $100,000 AND GREATER
(in thousands)

Three months or less                 $  26,528
Over three through twelve months        71,305
Over twelve months                      76,336
                                      --------

    Total                            $ 174,169
                                      ========

During 2003 certificates of deposit obtained from customers located outside of our market area increased by $23 million, and represented 50.6% of average total liabilities during 2003. At December 31, 2003, out-of-area deposits totaled $146.8 million. Out-of-area deposits consist primarily of certificates of deposit placed by deposit brokers for a fee, but also include certificates of deposit obtained from the deposit owners directly. The owners of the out-of-area deposits include individuals, businesses and governmental units located throughout the country. Out-of-area deposits are utilized to support our asset growth, and are generally a lower cost source of funds when compared to the interest rates that would have to be offered in the local market to generate a sufficient level of funds. During most of 2003, rates paid on new out-of-area deposits were slightly below rates paid on new certificates of deposit issued to local customers. In addition, the overhead costs associated with the out-of-area deposits are considerably less than the overhead costs that would be incurred to administer a similar level of local deposits. Although local deposits have and are expected to increase as new business, consumer and governmental deposit relationships are established and as existing customers increase the balances in their deposit accounts, our relatively high reliance on out-of-area deposits will likely remain.

Securities sold under agreements to repurchase ("repurchase agreements") increased $3.8 million and equaled 2.4% of average total liabilities during 2003. As part of our sweep account program, collected funds from certain business noninterest-bearing checking accounts are invested in overnight interest-bearing repurchase agreements. Although not considered a deposit account and therefore not afforded federal deposit insurance, the repurchase agreements have characteristics very similar to those of interest-bearing checking deposit accounts.

Information  concerning  securities  sold  under  agreements  to  repurchase  is
--------------------------------------------------------------------------------
summarized  as  follows:
------------------------

                                                        2003          2002
                                                    --------------------------
                                                     (Amounts in   thousands)

Average daily balance during year                   $      6,353   $    6,391
Average daily interest rate                                 0.93%        1.38%

Maximum month-end balance during the year           $     14,591   $   12,178
Weighted average rate as of Dec 31                          0.76%        1.01%

Fair value of securities underlying the agreements
  at year end                                       $     12,207   $    8,118

LIQUIDITY

Nicolet must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, Nicolet keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these to meet liquidity needs. It is the policy of Nicolet to monitor its liquidity to meet regulatory requirements and their local funding requirements. Management believes the current level of liquidity is adequate to meet its needs.

Primary sources of liquidity are a stable base of deposits, Nicolet's ability to raise deposits through its network of deposit brokers, our borrowing ability through the Federal Home Loan Bank, scheduled repayments on loans, and interest and maturities of investments. All securities have been classified as available-for-sale. If necessary, Nicolet has the ability to sell a portion of its investment securities to manage its interest sensitivity gap or liquidity. Nicolet also may utilize its cash and due from banks and federal funds sold to meet liquidity needs.

At December 31, 2003, Nicolet had arrangements with a correspondent and commercial banks for short term unsecured advances up to $20.5 million. As of December 31, 2003, Nicolet had no outstanding balances under these arrangements.

At December 31, 2003, brokered certificates of deposit approximated $146.8 million. We issue these brokered certificates through several different brokerage houses based on competitive bid. Typically, these funds are for varying maturities from six months to three years and are issued at rates which are competitive to rates we would be required to pay to attract similar deposits from the local market as well as rates for Federal Home Loan Bank advances of similar maturities. We consider these deposits to be a ready source of liquidity under current market conditions.

Nicolet's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash and cash equivalents increased $26 million for a total of $33 million at December 31, 2003, compared with a decrease of $11.5 million for December 31, 2002. The increase is primarily attributable to the acquisition of the Menominee, Michigan branch that generated $10.8 million in cash, along with overall balance sheet growth. Cash provided by operations totaled $3.9 million in 2003, representing an increase of $2.2 million compared to 2002, as a result primarily of increased earnings as well as increases in other operating activities such as the allowance for loan losses that doesn't require a current outlay of cash. Net cash provided by financing activities in 2003 totaled $74.6 million, which was primarily made up of $70.8 million of increased deposits. Outflows from investing activities totaled $52.5 million, most of which was net loan increases and purchases of investment securities available for sale during 2003 of $51.1 million and $16.2 million, respectively.

CAPITAL  ADEQUACY

Nicolet is subject to various regulatory capital requirements administered by the federal banking agencies. As of December 31, 2003, Nicolet maintained capital ratios in the "well capitalized" classification. Additionally, based on Nicolet's most recent notification from the regulators, Nicolet was deemed to be well capitalized. For additional information, see footnote 11 of Nicolet's audited consolidated financial statements.

The following tables present Nicolet Bankshares, Inc. and Nicolet National Bank's regulatory capital position at December 31, 2003 and 2002.

TABLE  11
CAPITAL  RATIOS
                                                     2003                          2002                   2001
                                         ----------------------------  ----------------------------  -------------
                                         CONSOLIDATED       BANK       CONSOLIDATED       BANK         BANK ONLY
                                         -------------  -------------  -------------  -------------  -------------
Tier 1 Capital                                  11.60%         11.20%         14.10%         12.30%         12.60%
Tier 1 Capital minimum requirement               4.00%          4.00%          4.00%          4.00%          4.00%
                                         -------------  -------------  -------------  -------------  -------------

Excess                                           7.60%          7.20%         10.10%          8.30%          8.60%
                                         =============  =============  =============  =============  =============

Total Capital                                   12.70%         12.30%         15.10%         13.50%         13.80%
Total Capital minimum requirement                8.00%          8.00%          8.00%          8.00%          8.00%
                                         -------------  -------------  -------------  -------------  -------------

Excess                                           4.70%          4.30%          7.10%          5.50%          5.80%
                                         =============  =============  =============  =============  =============

Tier 1 Capital to adjusted total assets
("Leverage Ratio")                               9.90%          9.50%         14.90%         13.20%         10.70%
Minimum leverage requirement                     4.00%          4.00%          4.00%          4.00%          4.00%
                                         -------------  -------------  -------------  -------------  -------------

                                                 5.90%          5.50%         10.90%          9.20%          6.70%
                                         =============  =============  =============  =============  =============

We are contemplating a joint venture with a real estate development and investment firm in connection with the selection and development of a site for a new headquarters facility. Although the terms of this arrangement have not yet been negotiated, we anticipate that the joint venture would involve a 50% ownership and an investment of approximately $500,000 on standard commercial terms, reached through arms-length negotiation. We anticipate that the project will be complete in the second quarter of 2005.

RETURN  ON  ASSETS  AND  STOCKHOLDERS'  EQUITY
The following table shows return on assets (net income divided by average total assets), return on equity (net income divided by average stockholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and stockholders' equity to asset ratio (average stockholders' equity divided by average total assets) for the years ended December 31, 2003, 2002 and 2001.

TABLE 12 - EQUITY RATIOS
                                  YEARS ENDED DECEMBER 31,
                                     2003     2002   2001
----------------------------------------------------------
Return on average assets              0.33%  0.03%   0.06%
Return on average equity              3.33%  0.29%   0.41%
Dividend payout ratio                 0.00%  0.00%   0.00%
Average equity to average assets     10.01%  9.60%  14.50%

RATE  SENSITIVITY

Asset/liability management is the process by which Nicolet monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates.

In the normal course of business, we are exposed to market risk arising from fluctuations in interest rates. Nicolet manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee
("ALCO") of the Bank. ALCO measures and evaluates the interest rate risk so that we can meet customer demands for various types of loans and deposits. ALCO determines the most appropriate amounts of on-balance sheet and off-balance sheet items. Measurements which we use to help us manage interest rate sensitivity include an earnings simulation model and gap analysis computations. These measurements are used in conjunction with competitive pricing analysis.

     Earnings simulation model. We believe that interest rate risk is best measured by our earnings simulation modeling. Forecasted levels of earning assets, interest-bearing liabilities, and off-balance sheet financial instruments are combined with ALCO forecasts of interest rates for the next 12 months and are combined with other factors in order to produce various earnings simulations. To limit interest rate risk, we have guidelines for our earnings at risk which seek to limit the variance of net income to less than 10 percent for a 200 basis point change up or down in rates from management's most likely interest rate forecast over the next twelve months.

     Gap analysis. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed; for example, within three months or one year. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

Each of the above analyses may not, on its own, be an accurate indicator of how our net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the maturity of certain instruments. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates. ALCO reviews each of the above interest rate sensitivity analysis along with several different interest rate scenarios as part of its responsibility to provide a satisfactory, consistent level of profitability within the framework of established liquidity, loan, investment, borrowing, and capital policies.

INTEREST  RATE  SENSITIVITY  ANALYSIS

The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position as of December 31, 2003 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of Nicolet's rate sensitivity position at other points in time.

TABLE 13
INTEREST RATE GAP SENSITIVITY
(in thousands)


                                                                         AT DEC EMBER 31, 2003
                                                                        MATURING OR REPRICING IN
                                                  ---------------------------------------------------------------------
                                                                  THREE        FOUR
                                                                MONTHS OR    MONTHS TO     1 TO 5     OVER 5
                                                   IMMEDIATE      LESS       12 MONTHS     YEARS      YEARS     TOTAL
                                                  ---------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Interest-bearing deposits with
    other banks                                   $      223   $        -            -           -         -   $    223
  Federal funds sold                                  14,663                         -           -         -     14,663
  Investment securities                                    -            -        4,000      15,100    10,370     29,470
  Loans held for sale                                  1,824            -            -           -         -      1,824
  Loans                                              175,033       15,948       34,799      35,989         -    261,769
  Other investments                                        -            -            -           -     1,372      1,372
                                                  ---------------------------------------------------------------------

    Total interest-earning assets                    191,743       15,948       38,799      51,089    11,742    309,321
                                                  ---------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
  Demand and savings deposits                         51,973            -            -           -         -     51,973
  Time deposits                                            -       30,446       80,912      84,084       115    195,557
  Federal funds purchased and retail repurchase       14,591            -            -           -         -     14,591
agreements
                                                  ---------------------------------------------------------------------

    Total interest-bearing liabilities                66,564       30,446       80,912      84,084       115    262,121
                                                  ---------------------------------------------------------------------

Interest sensitive difference per period             125,179      (14,498)     (42,113)    (32,995)   11,627     47,200
                                                  ---------------------------------------------------------------------

Cumulative interest sensitivity difference        $  125,179   $  110,681   $   68,568   $  35,573   $47,200
                                                  ===========================================================

Cumulative difference to total assets                  37.10%       32.80%       20.32%      10.54%    13.99%
                                                  ===========================================================


As indicated in the table above, during the first year approximately 68% of the interest bearing liabilities will reprice within one year while 80% of the interest earning assets will reprice within the same period. The table also highlights that Nicolet is asset sensitive in the first 12 months (as indicated by a positive gap) and cumulatively asset sensitive for the remainder of the periods (as indicated by a positive gap). This means that during a period of rising interest rates, Nicolet's net interest income would tend to increase. Nicolet relies on brokered deposits as a core funding source. Rates paid on such accounts are viewed by management as significantly less expensive over time than market-based rates such as those paid on non-core deposits.

Nicolet's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Varying interest rate environments can create unexpected changes in the prepayment of assets and liabilities that are not reflected in the interest rate sensitivity analysis. These prepayments may have a significant impact on the net interest margin of Nicolet.

INTEREST  RATE  MANAGEMENT

The objective of Nicolet's interest rate risk management strategies is to identify and manage the sensitivity of net interest income to changing interest rates, in order to achieve the overall financial goals.

Nicolet manages its exposure to fluctuations in interest rates through policies established by ALCO. ALCO meets monthly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of Nicolet.


OFF-BALANCE  SHEET  COMMITMENTS

Nicolet also uses derivative financial instruments to improve the balance between interest-sensitive assets and interest-sensitive liabilities and as one tool to manage our interest rate sensitivity while continuing to meet the credit and deposit needs of our customers. In order to assist in achieving the desired level of interest rate sensitivity, the Bank entered into off-balance sheet contracts during 2003 that are considered derivative financial instruments. The contract consists of an interest rate swap agreement under which the Bank pays a variable rate and receives a fixed rate. At December 31, 2003, the interest rate swap contract outstanding was accounted for as a cash flow hedge. Under the agreement, the Bank receives 5.06% and pays 4.25% (based on the prime rate at December 31, 2003) on a notional amount of $15 million. The swap agreement matures in November 2005. Management believes that the risk associated with using this type of derivative financial instrument to mitigate interest rate risk should not have any material unintended impact on Nicolet's financial condition or results of operations.

For other off-balance sheet commitments, see Note 9 to the Consolidated Financial Statements.

IMPACT  OF  INFLATION  AND  CHANGING  PRICES

The effect of relative purchasing power over time due to inflation has not been taken into effect in the financial statements of Nicolet. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Since most of the assets and liabilities of a financial institution are monetary in nature, the effect of changes in interest rates will have a more significant impact on Nicolet's performance than will the effect of changing prices and inflation in general. Interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

                                                              ---------------
                                                                Preliminary
                                                                   Copy
                                                              ---------------
                                      PROXY
                            NICOLET BANKSHARES, INC.
                        SPECIAL MEETING OF SHAREHOLDERS

     The  undersigned  hereby constitutes and appoints Robert B. Atwell, Michael
E. Daniels and Jacqui A. Engebos, or any of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Nicolet Bankshares, Inc. ("Nicolet"), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at Nicolet
National  Bank, 110 South Washington Street, Green Bay, Wisconsin on           ,
                                                                     ----------
2005  at            , local time, and at any adjournment or postponement thereof
          ----------
(the  "Special  Meeting") upon the proposal described in the Proxy Statement and
the  Notice  of  Special  Meeting of Shareholders, dated             , 2005, the
                                                         ------------
receipt  of  which  is  acknowledged  in  the  manner  specified  below.

     1. To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Nicolet Interim Corporation with and into Nicolet, with Nicolet surviving the merger and the holders of 1,500 or fewer shares of Nicolet common stock receiving $18.25 in cash in exchange for each of their shares of such stock.
          FOR  [  ]       AGAINST       [  ]       ABSTAIN  [  ]

     2. In the discretion of the proxies on such other matters that are unknown to us as of a reasonable time prior to this solicitation and that properly come before the Special Meeting or any adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL ABOVE AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO US AS OF A REASONABLE TIME PRIOR TO THIS SOLICITATION AND THAT PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF.

     Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     DATED:          ,  2005
           ----------
                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature  if  held  jointly

         THIS PROXY IS SOLICITED BY NICOLET'S BOARD OF DIRECTORS AND MAY
                        BE REVOKED PRIOR TO ITS EXERCISE.

    Optional:  I       do            do not plan to attend the Special Meeting.
                 -----       -----